UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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The Rouse Company

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THE ROUSE COMPANY

10275 LITTLE PATUXENT PARKWAY

COLUMBIA, MARYLAND 21044-3456

October 8, 2004

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of The Rouse Company, which will be held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 on Tuesday, November 9, 2004 at 10:30 a.m. local time.

At the meeting, you will be asked to consider and vote on a proposal to approve the merger of a subsidiary of General Growth Properties, Inc. with and into Rouse, as contemplated by the Agreement and Plan of Merger, dated as of August 19, 2004, by and among Rouse, General Growth Properties, Inc. and Red Acquisition, LLC. If our stockholders approve the merger and the merger is subsequently completed, Rouse will become a subsidiary of General Growth and you will receive $67.50 in cash (less the amount of the dividend adjustment, as described in the proxy statement) for each share of Rouse common stock that you own.

After careful consideration, our board of directors has determined that the merger is advisable and fair to, and in the best interests of, Rouse and its stockholders and recommends that you vote FOR approval of the merger.

The accompanying document provides a detailed description of the proposed merger and the merger agreement. We urge you to read the enclosed materials carefully. If you have any questions or need assistance, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (collect). In addition, you may obtain information about us from the documents that we have filed with the Securities and Exchange Commission.

Your vote is very important. Because approval of the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Rouse common stock entitled to vote on the merger, a failure to vote will have the same effect as a vote against the merger.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the postage prepaid envelope provided as soon as possible. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and your continued support.

Sincerely,

Anthony W. Deering Chairman, President and Chief Executive Officer

This proxy statement is dated October 8, 2004 and is first being mailed to stockholders on or about October 9, 2004.

THE ROUSE COMPANY

10275 LITTLE PATUXENT PARKWAY

COLUMBIA, MARYLAND 21044-3456

NOTICE OF SPECIAL MEETING OF ROUSE STOCKHOLDERS

To Be Held on November 9, 2004

To the stockholders of THE ROUSE COMPANY:

Notice is hereby given that a special meeting of stockholders of The Rouse Company will be held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 on Tuesday, November 9, 2004, at 10:30 a.m. local time for the following purposes:

•	to consider and vote upon a proposal to approve the merger of a subsidiary of General Growth Properties, Inc. with and into Rouse, as contemplated by the Agreement and Plan of Merger, dated as of August 19, 2004, by and among General Growth Properties, Inc., Rouse and Red Acquisition, LLC;

•	to consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the merger; and

•	to consider such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of record of Rouse’s common stock as of the close of business on October 8, 2004 will be entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Rouse’s common stock entitled to vote on the merger is required to approve the merger.

Rouse’s board of directors recommends that stockholders vote FOR the approval of the merger.

By Order of the Board of Directors

Gordon H. Glenn
Secretary

Columbia, Maryland

October 8, 2004

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the postage prepaid envelope provided. Giving your proxy will not affect your right to vote in person if you attend the meeting.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

In this proxy statement, the terms “we”, “us”, “our”, “our Company” and “Rouse” refer to The Rouse Company. The term “GGP” refers to General Growth Properties, Inc. The term “Merger Sub” refers to Red Acquisition, LLC.

Q:	What is the purpose of the special meeting?

A:	We are seeking your approval of the merger of a subsidiary of General Growth Properties, Inc. with and into Rouse.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $67.50 in cash (less the amount of the dividend adjustment described below), without interest, for each share of Rouse common stock that you own. We refer to the amount of consideration to be received by stockholders pursuant to the merger as the “merger consideration”.

Q:	What is the dividend adjustment?

A:	The merger consideration will be reduced by reason of any extraordinary dividend that we pay on or prior to the effective time of the merger. We refer in this proxy statement to the amount of this reduction as the “dividend adjustment”.

Q:	What will be the amount of the dividend adjustment?

A:	Under the terms of the merger agreement, if the amount of the extraordinary dividend does not exceed $2.42 per share, the extraordinary dividend will reduce the merger consideration of $67.50 on a dollar-for-dollar basis. If the amount of the extraordinary dividend exceeds $2.42 per share, the extraordinary dividend will reduce the merger consideration of $67.50 on a dollar-for-dollar basis up to $2.42 per share, and any amount in excess of $2.42 per share will reduce the merger consideration by 110% of this excess.

As an example, if the extraordinary dividend is $2.30 per share, the dividend adjustment will be $2.30 per share and, assuming you hold shares of Rouse common stock through the business day prior to the effective time of the merger, you will receive merger consideration of $65.20 per share, plus the extraordinary dividend of $2.30 per share, or a total of $67.50. If, however, the extraordinary dividend is $3.40 per share, the dividend adjustment will be approximately $3.50 ($2.42 per share plus 110% of $0.98, or approximately $1.08 per share) and, assuming you hold shares of Rouse common stock through the business day prior to the effective time of the merger, you will receive merger consideration of approximately $64.00 per share, plus the extraordinary dividend of $3.40 per share, or a total of approximately $67.40. If the extraordinary dividend is $5.42 per share, the dividend adjustment will be $5.72 ($2.42 per share plus 110% of $3.00, or $3.30 per share) and, assuming you hold shares of Rouse common stock through the business day prior to the effective time of the merger, you will receive merger consideration of $61.78 per share, plus the extraordinary dividend of $5.42 per share, or a total of $67.20.

We currently estimate the amount of the extraordinary dividend will be approximately $2.30 to $3.40 per share. This estimated range is based upon certain factual and legal conclusions and judgments. However, there can be no assurance that the IRS will agree with these conclusions and judgments, in which case the extraordinary dividend could be significantly larger than our current estimate. We will make an announcement once we have finally determined the amount of the extraordinary dividend.

Q:	Why is it necessary to pay the extraordinary dividend?

A:	The extraordinary dividend is intended to enable us to satisfy certain tax law requirements applicable to real estate investment trusts, or REITs. We have requested the consent of the IRS to treat the extraordinary dividend as satisfying these requirements.

Q:	Who will receive the extraordinary dividend?

A:	We currently anticipate that the extraordinary dividend would be paid to record holders of Rouse common stock prior to the effective time of the merger. Therefore, if you hold shares of Rouse common stock through the effective time of the merger, you will receive the extraordinary dividend.

Q:	Will I also continue to receive my regular quarterly dividends?

A:	Yes. If you continue to hold shares of Rouse common stock through the applicable record date, you will receive a regular quarterly dividend of up to $0.47 for each additional full calendar quarter ending prior to the effective time of the merger, if any.

Q:	Will I be receiving other dividends in addition to the extraordinary dividend and my regular quarterly dividends?

A:	Yes. If you hold shares of Rouse common stock through the business day prior to the effective time of the merger, you will also receive a dividend that we refer to as a closing dividend. This closing dividend will be equal to a proportionate amount of our regular $0.47 per share dividend based on the number of days elapsed since the last record date (currently September 16, 2004) for our regular quarterly dividend. This closing dividend will be paid shortly after completion of the merger.

Q:	Will the regular quarterly dividend or the closing dividend reduce my $67.50 per share merger consideration?

A:	No. Only the extraordinary dividend will reduce the amount of the $67.50 per share merger consideration.

Q:	When and where is the special meeting?

A:	The special meeting will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, on November 9, 2004 at 10:30 a.m. local time.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record as of the close of business on October 8, 2004 are entitled to receive notice of the special meeting and to vote the shares of Rouse common stock that they held on that date at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	What vote of our stockholders is required to approve the merger?

A:	Approval of the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Rouse common stock entitled to vote on the merger.

Q:	How does Rouse’s board of directors recommend that I vote?

A:	Our board of directors unanimously recommends (with one director abstaining) that our stockholders vote FOR the proposal to approve the merger. Our board of directors believes that the merger is advisable and fair to, and in the best interests of, our Company and our stockholders.

Q:	What other matters am I being asked to vote on?

A:	In addition to the approval of the merger, we are seeking your approval of a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the merger and any other matters that may properly come before the special meeting.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement, including its annexes, please authorize your shares of Rouse common stock to be voted by returning your completed, dated and signed proxy card in the postage prepaid envelope provided as soon as possible. Do NOT enclose or return your stock certificate(s) with your proxy card.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of Rouse’s stockholders and vote your shares in person rather than by signing and returning your proxy card. If you wish to vote in person and your shares are held by a broker or other nominee, you need to obtain a proxy from the broker authorizing you to vote your shares held in the broker’s name.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but your broker will only be permitted to vote your shares of Rouse common stock if you instruct your broker how to vote. You should follow the procedures provided to you by your broker regarding how to instruct your broker to vote your shares.

Q:	What happens if I do not vote?

A:	Because the required vote of our stockholders is based upon the number of outstanding shares of Rouse common stock entitled to vote rather than upon the number of shares actually voted, the failure to return your proxy card or to vote in person at the special meeting will have the same effect as a vote AGAINST the merger. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR approval of the merger and FOR approval of any proposal to adjourn the special meeting to solicit additional proxies in favor of the merger.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Secretary of Rouse in writing or by submitting a new proxy, in each case dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply; instead, you must follow the instructions received from your broker to change your vote.

Q:	If I hold shares of Rouse common stock in my account under the Rouse Company Retirement Savings Plan, how do I vote these shares?

A:	Each stockholder who holds shares of Rouse common stock in an account under the Rouse Company Retirement Savings Plan will receive one proxy card for all shares owned in that account. You may instruct the plan trustee to vote your shares of Rouse common stock held in a Rouse Company Retirement Savings Plan account by completing the proxy card (which will operate as voting instructions for the plan trustee).

Q:	What happens if I do not instruct the plan trustee on how to vote shares of Rouse common stock in my account under the Rouse Company Retirement Savings Plan?

A:	If you do not instruct the plan trustee on how to vote your shares, the plan trustee will vote your shares in the trustee’s discretion.

Q:	What happens if I sell my shares of Rouse common stock before the special meeting?

A:	The record date for the special meeting is October 8, 2004, which is earlier than the date of the special meeting. If you held your shares of Rouse common stock on the record date for the special meeting, you will retain your right to vote at the special meeting. If you transfer your shares of Rouse common stock after the record date for the special meeting but prior to the date on which the merger is completed, you will lose the right to receive the merger consideration for shares of Rouse common stock and any dividends that have a record date after the date on which you transfer your shares. The right to receive the merger consideration will pass to the person who owns your shares of Rouse common stock when the merger is completed.

Q:	Will I owe taxes as a result of the receipt of the merger consideration?

A:	Generally, yes. Your receipt of the merger consideration for each share of Rouse common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss as a result of the merger equal to the difference, if any, between the merger consideration that you receive for each of your shares of Rouse common stock and the adjusted tax basis of your shares of Rouse common stock. See “Certain Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. You should consult your tax advisor about the specific tax consequences to you of the merger.

Q:	Will I owe taxes as a result of receipt of the extraordinary dividend?

A:	Generally, yes. Because recently enacted statutory provisions include language that is subject to varying interpretations, there is a risk that no portion of the extraordinary dividend would be treated as qualified dividend income. Subject to the prior sentence, a portion of the extraordinary dividend paid to non-corporate holders of Rouse common stock may constitute “qualified dividend income” taxable at a reduced 15% rate provided certain holding period and other requirements are satisfied. A stockholder who recently purchased shares of Rouse common stock may not satisfy the holding period requirement. The portion not qualifying for the reduced rate, and any extraordinary dividend paid to corporate holders of Rouse common stock, generally will be taxable at ordinary income tax rates. Corporate holders of Rouse common stock will not be entitled to the dividends received deduction with respect to their receipt of the extraordinary dividend. See “Certain Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of receipt of the extraordinary dividend. You should consult your tax advisor about the specific tax consequences to you of receipt of the extraordinary dividend.

Q:	When is the merger expected to be completed?

A:	We are working on completing the merger as quickly as possible. We currently expect to complete the merger in the fourth quarter of 2004 as soon as possible after the special meeting and after all the conditions to the merger are satisfied or waived. In order to complete the merger, we must obtain stockholder approval and satisfy the other closing conditions under the merger agreement. See “The Merger Agreement— Conditions to the Merger”. If the merger occurs, we will promptly make a public announcement of this fact.

Q:	What will happen to my shares after completion of the merger?

A:	Following the completion of the merger, your shares of Rouse common stock will be cancelled and will represent only the right to receive your portion of the merger consideration and any declared but unpaid dividends that you may be owed. In addition, trading in shares of Rouse common stock on the New York Stock Exchange will cease and price quotations for shares of Rouse common stock will no longer be available.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions informing you how to send in your stock certificates in order to receive the merger consideration. You will receive your cash payment as soon as practicable after receipt of your Rouse stock certificates, together with the completed documents required in the instructions. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:	What should I do if I have questions?

A:	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact our proxy solicitation agent, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or (212) 929-5500 (collect). If your broker holds your shares, you can also call your broker for additional information.

SUMMARY TERM SHEET

This summary, together with the preceding question and answer section, highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the documents to which we refer in this proxy statement.

Matters to be Considered (page 16)

You will be asked to approve the merger pursuant to the merger agreement, a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the merger and any other matters that may properly come before the special meeting.

Consideration to be Received in the Merger (page 50)

Upon completion of the merger, you will receive $67.50 in cash (less the amount of the dividend adjustment), without interest, for each share of Rouse common stock that you own.

Dividend Adjustment (page 50)

Under the terms of the merger agreement, if the amount of the extraordinary dividend does not exceed $2.42 per share, the extraordinary dividend will reduce the merger consideration of $67.50 on a dollar-for-dollar basis. If the amount of the extraordinary dividend exceeds $2.42 per share, the extraordinary dividend will reduce the merger consideration of $67.50 on a dollar-for-dollar basis up to $2.42 per share, and any amount in excess of $2.42 per share will reduce the merger consideration by 110% of this excess. We currently estimate the amount of this extraordinary dividend will be approximately $2.30 to $3.40 per share. This estimated range is based upon certain factual and legal conclusions and judgments. However, there can be no assurance that the IRS will agree with these conclusions and judgments, in which case the extraordinary dividend could be significantly larger than our current estimate. See “Certain Material U.S. Federal Income Tax Consequences” and “The Merger Agreement—Dividend Adjustment”.

Dividends (page 59)

If you continue to hold shares of Rouse common stock through the applicable record date, you will receive a regular quarterly dividend of up to $0.47 for each additional full calendar quarter ending prior to the effective time of the merger, if any. If the merger is completed, assuming you hold shares of Rouse common stock through the business day prior to the effective time of the merger, you will also receive an additional closing dividend equal to a proportionate amount of our regular quarterly dividend of $0.47 per share based on the number of days elapsed since the last record date (currently September 16, 2004) for our regular quarterly dividend. We refer to this dividend in this proxy statement as the “closing dividend”. This closing dividend is in addition to the extraordinary dividend and will not reduce your merger consideration. See “The Merger Agreement—Dividends” for a further discussion of the closing dividend.

Our Board’s Recommendation to Our Stockholders Regarding the Merger (page 32)

Our board has approved the merger and the merger agreement, and declared that the merger and the merger agreement are advisable. Our board believes that the merger is advisable and fair to, and in the best interests of, our Company and our stockholders. Our board recommends that Rouse stockholders vote FOR approval of the merger at the special meeting.

Background (page 19)

A description of the process we undertook with respect to seeking a potential buyer of Rouse is included in the “The Merger—Background of the Merger” section. That section also includes a description of our discussions with GGP that led to the determination by our board that the merger was advisable, and the approval of the merger and the merger agreement by our board.

Our Reasons for the Merger (page 28)

Our board carefully considered the terms of the proposed transaction and our strategic alternatives in deciding to declare the merger advisable, authorize the execution of the merger agreement, and recommend that our stockholders vote FOR approval of the merger. Among the factors considered by our board were:

•	our knowledge of, and beliefs about, the economic and competitive environment in which we operate and the impact of this environment on our opportunities as a stand-alone entity. Specifically, we believed that this environment created increased competition for Class A mall properties that, together with the favorable debt financing market, resulted in a substantial increase in the prices for Class A mall properties.

•	our belief, in light of general economic and industry factors, our receipt of an unsolicited indication of interest from one leading company in the retail shopping mall industry and our expectation that other leading companies in the industry would have a serious interest in an acquisition of Rouse, that this was a favorable time to undertake a sale.

•	the strategic importance of an acquisition of Rouse to the leading companies in the industry and our board’s belief, in light of prior discussions with another leading company in the industry, that GGP and another bidder were the companies most likely to consummate a transaction within a price range acceptable to us.

•	the fact that, of the three companies deemed most likely to be capable of consummating a transaction on terms acceptable to us, only GGP had submitted a firm proposal to us.

•	other strategic alternatives available to us, including pursuing growth through strategic corporate acquisitions, additional property acquisitions, a break-up or liquidation of our assets, a spin-off or split-up of certain of our operations, and continuing to operate as an independent public company.

•	our board’s belief that in view of the tax, operational and structural factors discussed under “The Merger—Background of the Merger”, a sale of Rouse as a whole at the price offered by GGP was preferable to remaining an independent company and other structural alternatives.

•	our board’s belief that, in terms of maximizing value for our stockholders, there were risks and uncertainties associated with remaining an independent public company, including pursuing additional substantial acquisitions, due to the competitive factors described under “The Merger—Our Reasons for the Merger”.

Our board also considered the following factors relating to the specific terms of our merger agreement with GGP:

•	the merger consideration of $67.50 per share to be received by our stockholders (before any dividend adjustment) represents a substantial premium to the historic trading prices of Rouse common stock, including a 32.2% premium over the closing price of Rouse common stock on August 18, 2004 (the trading day immediately preceding the date of execution of the merger agreement), a 37.7% premium over the average closing price of Rouse common stock over the 30 days preceding August 18, a 42.4% premium over the average closing price of Rouse common stock over the 90 and 180 days preceding August 18, and a 46.7% premium over the average closing price of Rouse common stock over the one year period preceding August 18, 2004.

•	our board’s belief (after discussion with our financial advisors) that this premium is one of the highest premiums paid in business combinations among publicly traded retail real estate companies in recent years.

•	the merger consideration consists solely of cash, which provides certainty of value to our stockholders.

•	the general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations, as well as the likelihood of the completion of the merger, the proposed transaction structure, the termination provisions of the merger agreement and the board’s evaluation of the likely time period necessary to close the transaction.

•	the fact that, assuming that all other conditions to closing are satisfied, GGP has an obligation to obtain the financing necessary to consummate the merger, except that GGP is permitted to delay closing until the termination date, February 28, 2005, during the pendency of certain extraordinary events.

•	the fact that, if all other conditions to closing are met, but GGP is unable to obtain the necessary financing due to the pendency of one of these extraordinary events, we have the right to terminate the merger agreement on or after February 1, 2005 or to extend the agreement for up to an additional four months beyond the scheduled termination date.

•	our board’s belief (after discussion with our financial and legal advisors and taking into account the terms of the merger agreement) that the requisite financing is likely to be available based on the terms of the financing commitments obtained by GGP.

•	the fact that, subject to the limitations and requirements contained in the merger agreement, our board can furnish information to and conduct negotiations with a third party, and upon the payment to GGP of a termination fee up to $155 million and up to $25 million in expense reimbursement, terminate the merger agreement to accept a superior proposal.

•	our board’s belief (after discussion with our financial and legal advisors) that this termination fee and expense reimbursement should not preclude another party from making a competing proposal.

•	our board’s belief that the merger agreement provides reasonable certainty of consummation because it includes limited conditions to GGP’s obligation to complete the merger, including:

º	GGP has a right to delay drawing down the financing necessary to complete the merger due to certain extraordinary events, but otherwise has an obligation to obtain financing if all other conditions to closing are satisfied;

º	a general obligation to close the merger notwithstanding any breach of our representations and warranties, unless those breaches would, in the aggregate, have a material adverse effect on us taken as a whole; and

º	although GGP has a right not to complete the merger if developments occur that have a material adverse effect on us as a whole, the effects of changes in general financial market and industry conditions and changes in law are excluded in determining whether any material adverse effect has occurred.

•	the fact that GGP expressly assumes and agrees to perform the Contingent Stock Agreement with certain individuals who were formerly owners of The Hughes Corporation, dated as of January 1, 1996, which we refer to as the CSA, as successor to us, and agrees to take all actions necessary after the merger to comply with the CSA, including taking all actions necessary to ensure that the merger will not have a prejudicial effect on the holders of interests under the CSA with respect to their future non-taxable receipt of securities pursuant to the CSA.

•	the requirement that the merger be approved by our stockholders by a vote of at least two-thirds of our outstanding shares.

•	the fact that our stockholders will continue to receive regular quarterly dividends up to the closing of the merger, including a proportionate distribution in respect of any partial dividend period.

•	the written opinions of each of Deutsche Bank Securities Inc., or Deutsche Bank, and Goldman, Sachs & Co., or Goldman Sachs, that, as of August 19, 2004, and based upon and subject to the factors and assumptions set forth in their respective opinions, the merger consideration to be received by our stockholders pursuant to the merger agreement is fair from a financial point of view to our stockholders.

Our board also considered a variety of risks and other potentially negative factors, including the following:

•	two leading publicly traded companies in the retail mall industry asked us to extend the bid process in order to provide them additional time to evaluate our Company and to submit bids (although our board believed that there were significant risks in extending the sale process and that to do so would not be in the best interests of our stockholders).

•	we are precluded from actively soliciting alternative proposals, although, subject to the limitations and restrictions contained in the merger agreement, our board is permitted to furnish information to and conduct negotiations with a third party who submits an alternative proposal and to terminate the merger agreement if we receive a superior proposal.

•	we are obligated to pay to the operating subsidiaries of GGP a termination fee of up to $155 million and up to $25 million in reimbursement of expenses if we terminate the merger agreement under certain circumstances.

•	that these termination fees could discourage a competing proposal to acquire us or reduce the price in an alternative transaction, although, based upon discussions with our financial and legal advisors, our board concluded that these termination fee and expense reimbursement provisions should not preclude another party from making a competing proposal.

•	the fact that the merger consideration will be taxable to our stockholders.

•	the fact that after the closing our stockholders will not participate in future dividends, our future growth or the benefits of synergies resulting from the merger.

•	the possibility that GGP will not be able consummate the merger due to its inability to obtain adequate financing.

•	the possibility that GGP will be unable to obtain adequate financing due to certain extraordinary events that would excuse GGP’s obligation to obtain financing and provide us with no remedy against GGP.

•	the fact that certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of other stockholders. See “The Merger—Interests of Certain Persons in the Merger”.

•	the fact that we may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after signing the merger agreement, potential employee attrition and the potential effect on our business and customer relations.

•	the fact that, pursuant to the merger agreement, we must conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the merger or termination of the merger agreement, which may delay or prevent us from undertaking business opportunities that may arise or preclude actions that would be advisable if we remained an independent company. See “The Merger—Our Reasons for the Merger”.

Opinions of Our Financial Advisors (page 32)

Deutsche Bank Securities Inc.

On August 19, 2004, Deutsche Bank rendered its oral opinion to our board, which was subsequently confirmed in writing, that, as of August 19, 2004, and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration was fair, from a financial point of view, to the holders of Rouse common stock.

The full text of the written opinion of Deutsche Bank, dated August 19, 2004, which sets forth the assumptions made, procedures followed, matters considered and limits of the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. You are encouraged to read the opinion carefully in its entirety. Deutsche Bank provided its opinion for the information and assistance of our board in connection with its consideration of the merger. The Deutsche Bank opinion is not an opinion or recommendation as to how you should vote with respect to the merger.

Goldman, Sachs & Co.

On August 19, 2004, Goldman Sachs delivered its oral opinion to our board, which was subsequently confirmed by delivery of a written opinion, dated August 19, 2004, that, as of that date and based upon and subject to the factors and assumptions set forth in the written opinion, the merger consideration to be received by the holders of the outstanding shares of Rouse common stock in the merger was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any of our stockholders should vote with respect to the merger.

Interests of Certain Persons in the Merger (page 42)

Our executive officers and directors have interests in the merger that are different from, or are in addition to, the interests of our stockholders, including:

•	vesting and cash-out of all vested and unvested stock options, restricted stock, and phantom stock rights that, based on equity compensation holdings as of October 5, 2004, would result in estimated cash payments (which have not been adjusted for the effect of the dividend adjustment) to our executive officers and directors of approximately $122,168,584 ($83,462,815 with respect to unvested awards);

•	receiving severance benefits under agreements with our executive officers which could result in cash severance payments to our executive officers, assuming their employment terminates under circumstances that entitle them to these benefits, of approximately $21,351,100 in the aggregate, and, if any, additional payments to indemnify our executive officers for excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, or the Code;

•	vesting of all account balances under our tax-qualified and non-qualified savings plans at the effective time of the merger that, based on the account balances of our executive officers on October 5, 2004, would result in the accelerated vesting of approximately $48,164 as to one unvested account balance; and

•	funding of a grantor trust to pay deferred compensation and supplemental retirement obligations to our directors and executive officers and other employees in the amount of $52,425,288.

Certain Material United States Federal Income Tax Consequences (page 64)

The receipt of merger consideration by U.S. stockholders of Rouse common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. stockholder will recognize capital gain or loss equal to the difference between the merger consideration received in exchange for the stockholder’s shares and the stockholder’s adjusted tax basis in the stockholder’s shares. Because recently enacted statutory provisions include language that is subject to varying interpretations, there is a risk that no portion of the extraordinary dividend would be treated as qualified dividend income. Subject to the prior sentence, a portion of the extraordinary dividend paid to non-corporate holders of Rouse common stock may constitute “qualified dividend income” taxable at a reduced 15% rate provided certain holding period and other requirements are satisfied. The portion not qualifying for the reduced rate, and any extraordinary dividend paid to corporate holders of Rouse common stock, generally will be taxable at ordinary income tax rates. Corporate holders of Rouse common stock will not be entitled to the dividends received deduction with respect to their receipt of the extraordinary dividend.

The Special Meeting

•	Date, Time and Place (page 16)

The special meeting will be held on November 9, 2004 at 10:30 a.m., local time at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004.

•	Record Date and Voting (page 16)

If you owned shares of Rouse common stock at the close of business on October 8, 2004, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. As of the close of business on October 8, 2004, there were 103,687,720 shares of Rouse common stock outstanding and entitled to be voted at the special meeting.

•	Required Vote (page 16)

Approval of the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Rouse common stock entitled to vote. Failure to vote by proxy or in person will have the same effect as a vote AGAINST approval of the merger.

•	Voting by Proxy (page 17)

You may authorize your shares to be voted by proxy by returning the enclosed proxy card. If you hold your shares through a broker or other nominee, you must follow the procedures provided by your broker.

•	Revocability of Proxy (page 17)

You may revoke your proxy at any time before it is voted. If you have not authorized your shares to be voted through your broker, you may revoke your proxy by:

º	writing to the Secretary of Rouse;

º	sending a later-dated proxy; or

º	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares of Rouse common stock are held in “street name”, you should follow the instructions of your broker or nominee regarding revocation of proxies.

Delisting and Deregistration of Rouse Common Stock (page 48)

If the merger is completed, holders of shares of Rouse common stock will not have the opportunity to share in our future earnings, dividends or growth, if any. In addition, Rouse common stock will no longer be listed on the New York Stock Exchange, or the NYSE, and will cease to be registered with the Securities and Exchange Commission, or the SEC.

Structure of the Merger (page 50)

Subject to the terms and conditions of the merger agreement, a subsidiary of GGP will merge with and into us. As a result of the merger, we will become a subsidiary of GGP.

When the Merger Will be Completed (page 50)

We are working on completing the merger as quickly as possible. We currently expect to complete the merger in the fourth quarter of 2004 as soon as possible after the special meeting and after all the conditions to the merger are satisfied or waived.

Treatment of Stock Options and Phantom Stock Rights (page 51)

At the effective time of the merger, our outstanding stock options will become fully vested, and option holders will be entitled to receive, for each option held, a cash payment (less withholding taxes and without interest) equal to the excess of the merger consideration over the exercise price per share of the option, multiplied by the number of shares of Rouse common stock subject to the option. Immediately prior to the effective time of the merger, we will also adjust our outstanding stock options by reducing the exercise prices of these options by the amount of any extraordinary dividend that we pay. In addition, at the effective time of the merger, outstanding phantom stock rights will be cancelled and each phantom stock right holder will be entitled to receive, for each phantom stock right held, a cash payment (less withholding taxes and without interest) equal to, in the case of phantom stock rights for which the extraordinary dividend has been paid, the merger consideration, or, in the case of phantom stock rights for which the extraordinary dividend has not been paid, the merger consideration plus an amount equal to the extraordinary dividend, which will either be paid directly to the holder or, if applicable, credited to a deferred compensation account.

Exchange of Certificates (page 51)

As soon as practicable after the completion of the merger, you will receive from the paying agent a letter of transmittal and instructions advising you how to surrender your stock certificates in exchange for your merger consideration. At that time, you must send to the paying agent your stock certificates with your completed letter of transmittal. You will receive your merger consideration promptly after you deliver to the paying agent your stock certificates and other documents required by the paying agent.

No Solicitation of Other Offers (page 56)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in Rouse. Notwithstanding these restrictions, under certain limited circumstances, our board may respond to an unsolicited written bona fide proposal for an acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal. See “The Merger Agreement—No Solicitation of Other Offers” for a further description of these restrictions.

Conditions to Completing the Merger (page 60)

The obligations of the parties to complete the merger depend upon a number of conditions being satisfied or waived, including the following:

•	receipt of approval by our stockholders of the merger;

•	the absence of any laws or governmental orders that have the effect of making the merger illegal or that prohibit the completion of the merger; and

•	obtaining all material consents, filings, approvals, orders or authorization from any governmental authority required to consummate the merger or any of the transactions contemplated by the merger agreement, other than those that would not, individually or in the aggregate, provide a reasonable basis to conclude that the parties or their respective directors or officers would be subject to the risk of criminal prosecution.

In addition, GGP’s obligation to complete the merger depends upon a number of conditions being satisfied or waived, including the following:

•	as of the date of the merger agreement and as of the closing date of the merger:

º	our representations and warranties that are qualified by materiality must be true and correct;

º	our representations and warranties that are not qualified by materiality must be true and correct in all material respects except where the failure of our representations and warranties to be true and correct would not have a company material adverse effect; and

º	our representations and warranties related to our capitalization must be true and correct (other than minimal deviations).

•	we must have performed in all material respects all of our covenants and agreements in the merger agreement;

•	the absence of any company material adverse effect, or events, developments or circumstances that would, individually or in the aggregate, have a company material adverse effect;

•	GGP must have received from us evidence that we and certain of our subsidiaries have properly elected to treat those subsidiaries as taxable REIT subsidiaries;

•	upon the request of GGP, we must have promptly taken all steps necessary to convert The Hughes Corporation to a limited liability company under Delaware law that will not have elected to be treated as a corporation for U.S. federal income tax purposes, and we must not have taken any action (or failed to have taken any action) that is inconsistent with this status;

•	GGP must have received an opinion of counsel relating to our status as a REIT; and

•	GGP and Merger Sub must have available to them sufficient funds to pay the aggregate merger consideration and other merger related costs and expenses; provided that this condition is automatically deemed satisfied unless the reason for the unavailability of sufficient funds is the result of the occurrence of any of the following events:

º	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

º	the occurrence of any act of war or terrorism or another material event resulting in a major dislocation of financial markets that materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

º	any mandatory limitation by any governmental authority on the extension of credit generally by banks or other financial institutions; or

º	the occurrence of any act of war or terrorism that materially and adversely affects the United States retail shopping mall business taken as a whole.

In addition, our obligation to complete the merger depends upon a number of conditions being satisfied or waived, including the following:

•	as of the date of the merger agreement and as of the closing date of the merger:

º	the representations and warranties of GGP and Merger Sub that are qualified by materiality must be true and correct; and

º	the representations and warranties of GGP and Merger Sub that are not qualified by materiality must be true and correct in all material respects except where the failure of these representations and warranties to be true and correct would not prevent or materially delay or impair GGP’s or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement.

•	GGP and Merger Sub must have performed in all material respects all of their respective covenants and agreements in the merger agreement.

Termination of the Merger Agreement (page 61)

The merger agreement may be terminated:

•	if both we and GGP agree to do so;

•	by either us or GGP, if:

º	there is any final and nonappealable governmental order, decree or ruling that prohibits completion of the merger;

º	the merger is not completed on or before February 28, 2005, except that we have the option to extend this date until June 28, 2005 if all closing conditions have been satisfied other than the condition that GGP have available sufficient funds to pay the aggregate merger consideration and other costs and expenses related to the merger (see “The Merger Agreement—Conditions to the Merger”); or

º	our stockholders fail to approve the merger or the approval of our stockholders has not been obtained by February 21, 2005.

•	by us:

º	if GGP or Merger Sub materially breaches any representation, warranty, covenant or agreement that would result in the failure of a condition to the merger agreement to be satisfied which is not cured prior to the earlier of 30 days after GGP receives written notice of the breach and February 28, 2005;

º	in order to enter into an agreement with respect to a superior proposal if we have complied with our obligations described under “The Merger Agreement—No Solicitation of Other Offers”, as they relate to the superior proposal and if we have paid the termination fees and expenses described below under “The Merger Agreement— Termination Fees and Expenses”; or

º	if the merger has not been completed on or before January 31, 2005 and if all closing conditions have been satisfied other than the condition that GGP have available sufficient funds to pay the aggregate merger consideration and other costs and expenses related to the merger (see “The Merger Agreement—Conditions to the Merger”).

•	by GGP if:

º	we materially breach any representation, warranty, covenant or agreement that would result in the failure of a condition to the merger agreement to be satisfied which is not cured prior to the earlier of 30 days after we receive written notice of the breach and February 28, 2005; or

º	our board withdraws, modifies or changes, in a manner adverse to GGP, its approval or recommendation of the merger agreement or the merger or recommends to our stockholders an acquisition proposal other than the merger, or resolves to do any of the foregoing.

Termination Fees and Expenses (page 62)

We agreed to pay to the operating subsidiary of GGP a termination fee of up to $155 million if the merger agreement is terminated:

•	by either us or GGP because our stockholders fail to approve the merger or the approval of our stockholders has not been obtained by February 21, 2005 and:

º	prior to the termination of the merger agreement, an acquisition proposal other than the merger is publicly announced and not withdrawn prior to the special meeting; and

º	within twelve months following termination of the merger agreement, we either consummate an acquisition proposal or enter into an agreement providing for an acquisition proposal.

•	by us in order to enter into an agreement with respect to a superior proposal; or

•	by GGP because our board withdraws, modifies or changes, in a manner adverse to GGP, its approval or recommendation of the merger agreement or the merger or recommends to our stockholders an acquisition proposal other than the merger, or resolves to do any of the foregoing and:

º	prior to the termination of the merger agreement, an acquisition proposal other than the merger is publicly announced and not withdrawn prior to the special meeting; and

º	within twelve months following termination of the merger agreement, we either consummate an acquisition proposal or enter into an agreement providing for an acquisition proposal.

In addition, we agreed to pay to the operating subsidiary of GGP all costs and expenses incurred by GGP and its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement up to $25 million if the merger agreement is terminated:

•	by us in order to enter into an agreement with respect to a superior proposal; or

•	by GGP because our board withdraws, modifies or changes, in a manner adverse to GGP, its approval or recommendation of the merger agreement or the merger or recommends to our stockholders an acquisition proposal other than the merger, or resolves to do any of the foregoing.

Dissenters’ Rights of Appraisal (page 70)

Under Maryland law, because Rouse’s common stock is listed on the NYSE, you are not entitled to any dissenters’ or appraisal rights in connection with the merger or any of the other transactions contemplated by the merger agreement.

Who Can Help Answer Other Questions (page 76)

If you have questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact:

MacKenzie Partners, Inc.

(212) 929-5500 (Call Collect)

(800) 322-2885 (Call Toll-Free)

E-mail: proxy@mackenziepartners.com

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those anticipated, estimated, expected or projected. There are forward-looking statements throughout this proxy statement in statements containing the words “will”, “plan”, “believe”, “expect”, “anticipate”, “should”, “target”, “intend” and similar expressions. These statements are based on our management’s current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those results anticipated, estimated, expected, intended or projected.

The following factors, among others, could cause actual results to differ materially from those results described in the forward-looking statements, including:

•	our financial performance through the completion of the merger;

•	uncertainty relating to our determination of the amount required to be paid as an extraordinary dividend;

•	failure to obtain the requisite consent of our stockholders to approve the merger;

•	costs related to the merger;

•	impacts of potential litigation relating to the merger, including pending stockholder litigation;

•	other uncertainties relating to the proposed merger;

•	intensified competitive pressures in the markets in which we compete;

•	uncertainty from terrorist attacks and volatility in the financial markets;

•	changes in tax laws or regulations;

•	general economic conditions;

•	other economic, business, competitive and/or regulatory factors affecting our business generally; and

•	other factors and risks that are described in Exhibit 99.1 to our quarterly report on Form 10-Q for the period ended June 30, 2004.

Due to these inherent uncertainties, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made. We assume no obligation to update publicly or revise any forward-looking statements in this proxy statement to reflect changes in assumptions, whether as a result of new information, future events or otherwise.

THE SPECIAL MEETING OF ROUSE STOCKHOLDERS

We are furnishing this proxy statement to you, as a stockholder of Rouse, as part of the solicitation of proxies by our board for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held on November 9, 2004 at 10:30 a.m. local time at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004. The purpose of the special meeting is to:

•	consider and vote on the proposal to approve the merger contemplated by the Agreement and Plan of Merger, dated as of August 19, 2004, by and among Rouse, GGP and Merger Sub;

•	consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the merger; and

•	consider such other business as may properly come before the meeting or any adjournments or postponements of the special meeting.

Our board has declared that the merger and the merger agreement are advisable. Our board believes that the merger is advisable and fair to, and in the best interests of, our Company and our stockholders, has approved the merger, the merger agreement and the transactions contemplated by the merger agreement and has directed that the merger be submitted for consideration at the special meeting. Our board recommends that our stockholders vote FOR approval of the merger.

Stock Entitled to Vote

The holders of record of shares of Rouse common stock as of the close of business on October 8, 2004, which is the record date for the special meeting, are entitled to vote at the special meeting. On the record date, there were 103,687,720 shares of Rouse common stock outstanding held by approximately 1,664 stockholders of record.

Vote Required; Quorum

Approval of the merger requires the affirmative vote of the holders of at least two-thirds of the shares of Rouse common stock outstanding on the record date and entitled to vote at the special meeting. Each holder of a share of Rouse common stock is entitled to one vote per share. Because the vote is based on the number of shares of Rouse common stock outstanding and entitled to vote rather than on the number of votes cast, failure to return your completed proxy card or to vote in person will have the same effect as a vote AGAINST approval of the merger.

Holders of at least a majority of the shares of Rouse common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to conduct business at the special meeting. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the meeting to solicit additional proxies.

Abstentions and Broker Non-Votes

Shares of Rouse common stock held by brokers for customers who have not provided voting instructions on a matter as to which the broker lacks discretion to vote the customer’s shares are referred to generally as “broker non-votes”. Under NYSE rules, brokers do not have discretion to vote your shares for or against the merger. A properly executed proxy marked “ABSTAIN” and broker non-votes will be treated as shares of stock that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes AGAINST approval of the merger.

Share Ownership of Directors and Executive Officers

As of October 5, 2004, the directors and executive officers of Rouse owned approximately 2.4% of the outstanding shares of Rouse common stock. To our knowledge, these directors and executive officers intend to vote in favor of approval of the merger, other than Mr. Platt Davis, III, who has informed us that he has not yet determined how he will vote his shares.

Voting; Voting by Proxy

Stockholders may vote their shares by attending the special meeting and voting their shares of Rouse common stock in person, or authorize their shares to be voted by proxy by completing the enclosed proxy card, signing and dating it and mailing it in the postage prepaid envelope provided. All shares of Rouse common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of Rouse common stock represented by the proxy card will be voted FOR approval of the merger and FOR approval of any proposal to adjourn the special meeting to solicit additional proxies in favor of the merger.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact MacKenzie Partners, Inc., our proxy solicitor, at the following telephone numbers: (212) 929-5500 (collect) or (800) 322-2885 (toll-free).

Stockholders who hold their shares of Rouse common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of Rouse common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Each stockholder who holds shares of Rouse common stock in an account under the Rouse Company Retirement Savings Plan will receive one proxy card for all shares owned in that account. The proxy card will serve as a voting instruction card for the plan trustee. The Rouse Company Retirement Savings Plan provides that the trustee will vote the shares held in the plan in accordance with participants’ instructions. If a participant does not provide voting instructions to the plan trustee, the Rouse Company Retirement Savings Plan provides that the trustee will vote the participant’s shares in the trustee’s discretion.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to Rouse, addressed to the Secretary (The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044); or

•	attending the special meeting and voting by paper ballot in person (simply attending the meeting, without voting, will not constitute a revocation of a proxy).

If your shares of Rouse common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy.

Solicitation of Proxies

In addition to solicitation by mail, we may use our directors, officers and employees to solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of Rouse common stock and in obtaining voting instructions from those owners. We will pay all costs and expenses relating to filing, printing and mailing this proxy statement and relating to the solicitation of proxies.

The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting and will pay MacKenzie Partners a fee of $15,000, plus reimbursement of out-of-pocket expenses. The address of MacKenzie Partners is 105 Madison Avenue, New York, New York 10016. MacKenzie Partners’ toll-free telephone number is (800) 322-2885 or (212) 929-5500 (collect).

Other Business

Rouse does not expect that any matter other than the proposal to approve the merger will be brought before the special meeting. If, however, any other matter properly comes before the special meeting, or in the event of any adjournment or postponement of the special meeting, proxy holders will vote thereon in accordance with their discretion.

Adjournments and Postponements

Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by announcement made at the special meeting, by approval of the holders of at least a majority of the outstanding shares of Rouse common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Rouse stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

In recent years, there has been significant consolidation in the United States retail shopping mall industry. As a result of industry consolidation, increased competition for attractive mall properties and the favorable debt financing market, purchase prices for Class A mall properties have risen substantially. Since our conversion to a REIT in 1998, we have focused upon upgrading and expanding our portfolio of Class A mall properties, while at the same time expanding our community development business. As a result of a tax law change effective January 2001, in order to maintain our status as a REIT, the value of our taxable REIT subsidiaries (which own the assets of our community development business) must not exceed 20% of the value of our total assets. Accordingly, in order to continue to meet this REIT requirement, we have had to coordinate the expansion of our community development business and the expansion of our core retail mall business, despite the intense competition for attractive mall properties.

Our board and senior management have periodically reviewed and assessed our business strategy and the various trends and conditions impacting our business generally, as well as the specific factors described above. Over the course of the past year and a half, our senior management, including Anthony W. Deering, our chairman, president and chief executive officer, Thomas J. DeRosa, our vice chairman and chief financial officer, and Gordon H. Glenn, our senior vice president and general counsel, have reviewed a variety of strategic and structural alternatives for Rouse. These alternatives included strategic corporate acquisitions, the acquisition of additional properties, a separation of our retail and community development businesses or the sale of certain assets.

Among the tax and legal issues we considered was that, until December 31, 2007, we remain subject to corporate level tax on certain gain from the sale of assets we held prior to electing REIT status in 1998. As a result, a substantial tax liability would be triggered by a sale of all or a substantial portion of our assets prior to December 31, 2007. In addition, under the CSA, we must continue to own our Summerlin, Nevada community development business unit until December 31, 2009. The CSA also imposes certain restrictions in connection with a reorganization, merger, spin-off or split-off transaction involving Rouse. In view of these factors, our review of strategic alternatives focused upon determining whether there was an alternative that would not involve triggering the tax liability and that would accommodate the restrictions in the CSA. In general, our review focused on ways to grow, structure and operate our Company within the confines of these restrictions.

In early June, while at an industry conference, Mr. Deering had dinner with the chief executive officer of a leading company in the retail shopping mall industry, which we refer to as Company A. At this dinner, the chief executive officer of Company A proposed to Mr. Deering that Rouse should consider being acquired by Company A and indicated a price range for an acquisition of Rouse. Mr. Deering considered this price range to be unacceptable and did not pursue further discussions with Company A. In mid to late June, Company A’s chief executive officer spoke to Mr. Deering on two separate occasions, in the course of which he again brought up the possibility of a sale transaction. However, the chief executive officer of Company A did not offer any increase to his proposed price range.

Based upon these conversations, early in July Mr. Deering and Mr. DeRosa approached Deutsche Bank and Goldman Sachs in order to seek advice on strategic alternatives which included potential strategies for approaching the market and pricing and valuation issues if we were to decide to pursue a sale of our Company. Mr. Deering, Mr. DeRosa and other members of our senior management also consulted with our legal counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, or Fried Frank, regarding legal and structural issues relating to our strategic alternatives, including strategies for pursuing a potential transaction.

After discussions with Rouse’s financial advisors, legal advisors and members of our board, Rouse’s senior management determined to contact two leading publicly traded companies in the United States retail shopping mall industry, GGP and another potential bidder, which we refer to as Company B, to discuss their possible interest in an acquisition of Rouse. We believed that the acquisition of Rouse, with its distinctive portfolio of leading shopping mall properties, represented a unique strategic opportunity, and that this transaction would have a transformational impact upon the relative market positions of the leading companies in the industry. Given the strategic importance of this acquisition opportunity to each of GGP and Company B, and in light of the prior discussions with Company A concerning price, we believed GGP and Company B were the companies most likely to consummate a transaction within a price range acceptable to Rouse. Moreover, we believed that, because of their familiarity with Rouse, discussions regarding a possible transaction with these two companies could proceed quickly and confidentially.

On July 7, Mr. Deering and Mr. DeRosa contacted Mr. Bucksbaum and the chairman of Company B to discuss their interest in a potential sale transaction within a price range acceptable to Rouse. On July 12, Mr. Deering and Mr. DeRosa had dinner with Mr. Bucksbaum, during which Mr. Deering pointed to $70-$75 per share (or an approximately 50% premium to the then current market price) as indicative of the range of values that Rouse might find acceptable. Also on July 12, Mr. Deering spoke to the chairman of Company B and pointed to $70-$75 per share as indicative of the range of values that Rouse might find acceptable.

On July 15, Mr. Deering and Mr. DeRosa had dinner with the chief executive officer of Company B. The chief executive officer of Company B requested an exclusive bid process and indicated that Company B’s valuation of Rouse could be in the range of $70 per share.

On July 26, Mr. Deering met with both the chairman and the chief executive officer of Company B. At that meeting, the chairman of Company B reiterated to Mr. Deering that Company B’s valuation of Rouse could be in the range of $70 per share.

On July 28, during a teleconference between Mr. Bucksbaum and Mr. Deering, Mr. Bucksbaum indicated a potential value range of $65-$70 per share for Rouse.

On July 29, at a regularly scheduled board meeting, Mr. Deering discussed with our board the merits of a potential sale of Rouse. Our board authorized management to enter into substantive negotiations with GGP and Company B and directed management to provide status reports on the sale process to a three-member working group of the board, consisting of John Schreiber, Rohit Desai and Roger Schipke, each of whom is an independent director under the rules of the NYSE.

On July 31, representatives of Deutsche Bank and Goldman Sachs jointly met in Washington, DC with Mr. Deering, Mr. DeRosa, other members of Rouse’s management and Fried Frank to review potential transaction structures and to formulate a strategy for moving forward with the potential sale of Rouse. After consultation with the financial advisors and legal counsel, management concluded that it would be in the best interests of Rouse to seek to conclude any sale process promptly in a manner that would avoid disruption of Rouse’s business, preserve competition among the participants and preclude them from teaming up, and minimize the risk of premature publicity. To meet these objectives, management concluded that potential bidders should have limited access to non-public information and established August 16 as an initial target date for the completion of the sale process. The process was to be reinforced through confidentiality agreements that would prohibit potential bidders from collaborating with others in a manner that would be detrimental to our obtaining the best available transaction, through the maintenance of strict confidentiality and through oral assurances from the competing bidders to abide by the confidentiality agreements.

On August 3, representatives of Deutsche Bank and Goldman Sachs made a presentation to the board working group regarding the competitive landscape, pricing parameters and tactical issues to consider in approaching potential acquirors, and representatives from Fried Frank also discussed the legal responsibilities of the directors in the context of a possible sale transaction. Deutsche Bank and Goldman Sachs were subsequently engaged by Rouse to act as financial advisors in connection with the sale process.

On August 3, Fried Frank delivered a proposed form of confidentiality agreement to counsel to Company B. On August 4, Fried Frank met with outside counsel to Company B to discuss proposed timing and structure of the bid process.

On August 4, Fried Frank had a teleconference with Sullivan & Cromwell LLP and Neal, Gerber & Eisenberg LLP, outside counsel to GGP, to discuss proposed timing and structure of the process. On the same date, Fried Frank delivered the proposed form of confidentiality agreement to GGP.

Between August 4 and August 5, Fried Frank negotiated the terms of the confidentiality agreement with Company B. On August 6, Company B entered into the confidentiality agreement with Rouse. On the same day, representatives from Company B met with members of Rouse’s senior management and its financial advisors for a presentation of certain financial and operational information, including information with respect to Rouse’s community development business.

During this same time period, Fried Frank negotiated the terms of the confidentiality agreement with GGP. On August 7, GGP entered into a confidentiality agreement with Rouse that was substantially similar to the confidentiality agreement between Rouse and Company B. On the same day, representatives from GGP met with members of Rouse’s senior management and its financial advisors for a presentation similar to that given to Company B. In each meeting, Mr. Deering reiterated that $70-$75 per share was indicative of the range of values Rouse might find acceptable and indicated that an offer of $75 per share would be considered preemptive.

On August 7, Fried Frank distributed initial drafts of merger agreements to each of GGP and Company B. The proposed merger agreements contemplated a transaction that would provide certainty of consummation to Rouse stockholders, with very limited conditions to closing and no financing contingency.

Between August 8 and August 12, various face-to-face meetings and teleconferences took place between senior management of Rouse and Rouse’s financial advisors and counsel and members of senior management of GGP and Company B and their respective counsel. These included meetings between Mr. Deering, Mr. DeRosa and certain other Rouse executives, and the chairman, the chief executive officer, and certain other executives, of Company B, and similar meetings with the chief executive officer, chief financial officer and other executives of GGP. These discussions related to due diligence matters, valuation, tax considerations, transaction structure and other terms for a sale transaction, as well as the potential timetable for the submission of final acquisition proposals. During this period, Rouse also responded to requests for additional information and documents from each of GGP and Company B.

On August 12, the chief executive officer of Company B met with Mr. Deering. At that meeting, the parties discussed Company B’s current thinking with respect to valuation. The chief executive officer of Company B stated that, given the size of the transaction and the requirement that the bidder have fully committed financing in place at the time of executing the acquisition agreement, Company B would not be in a position to enter into a definitive agreement until August 23 or August 24. The chief executive officer of Company B also indicated that Company B was reviewing a possible alternative transaction structure that contemplated an acquisition of the economic interests in Rouse’s office and retail properties, with Rouse retaining its community development business.

On August 12, Mr. Deering and Mr. DeRosa had a telephone conference with Bernard Freibaum, GGP’s chief financial officer, who stated that GGP could be ready to submit a definitive acquisition proposal as early as August 16, but would not do so without a commitment that Rouse’s board would be in a position to respond to its proposal within 12 hours. Mr. Freibaum also stated that GGP would not submit a mark-up of the contract until GGP was informed of the deadline for the submission of bids.

Also on August 12, Company B submitted to Fried Frank a mark-up of the contract Fried Frank distributed on August 7.

In the evening of August 12, the board working group held a telephone conference with Mr. Deering, Mr. DeRosa, Mr. Glenn, Patricia H. Dayton, Senior Vice President and Treasurer of Rouse, and representatives of Deutsche Bank, Goldman Sachs and Fried Frank. On the call, Mr. Deering reported his recent conversations with each of GGP and Company B and updated the working group on the status of the sale process.

In the evening of August 12 and again the following morning, Fried Frank spoke with Company B’s outside counsel to clarify Company B’s position concerning timing. Counsel to Company B confirmed that Company B would be in a better position to make an unconditional bid if the bid process were extended for an additional week. In the course of these calls, Fried Frank also communicated to counsel to Company B that, due to tax and business considerations, Rouse was not interested in the alternative structure mentioned by the chief executive officer of Company B in his discussions with Mr. Deering.

On August 13, Mr. Deering received a telephone call from the chief executive officer of Company A. In the course of that call, the chief executive officer of Company A reiterated that Company A remained interested in a possible sale transaction, but did not make any proposal with respect to a price range for an acquisition of Rouse.

In the afternoon of August 13, Mr. Glenn and other representatives of Rouse (via telephone) and Fried Frank met at Fried Frank’s offices with a representative from Company B and Company B’s outside counsel to discuss the comments of Company B to the proposed merger agreement. The discussion focused on timing, structure of the transaction (including compliance with the CSA), conditions to closing, and the scope of the representations and warranties of Rouse. Fried Frank emphasized to counsel to Company B that, in addition to price, timing, certainty of consummation and Company B’s ability to ensure compliance with the CSA would be critical to the evaluation of any proposal submitted by Company B. In addition, representatives of Fried Frank and counsel to Company B discussed the possible timetable for the submission of final bids. Counsel to Company B indicated that Company B would need additional time to be in a position to meet Rouse’s price expectations and to deliver an all-cash proposal that was firmly committed with respect to financing. The parties also discussed Company B’s alternative proposal for a transaction involving solely Rouse’s retail and office properties while leaving its community development business as a stand-alone public company. Mr. Glenn reiterated Rouse’s position that the proposed alternative would likely not be acceptable to Rouse.

Also on August 13, a representative of Fried Frank spoke with a representative of Sullivan & Cromwell and advised him that Rouse would not set a timetable for the submission of final bids without having first received GGP’s comments concerning the proposed merger agreement. A similar conversation occurred between a representative of Goldman Sachs and Mr. Freibaum of GGP. Mr. Deering also spoke to Mr. Bucksbaum on August 13 about the need to get GGP’s comments to the merger agreement. Following these discussions, GGP agreed to deliver a mark-up of the merger agreement to Fried Frank on August 15.

On August 13, a representative of GGP had a teleconference with Mr. Deering and again confirmed that GGP could be ready to submit a definitive acquisition proposal as early as August 16, but would not do so without a commitment that the board would be in a position to respond to its proposal within 12 hours.

Later in the day on August 13, Mr. Deering spoke to the chief executive officer of Company B, who indicated that Company B now believed that it could submit a bid by the morning of August 18, but would not be in a position to execute a definitive agreement until it had completed certain related financing arrangements.

On August 13, 14 and 15, Rouse and its financial advisors made certain additional information and documents available for review by counsel to GGP and Company B at the offices of Fried Frank.

On the morning of August 15, Fried Frank received from Sullivan & Cromwell a mark-up of the merger agreement Fried Frank had distributed on August 7. Later in the day, representatives of Fried Frank held a teleconference with representatives of Sullivan & Cromwell to discuss GGP’s mark-up of the merger agreement. The discussion focused on timing, structure of the transaction (including compliance with the CSA), conditions to closing, interim covenants and the scope of representations and warranties of Rouse. Fried Frank emphasized to Sullivan & Cromwell that, in addition to price, timing, certainty of consummation and GGP’s ability to ensure compliance with the CSA would be critical to the evaluation of any proposal submitted by GGP.

That same evening, Fried Frank distributed a revised draft merger agreement to Company B’s outside counsel. Also that evening, representatives of Deutsche Bank, Goldman Sachs, Fried Frank and members of Rouse’s senior management held a teleconference to discuss the two bidders’ proposed versions of the contract and timing of the process going forward.

On August 16, members of Rouse management had a teleconference with representatives of Fried Frank, Deutsche Bank and Goldman Sachs to review the status of discussions with each of GGP and Company B. Following this discussion, Rouse scheduled a board meeting for August 19 to discuss proposals from Company B and GGP. Mr. Deering also had a teleconference with the chief executive officer of Company B who informed him that Company B now believed it could be in a position to sign a binding agreement with no financing contingency on August 20.

In the afternoon of August 16, Sullivan & Cromwell met with Fried Frank to discuss GGP’s comments on the proposed contract. The discussion again focused upon timing, structure of the transaction (including compliance with the CSA), conditions to closing, and the scope of the representations and warranties of Rouse. Fried Frank again emphasized that, in addition to price, timing, certainty of consummation and GGP’s ability to ensure compliance with the CSA would be critical to the evaluation of any proposal submitted by GGP. In addition, representatives of Fried Frank and Sullivan & Cromwell discussed the possible timetable for the submission of final bids.

On the morning of August 17, Fried Frank distributed a revised contract to GGP. That same morning, counsel and members of management of Rouse and GGP held a teleconference to discuss covenants proposed by GGP in its draft merger agreement relating to interim operations of Rouse.

On August 17, Mr. Deering had lunch with Mr. Bucksbaum and Mr. Freibaum, during which they discussed costs relating to the transaction, including financing fees of GGP, professional fees of each of GGP and Rouse, costs under compensation and change in control arrangements, and other transaction costs. Mr. Deering informed Messrs. Bucksbaum and Freibaum that he recognized that bidders would take these costs into account to the extent not previously reflected in their valuations of Rouse.

Later on August 17, following discussions among management of Rouse and its financial and legal advisors, management determined to set a final bid deadline of August 19. On the evening of August 17, Fried Frank distributed a bid procedures letter to each of Company B and GGP, which stated that final drafts of their respective merger agreements would be due no later than 4:30 p.m. on August 18 and that bid proposals would be due by 4:30 p.m. on August 19.

In the early morning of August 18, Sullivan & Cromwell submitted to Fried Frank a revised draft of GGP’s proposed contract.

On August 18 and 19, Rouse made certain additional information and documents available for review by counsel to GGP and Company B at locations in Columbia, Maryland.

Also on August 18, the chairman of Company B informed Mr. Deering that, given Company B’s understanding of Rouse’s expectations regarding price and the timetable and procedures established by Rouse, which precluded teaming with a strategic partner and afforded limited access to non-public information, Company B would not be in a position to meet Rouse’s price expectations and that Company B intended to withdraw from the sale process.

In the early afternoon of August 18, the chief executive officer of Company A called Mr. Deering. He informed Mr. Deering that he understood Rouse was in discussions concerning a possible sale of the company and reiterated Company A’s interest in acquiring Rouse. Mr. Deering indicated that, based upon the parties’ prior conversations, Company A was not in the price range sought by Rouse. However, Mr. Deering offered to provide Company A with drafts of a proposed merger agreement and offered to make management of Rouse available for a meeting with Company A on August 19. The chief executive officer of Company A requested that Rouse forward the merger agreement to him but did not accept Mr. Deering’s invitation to meet. On the same afternoon, the chief executive officer of Company A also spoke with representatives of Deutsche Bank to communicate Company A’s desire to participate in any process for the sale of Rouse. He indicated that, if Company A were given the same access to information and time for evaluation as other bidders, he believed that Company A might be able to offer a price within the range of approximately $65 to $70 per share.

Also in the afternoon of August 18, counsel to Company B called Fried Frank and advised Fried Frank that, although Company B did not intend to submit a bid on August 19, Company B intended to submit a revised draft merger agreement to Fried Frank. Counsel to Company B further stated that Company B remained firmly committed to a transaction with Rouse, if Rouse were not satisfied with the other party’s bid. That afternoon, Fried Frank also provided comments to Sullivan & Cromwell concerning the latest GGP draft merger agreement, focusing on issues relating to certainty of consummation and termination fee and expense reimbursement provisions.

In the late afternoon of August 18, Company B’s outside counsel submitted to Fried Frank a revised draft of Company B’s proposed merger agreement. Later in the evening of August 18, Sullivan & Cromwell submitted to Fried Frank another revised draft of GGP’s proposed merger agreement. That evening Fried Frank also provided additional comments to counsel to Company B regarding its most recent draft merger agreement.

In the course of conversations on August 18 and 19, Mr. Deering had discussions regarding transaction costs with the chief executive officer of Company B and the chief executive officer of Company A similar to his August 17 discussion with GGP, as well as a follow-up discussion with Messrs. Bucksbaum and Freibaum.

In the early morning of August 19, Fried Frank distributed forms of draft merger agreements to Company A as requested by Company A’s chief executive officer.

In the afternoon of August 19, the chairman of Company B sent a letter to Mr. Deering explaining that Company B would not be submitting a proposal on August 19. The letter read, in part, as follows:

I wanted to call you today to tell you where we are in the offer process but I understand that given the formalities of the process I am required to submit this letter to you....Rouse has developed an impressive portfolio of premier shopping centers and our review over the past weeks has reconfirmed our view that an acquisition of your shopping center business would be an excellent addition to our business....However, in the short time available to us, we have not been able to get completely comfortable with the land business or how to appropriately value it for purposes of making our offer. It is simply not a business with which we are familiar or which we can properly evaluate on an accelerated time frame. Because of the capital required to acquire the land (as well as the office building assets, which are also not a part of our core business), and the size of your shopping center portfolio, we would have liked to talk to potential investors or buyers for these assets or to join us in our bid but we were precluded from doing so.

We have worked day and night over the past several weeks to try to meet your schedule. We told you at the beginning of the process that we were concerned about how short the evaluation period was. Despite our best efforts, the compressed time period for the process and the restriction on talking to investors did not give us the opportunity to get comfortable enough to make an unconditional all cash offer for Rouse today.

I want you and your Board to know that we are still prepared to move forward with an unconditional all cash offer for Rouse after further discussions and, with your approval, the ability to talk to potential investors. We are working with prominent financial institutions and are confident that if we are provided another week, we would be able to make an all cash offer that would deliver a substantial premium to your shareholders.

If the other bid you receive today is not where you want it to be in terms of price or form of consideration, please let us know promptly and we will work with you to finalize the terms of a highly attractive all cash offer within the next week.

Tony, you know that our interest is sincere and that we are very serious. You know that while I have important obligations....I am prepared to come to New York to meet with you. I hope you and your Board will give us the opportunity we are requesting.

In the early afternoon of August 19, the chief executive officer of Company A had a teleconference with Mr. Deering and a representative of Fried Frank. The chief executive officer of Company A indicated that Company A was interested in making a proposal but could not submit a bid on that day. In the course of the discussions, the chief executive officer of Company A indicated that Company A needed a range of time, from a few days to a few weeks, to be in a position to submit a bid. The chief executive officer of Company A requested that Rouse delay the sale process or, at a minimum, limit any termination fee payable under a merger agreement so that Company A would have an opportunity to make an intervening bid.

Also during the afternoon of August 19, additional discussions took place between Fried Frank and Sullivan & Cromwell concerning open provisions of the GGP draft merger agreement.

At approximately 5:00 p.m. on August 19, Mr. Bucksbaum, Sullivan & Cromwell, Mr. Deering, Mr. DeRosa and Fried Frank had a teleconference in which Mr. Deering informed Mr. Bucksbaum that, if GGP had an aggressive and attractive price, Rouse’s board would be prepared to act quickly. Mr. Bucksbaum then stated that GGP, Sullivan & Cromwell and Neal, Gerber & Eisenberg would be willing to sit down in person with representatives of Rouse and Fried Frank to negotiate the final terms of the merger agreement, at which time GGP would present Rouse with a proposed bid letter indicating a price per share and a requested break-up fee. GGP conditioned this approach upon the understanding that the Rouse board would have 30 minutes to accept GGP’s offer and that neither Rouse nor its advisors would contact any other bidders during this period. After further discussion, Mr. Deering accepted the proposed schedule with the qualification that Rouse’s board would be permitted to discuss any unsolicited proposals received during the 30-minute period.

Shortly thereafter, Mr. Deering convened a meeting of the Rouse board which had assembled at Fried Frank’s offices, with certain board members present via teleconference.

At approximately 5:15 p.m. on August 19, the chief executive officer of Company A sent a letter to Mr. Deering indicating that Company A would be willing to work toward a firm proposal to acquire Rouse. The letter reiterated many of the points raised by Company A in teleconferences with Mr. Deering and Rouse advisors earlier in the day. The letter read, in part, as follows:

I enjoyed our dinner in June where we discussed our interest in a possible acquisition of The Rouse Company by [Company A]. Unfortunately, as we discussed that evening, your expectations then were, candidly, too high. I now understand that you are conducting an auction for the possible sale of the company. I am sure you agree that it is in your interests and those of your shareholders to obtain the best possible price for the company. To that end, [Company A] should be given a full and fair opportunity to participate. I believe that it would be inappropriate for this auction to not include [Company A].... During our conversation last evening, you mentioned that [Company A] was free to enter a bid for Rouse but that final bids were due this Friday and that any [Company A] bid was required to be fully financed and all cash. We will not be able to, nor do we believe it is reasonable to expect us to be able to, make a bid for Rouse in less than 48 hours, especially when we have not had the opportunity to conduct any financial or legal due diligence, and be on a level playing field with the other participants. However, we are willing to commit immediately to commence due diligence and would expect to be in a position to submit a bid promptly after completion of our work.

We urge that you do not enter into a sale agreement with a third party prior to [Company A] being provided a reasonable opportunity to submit a bid, particularly if, prior to completion of a full auction process, this sale agreement were to provide for a termination or a break-up fee. We anticipate that any offer made by [Company A] would be all cash, and we are prepared to promptly negotiate a definitive agreement without a financial contingency.

As you know from our conversations over the last few years, I have long admired The Rouse Company and its wonderful people and portfolio of properties. We believe that a transaction between [Company A] and Rouse is compelling, and most importantly, should produce substantial and immediate value for your shareholders....We have a team in place that is prepared immediately to begin due diligence. I look forward to hearing from you.

At approximately 5:30 p.m. on August 19, a meeting of the Rouse board convened. Mr. Deering and Mr. DeRosa updated the board on the status of negotiations. At the same time, representatives of Deutsche Bank, Goldman Sachs and Fried Frank separately reviewed the executed financing commitments obtained by GGP. During the meeting, Fried Frank gave a presentation regarding the applicable legal considerations, the structure of GGP’s proposed transaction and the interaction between the proposed transaction and the CSA. Because he was advised that the matters to be discussed could present a conflict of interest between his role as a director and his role as a representative of the holders of interests under the CSA, during the discussion regarding the CSA, Mr. Platt Davis, III, who serves on the Rouse board as the designee of the holders of interests under the CSA, excused himself from the meeting. Upon completion of this discussion, Mr. Davis rejoined the meeting. Fried Frank then continued its discussion of the proposed structure of the transaction, after which representatives of Deutsche Bank and Goldman Sachs made financial presentations to the Rouse board and reviewed GGP’s proposed financing arrangements for the board. Representatives of Fried Frank then continued their presentation of the material terms of the proposed agreement with GGP, including highlighting the material open issues outstanding with GGP. After this presentation, the board meeting was adjourned so that the parties could complete negotiations with GGP.

During the board meeting, counsel to Company B delivered a further revised version of a proposed merger agreement to Fried Frank. However, Company B did not submit any proposal for the acquisition of Rouse.

Throughout the evening of August 19, Rouse, GGP and their respective legal counsel continued to negotiate final changes to the merger agreement, including inserting in the agreement a provision to reduce the consideration payable in the merger for any extraordinary dividend that might be paid by Rouse prior to the merger to comply with REIT requirements.

At approximately 11:00 p.m. GGP delivered the following letter to Mr. Deering:

We are pleased to submit a proposal to combine General Growth Properties, Inc. (“General Growth”) with The Rouse Company (“Rouse”) pursuant to a merger transaction in which each outstanding share of Rouse common stock would be converted into the right to receive $67.50 in cash. Our proposal is supported by the full strength of our $18 billion public company, firm financing commitments from Lehman Brothers, Credit Suisse First Boston and Wachovia Bank, and the commitment of the Bucksbaum Family Trusts to purchase up to $500 million of General Growth common equity. Copies of these commitments have been previously provided to your advisors.

General Growth’s commitment to completing the transaction with Rouse is reflected by our fully negotiated merger agreement. We are prepared to promptly execute that merger agreement and believe it provides the strongest possible assurances to you that General Growth will close this merger between our great companies. We hope that you appreciate that we are able to increase our price over that initially indicated, notwithstanding the substantial payments triggered by this transaction that we were not previously aware of, the complexities of dealing with the Summerlin property and the Hughes heirs under the Contingent Share Agreement (“CSA”) and the overall speed of the process.

General Growth is one of the most successful owners, developers and managers of regional shopping malls in America, with management or ownership interests in 178 shopping centers consisting of approximately 154 million square feet of space located in 41 states. We are financially strong, with a total enterprise value of approximately $20 billion and an equity capitalization of approximately $9 billion.

For more than 50 years, we’ve grown by establishing General Growth as one of the most reliable acquirers of regional shopping malls throughout the United States. In the 11-year period since becoming a public company, General Growth has acquired ownership interests in 164 shopping centers representing over $15 billion of investment. Every single transaction was completed on or before its scheduled closing date, we have never failed to complete a transaction we have entered into and we have never defaulted on any of our debt or walked away from any of our properties. We are also proud of the way in which we operate the malls we own or manage. General Growth has produced Funds From Operations (FFO) per share compounded earnings growth and total return appreciation of 16% and 20% respectively over our last 11 years as a public company.

At General Growth, we know our success is made possible by our employees, and we value and respect their contributions to our business. Rouse is admired throughout the industry for its people and its properties and we look forward to the opportunity to combine these two strong groups of employees.

We believe the proposed transaction, in addition to offering your shareholders a compelling value, offers them and you an extraordinary degree of certainty that the transaction will close in 45 to 75 days. We have accepted that we would be obligated to close unless inaccuracies in your representations and warranties have a material adverse effect and we have excluded from the matters that contribute to a material adverse effect general economic and industry conditions and changes in laws. We have accepted the structure proposed by your advisors to assure that the transaction is consistent with the CSA and agreed to perform and comply with the CSA upon and after closing, including to taking all actions then necessary to assure that the merger will not have a prejudicial effect on the holders under the CSA with respect to their non-taxable receipt of securities. We have accepted the provision of the agreement permitting you to respond to unsolicited proposals essentially as you proposed them and are willing to accept a break fee of only 2.5%, payable only in the circumstances proposed by your advisors. The only condition we have inserted relating to our financing is an entitlement not to close if there is an act of war or terrorism or another material event resulting in a major dislocation of financial markets that materially and adversely affects the ability of financial institutions in the US to extend credit or syndicate loans or that materially and adversely affects the United States retail shopping mall business taken as a whole. Of course, if these unlikely events were to come to pass, no buyer who needed to borrow money would be able to obtain it. Even in this circumstance, we have agreed to continue to try to obtain the necessary funding, and have given Rouse the option to terminate the merger agreement after five months or delay General Growth’s right to terminate the merger agreement until 10 months after signing.

We look forward to hearing from you and, as we agreed earlier today, will wait in your counsel’s office for the next half hour during which we understand you will deliberate on this offer without any communication from or to any third party until you either execute the merger agreement or advise us that you have reached the decision to turn down our offer.

This proposal is being made in confidence, will be open for one-half hour from the delivery of this letter, any may not be disclosed to anyone but your legal and financial advisors, and any other disclosure shall result in its automatic and immediate withdrawal. We shall have a binding agreement only when Rouse and General Growth enter into a definitive merger agreement.

We are pleased to have the opportunity to assume stewardship of the great collection of properties and people that Rouse has developed over many years. I promise you that we will always be mindful of our obligation to the great history of your company.

The board meeting was promptly reconvened, at which point Mr. Deering provided copies of the GGP proposal letter to the directors present and reviewed the contents of the letter with the board. Fried Frank reported to the board the resolution of the final issues in the proposed merger agreement, including the terms under which a break-up fee would be payable and the amount of the proposed break-up fee, as well as the terms of the proposed adjustment for extraordinary dividends. Representatives of Deutsche Bank and Goldman Sachs also commented on the proposed termination fee and expressed their views that the termination fee was within the range of customary termination fees.

Representatives of Deutsche Bank and Goldman Sachs then delivered their oral opinions, which were subsequently confirmed in writing, that, as of August 19, 2004, and based upon and subject to the factors and assumptions set forth in their opinions, the merger consideration to be received by holders of shares of Rouse common stock pursuant to the merger agreement is fair from a financial point of view to such holders. The full text of the written opinion of Deutsche Bank, dated August 19, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex B to this proxy statement. The full text of the written opinion of Goldman Sachs, dated August 19, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex C to this proxy statement. The board met briefly in executive session without Mr. Deering and Mr. Davis, who had indicated his intention to abstain from the vote of the directors. After Mr. Deering’s return, after further discussions, the Rouse board determined that the merger was advisable and fair to, and in the best interests of, Rouse stockholders; approved the merger agreement and the transactions contemplated by the merger agreement; and recommended that the Rouse stockholders approve the merger. The vote was unanimous, except for Mr. Davis, who abstained for the reasons described in “—Recommendation of Our Board”.

Later on August 19, the parties executed the definitive merger agreement.

Our Reasons for the Merger

Our board has unanimously determined (with Mr. Davis abstaining for the reasons described in “—Recommendation of Our Board”) that the merger is advisable and fair to, and in the best interests of, our Company and our stockholders. In reaching its determination, our board consulted with Rouse’s management, as well as its legal and financial advisors, and considered the following material factors.

Factors Relating to the Transaction Generally

•	There has been significant consolidation in the United States retail shopping mall industry in recent years, with a small number of companies occupying industry leadership positions. In order to continue to grow our revenues, funds from operations, or FFO, cash flows and net income, we must continue to upgrade our existing portfolio of retail mall properties and acquire additional high quality retail mall properties. Competition for opportunities to acquire the Class A retail mall properties in which we specialize is particularly intense. As a result of industry consolidation, increased competition for these properties and the favorable debt financing market, purchase prices for Class A mall properties have risen substantially. Rouse competes for acquisition opportunities with each of the major companies in the industry, some of whom have significantly greater financial capacity and flexibility than Rouse.

•	Our status as a REIT imposes certain limitations on our operations that may impact the manner in which we may grow our business. In addition to our retail mall and office properties, we have a substantial community development business that has grown significantly in value in recent years. Since our conversion to a REIT in 1998, we have focused upon upgrading and expanding our portfolio of Class A mall properties, while at the same time expanding our community development business. As a result of a tax law change effective January 2001, in order to maintain our status as a REIT, the value of our taxable REIT subsidiaries (which own the assets of our community development business) must not exceed 20% of the value of our total assets. Accordingly, in order to continue to meet this REIT requirement, we have had to coordinate the expansion of our community development business and the expansion of our core retail mall business, despite the intense competition for attractive mall properties.

•	In light of industry consolidation, the competitive environment for acquisitions, the favorable financing market, the high prices for recent sales of Class A mall properties and the current high value of land that we own, and taking into account the unsolicited expression of interest received from Company A and the likelihood that other leading companies in the retail shopping mall industry would have serious interest in an acquisition of Rouse, our board concluded that this was a favorable time to undertake a sale of Rouse.

•	Furthermore, our board believed that the acquisition of Rouse, with its distinctive portfolio of leading shopping mall properties, represents a unique strategic opportunity for potential buyers and would have a transformational impact upon the relative market positions of the leading companies in the industry. Given the strategic importance of this opportunity to each of GGP and Company B, and in light of the prior indications by Company A concerning price, our board believed that GGP and Company B were the companies most likely to consummate a transaction within a price range acceptable to Rouse.

•	Our board considered the fact that, of the three companies deemed most likely to be capable of consummating a transaction on terms acceptable to Rouse, only GGP had submitted a firm proposal, while Company A had previously provided price indications below the price proposed by GGP, and Company B had declined to submit a proposal despite having had access to all information furnished to GGP and despite having substantial familiarity with Rouse’s retail mall portfolio. Although each of Company A and Company B had requested additional time to evaluate Rouse and to present its best proposal, our board considered that there were significant risks in extending the sale process, including that there was no assurance that Company A or Company B would ultimately present a proposal that was more favorable than GGP’s proposal, that GGP could withdraw or reduce its proposal, and that potential bidders might seek to bid jointly, notwithstanding the terms of the confidentiality agreements executed by GGP and Company B, which by their terms precluded joint bids without Rouse’s consent.

•	Our board considered other strategic alternatives available to Rouse, including pursuing growth through strategic corporate acquisitions, additional property acquisitions, a break-up or liquidation of our assets, a spin-off or split-up of certain of our operations, and continuing to operate as an independent public company. Although our board believed that our prospects remained strong as an independent company given our leading position in both the quality end of the shopping mall industry and the community development sector, our board still believed that, in view of the tax, operational and structural factors discussed above under “—Background of the Merger”, a sale of Rouse as a whole at the price offered by GGP was preferable to remaining an independent company and to other structural alternatives. Moreover, in terms of maximizing shareholder value, our board considered that there were risks and uncertainties associated with remaining an independent public company, due to the competitive factors described above.

Factors Relating to the Specific Terms of our Merger Agreement with GGP

•	The merger consideration of $67.50 per share (before the dividend adjustment) to be received by our stockholders represents a substantial premium to the historic trading prices of Rouse common stock. The merger consideration represents a 32.2% premium over the closing price of Rouse common stock on August 18, 2004 (the trading day immediately preceding the date of execution of the merger agreement), a 37.7% premium over the average closing price of Rouse common stock over the 30 days preceding August 18, a 42.4% premium over the average closing price of Rouse common stock over the 90 and 180 days preceding August 18, and a 46.7% premium over the average closing price of Rouse common stock over the one year period preceding August 18, 2004. After discussions with our financial advisors, our board concluded that this premium is one of the highest premiums paid in business combinations among publicly traded retail real estate companies in recent years.

•	The merger consideration consists solely of cash, which provides certainty of value to our stockholders.

•	Our board considered the general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations as well as the likelihood of the consummation of the merger, the proposed transaction structure, the termination provisions of the merger agreement and our board’s evaluation of the likely time period necessary to close the transaction.

•

Under the merger agreement, assuming that all other conditions to closing are satisfied, GGP has an obligation to obtain the financing necessary to consummate the merger, except that GGP is permitted to delay closing until the termination date, February 28, 2005, during the pendency of certain extraordinary events affecting the finance market generally or the U.S. retail mall industry as a whole. In addition, if all other conditions to closing are met, but GGP is unable to obtain the necessary financing due to the pendency of one of these extraordinary events, Rouse has the right to (i) terminate the merger agreement on or after February 1, 2005 or (ii) extend the agreement for up to an additional four months beyond the scheduled termination date of February 28, 2005. In this regard, our board reviewed the terms of the financing commitments obtained by GGP and concluded, after discussion with Rouse’s financial advisors and taking into account the terms of the merger agreement, that the requisite financing is likely to be available. Assuming that all other conditions to closing are satisfied, unless financing were unavailable by reason of the pendency of an extraordinary event permitting GGP to delay closing, GGP would be liable for any failure to consummate the merger due to lack of available funds.

•	The merger agreement, subject to the limitations and requirements contained in the agreement, allows our board to furnish information to and conduct negotiations with a third party and, upon the payment to the operating subsidiaries of GGP of a termination fee up to $155 million and up to $25 million in expense reimbursement, to terminate the merger agreement to accept a superior proposal. Based upon discussions with its financial and legal advisors, our board concluded that this termination fee and expense reimbursement should not preclude another party from making a competing proposal.

•	The merger agreement provides reasonable certainty of consummation, because it includes limited conditions to GGP’s obligation to complete the merger, including:

º	GGP has a right to delay drawing down the financing necessary to consummate the merger or not close the merger due to extraordinary events as described above, but otherwise has an obligation to obtain financing if all other conditions to closing are satisfied;

º	GGP is generally obligated to close the merger notwithstanding any breaches of Rouse’s representations and warranties, unless those breaches would in the aggregate have a material adverse effect on Rouse taken as a whole; and

º	Although GGP has the right not to complete the merger if developments occur that have a material adverse effect on Rouse as a whole, the effects of changes in general financial market and industry conditions and changes in law and accounting principles are excluded in determining whether any material adverse effect has occurred.

•	Under the merger agreement, GGP expressly assumes and agrees to perform the CSA, as successor to Rouse, in the same manner and to the same extent that Rouse would be required to perform the CSA if the merger had not taken place, and agrees to take all actions necessary after the merger to comply with the CSA, including taking all actions necessary to ensure that the merger will not have a prejudicial effect on the non-taxable receipt of securities by the holders of interests under the CSA.

•	The merger must be approved by our stockholders, by a vote of the holders of at least two-thirds of our outstanding shares. Accordingly, the merger will not be consummated unless the transaction is supported by a substantial majority of our stockholders.

•	Our stockholders will continue to receive regular quarterly dividends up to the closing of the merger, including a proportionate distribution in respect of any partial dividend period.

•	Our board considered the presentation of Deutsche Bank on August 19, 2004 and its opinion that, as of August 19, 2004, and based upon and subject to the factors and assumptions set forth in its opinion, the $67.50 (less the dividend adjustment) in cash per share of Rouse common stock to be received by our stockholders pursuant to the merger agreement is fair from a financial point of view to our stockholders. The full text of the written opinion of Deutsche Bank, dated August 19, 2004, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement.

•

Our board considered the presentation of Goldman Sachs on August 19, 2004 and its opinion that, as of August 19, 2004, and based upon and subject to the factors and assumptions set forth in its opinion, the $67.50 (less the dividend adjustment) in cash per share of Rouse common stock to be received by our stockholders pursuant to the merger agreement is fair from a financial point of view to our stockholders. The full text of the written opinion of Goldman Sachs, dated August 19, 2004, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement.

Potential Negative Factors Relating to the Transaction

In the course of its deliberations, our board also considered a variety of risks and other potentially negative factors, including the following:

•	Two leading publicly traded companies in the retail mall industry asked us to extend the bid process in order to provide them additional time to evaluate Rouse and to submit bids. For the reasons noted above, however, our board believed that there were significant risks with regard to price, certainty and confidentiality in extending the sale process and that to do so would not be in the best interests of our stockholders.

•	The merger agreement precludes us from actively soliciting alternative proposals, although, subject to the limitations and restrictions contained in the merger agreement, our board is permitted to furnish information to and conduct negotiations with a third party who submits an alternative proposal and to terminate the agreement if we receive a superior proposal.

•	We are obligated to pay to the operating subsidiaries of GGP a termination fee of up to $155 million and up to $25 million in reimbursement of expenses if we terminate the merger agreement under certain circumstances. It is possible that these provisions could discourage a competing proposal to acquire us or reduce the price in an alternative transaction, although, as described above, based upon discussions with our financial and legal advisors, our board concluded that these termination fee and expense reimbursement provisions should not preclude another party from making a competing proposal.

•	The merger consideration consists solely of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes. In addition, because our stockholders are receiving cash for their stock, they will not participate after the closing in future dividends, our future growth or the benefits of synergies resulting from the merger.

•	It is possible that GGP may not be able consummate the merger due to its inability to obtain adequate financing, in which case the merger would not occur. In that circumstance, we may have a claim against GGP for breach of contract; but this claim might not adequately compensate our stockholders for the failure of GGP to consummate the merger. It is also possible that extraordinary events could occur that would excuse GGP’s obligation to obtain financing. In this case, the merger would not occur and we would have no claim against GGP for breach of contract and GGP would not have to pay us any termination fee. However, as discussed above, our board concluded that the requisite financing is likely to be available to GGP. Moreover, the merger agreement provides flexibility to Rouse to terminate or to extend the agreement if financing is not available to GGP at a particular time due to an extraordinary event.

•	Certain of our directors and executive officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders. See “—Interests of Certain Persons in the Merger.”

•	We may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the potential effect on our business and customer relations. In that regard, under the merger agreement, we must conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the merger or termination of the merger agreement, which may delay or prevent us from undertaking business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent public company.

The foregoing discussion of the information and factors considered by our board, while not exhaustive, includes the material factors considered by our board. In view of the variety of factors considered in connection with its evaluation of the merger, our board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weight to different factors. It should be noted that this explanation of our board’s reasoning and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements”.

Recommendation of Our Board

Our board evaluated the factors described above, including asking questions of our management and legal and financial advisors, and after careful consideration our board (with one director, Mr. Davis, abstaining) unanimously determined that the merger is advisable and fair to, and in the best interests of, our Company and our stockholders, approved the merger agreement and recommended that our stockholders vote FOR approval of the merger.

Because he was advised that the matters to be discussed could present a conflict of interest between his role as a director and his role as a representative of the holders of interests under the CSA, Mr. Davis did not participate in the discussions by our board regarding the possible implications of a sale transaction on the holders of interests under the CSA. Mr. Davis informed our board that, because he had not participated in this portion of the board meeting, he believed it was appropriate for him to abstain from voting with respect to the merger.

Opinions of Our Financial Advisors

Deutsche Bank and Goldman Sachs delivered their opinions to our board, which were subsequently confirmed in writing, that, as of August 19, 2004, and based upon and subject to the factors and assumptions set forth in their respective opinions, the cash consideration per share of Rouse common stock to be received by the holders of shares of Rouse common stock pursuant to the merger agreement is fair from a financial point of view to these holders.

Deutsche Bank Securities Inc.

On August 19, 2004, Deutsche Bank delivered its oral opinion to our board, subsequently confirmed in writing, to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration was fair, from a financial point of view, to the holders of Rouse common stock.

The full text of Deutsche Bank’s written opinion, dated August 19, 2004, which discusses, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this proxy statement. You are urged to read this opinion in its entirety. The following summary of the Deutsche Bank opinion is qualified in its entirety by reference to the full text of the opinion.

In connection with Deutsche Bank’s role as our financial advisor, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning our Company and certain internal analyses and other information that we furnished to it. Deutsche Bank also held discussions with our senior management regarding our business, operations and financial prospects. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for Rouse common stock;

•	compared certain financial and stock market information for Rouse with similar information for certain companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part;

•	reviewed the terms of the merger agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Rouse, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of our properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of our assets or liabilities. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analysis, Deutsche Bank assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of those forecasts and projections, or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis:

•	our representations and warranties and the representations and warranties of GGP and Merger Sub contained in the merger agreement are true and correct;

•	we, GGP and Merger Sub will each perform all of the covenants and agreements to be performed by it under the merger agreement;

•	all conditions to our obligations and the obligations of GGP and Merger Sub to consummate the merger will be satisfied without any waiver or modification thereof; and

•	all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained.

Deutsche Bank’s Financial Analysis

Set forth below is a summary of the material financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with our board at its meeting on August 19, 2004.

Analysis of Selected Publicly Traded Companies

Deutsche Bank reviewed certain financial information and compared commonly used valuation measurements for Rouse to corresponding information and measurements for a group of publicly traded companies in the REIT industry, which we refer to as the selected companies.

The selected companies to which we were compared consisted of:

•	Simon Property Group, Inc.;

•	General Growth Properties, Inc.;

•	The Macerich Company;

•	The Mills Corporation;

•	CBL & Associates Properties, Inc., and

•	Taubman Centers, Inc.

The financial information and valuation measurements reviewed by Deutsche Bank included, among other things:

•	current share price;

•	total equity market valuation;

•	total enterprise value (the sum of the total equity market valuation and net debt); and

•	ratios of price to FFO.

To calculate the trading multiples for Rouse and the selected companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including analyst reports and published historical financial information and FFO estimates as reported by First Call for the selected companies and FFO estimates prepared by our management for Rouse. First Call, a subsidiary of Thomson Financial, is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

Deutsche Bank’s analysis of the selected companies yielded the multiple range set forth in the chart below. Deutsche Bank then compared the multiple range of the selected companies to the multiple for the merger implied by the merger consideration. The following table sets forth the results of this analysis:

	Selected Public Companies Multiple Range	Rouse
Price to 2004 FFO	11.3x – 12.4x	16.3x
Price to 2005 FFO	10.2x – 11.5x	15.0x

None of the selected companies is identical to Rouse. Accordingly, Deutsche Bank believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

Analysis of Selected Precedent Transactions

Deutsche Bank reviewed eight mergers and acquisition transactions announced since February 19, 1998, in the regional mall industry. The transactions reviewed, which we refer to as the selected transactions, were:

Date announced	Target	Acquiror
10/01/03	Taubman Centers, Inc.	Simon Property Group, Inc.
05/14/03	Crown American Realty Trust	Pennsylvania REIT
05/31/02	Westcor Realty, LP	The Macerich Company
03/03/02	JP Realty, Inc.	General Growth Properties, Inc.
01/14/02	Rodamco North America N.V.	Westfield America, Inc, The Rouse Company and Simon Property Group, Inc.
09/26/00	Richard E. Jacobs Group	CBL & Associates
09/26/00	Urban Shopping Centers	Rodamco North America N.V.
02/19/98	Corporate Property Investors	Simon DeBartolo Group

Deutsche Bank calculated price to last twelve months, or LTM, FFO and price to fiscal year, or FY + 1, FFO multiples based on publicly available information for each of the selected transactions in which the acquired company was public. Deutsche Bank then compared the multiple ranges for the selected transactions to the multiple for the transaction implied by the merger consideration. The following table sets forth the results of this analysis:

	Selected Transaction Multiple Range	Rouse
Price to LTM FFO	6.9x – 13.9x	18.0x
Price to FY + 1 FFO	7.0x – 11.7x	16.3x

The analysis for the selected transactions was based on public information available at the time of announcement of the selected transactions, without taking into account differing market and other conditions during the period between February 19, 1998 and October 1, 2003, during which the selected transactions were announced.

Premia Analysis

For each of the selected transactions in which the acquired company was public, Deutsche Bank also reviewed the premium or discount to the acquired companies’ per share market price one day prior to the announcement of the transaction, one week prior to the announcement of the transaction and one month prior to the announcement of the transaction, in each case represented by the acquisition price in the transaction. The following table summarizes the results of this review:

	1 day prior	1 week prior	1 month prior
Median Premium	6.8%	10.1%	13.5%

Deutsche Bank calculated the implied value of Rouse common stock by applying the median premia above to $50.61, the closing market price of Rouse common stock on August 19, 2004. Deutsche Bank observed that the implied value for Rouse common stock based upon the premia indicated above were as indicated in the chart below, and compared these values to the per share cash merger consideration.

	1 day prior	1 week prior	1 month prior
Implied price per share	$54.05	$55.72	$57.44

Net Asset Value Analysis

Deutsche Bank performed a net asset value analysis of Rouse. For this method, Deutsche Bank relied on our balance sheet as of June 30, 2004, and net operating income projections and estimated land values provided by us. Deutsche Bank applied a range of capitalization rates to our estimated 2005 retail and office portfolio net operating income. These capitalization rates ranged from 5.50% to 6.25% on our retail portfolio and from 9.00% to 10.00% on our office portfolio, which resulted in an implied blended range of capitalization rates on our retail and office portfolio from 5.83% to 6.61% to our estimated 2005 net operating income.

The resulting total retail and office portfolio value was added to the value of our consolidated and pro rata share of joint venture property in development and other assets, including cash and equivalents, marketable securities, accounts and notes receivable, prepaid expenses, receivables under financing leases and other assets, less our total debt and other liabilities to arrive at a net asset value (before land value). After adding our estimated land value, this analysis indicated a net asset value range of $59.25 to $71.82 per share, which was compared to the per share cash merger consideration.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis of Rouse. Deutsche Bank calculated the discounted cash flow values of Rouse as the sum of the net present values of:

•	future free cash flows that we expect to generate from January 1, 2005 through December 31, 2009; and

•	the terminal value of Rouse at the end of such period.

The estimated future free cash flow was based on certain financial projections for Rouse for the years 2005 through 2009 prepared by our management. The terminal value for Rouse was calculated based on projected net operating income for 2009 and a range of terminal capitalization rates from 7.0% to 8.0%. Deutsche Bank also used discount rates ranging from 7.5% to 9.5% for Rouse. Deutsche Bank used these discount rates based on its judgment of the estimated weighted average cost of our capital and the selected companies and used these terminal capitalization rates based on its review of the characteristics of Rouse.

Deutsche Bank observed that the implied value of Rouse common stock based on the discounted cash flow analysis ranged from $51.06 to $70.26 per share and compared that range of values to the per share cash merger consideration.

General. The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to our board, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to our board as to the fairness to our stockholders of the per share cash merger consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by our management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond our control or the control of our advisors, neither we nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger agreement were determined through negotiations between us and GGP and were approved by our board. Although Deutsche Bank provided advice to us during the course of these negotiations, the decision to enter into the transaction was solely that of our board. As described above, the opinion and presentation of Deutsche Bank to our board were only one of a number of factors taken into consideration by our board in making its determination to approve the merger. Deutsche Bank’s opinion was provided to our board to assist it in connection with its consideration of the transaction and does not constitute a recommendation to any holder of Rouse common stock as to how to vote or take any other action with respect to the transaction.

Deutsche Bank’s opinion does not in any manner address the prices at which Rouse common stock will trade after the announcement of the transaction.

We selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. We retained Deutsche Bank pursuant to a letter agreement dated August 18, 2004. Deutsche Bank will be paid a transaction fee of approximately $12.6 million for its services as our financial advisor in connection with the merger, the payment of which is contingent upon consummation of the merger. In addition, we will reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and Deutsche Bank’s reasonable travel and other out-of-pocket expenses, regardless of whether we complete the merger. Deutsche Bank is an affiliate of Deutsche Bank AG which, together with its affiliates, we refer to as the DB Group.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. One or more members of the DB Group have, from time to time, provided and may continue to provide investment banking, commercial banking (including extension of credit) and other financial services to us and to GGP, or our or their affiliates, for which they have received compensation and may receive compensation in the future. Future services provided to us, GGP, or our or their affiliates, may include investment banking, commercial banking (including extension of credit) and other financial services related to the merger. In particular, subsequent to the signing of the merger agreement, Rouse, on behalf of GGP, invited Deutsche Bank, along with numerous other investment banks, to participate in a competitive bid to provide first mortgage financing on certain properties currently owned by Rouse, and one or more members of the DB Group may participate as a member of a syndicate providing debt financing to GGP as part of GGP’s financing for the merger. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Rouse, GGP and their affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Goldman, Sachs & Co.

On August 19, 2004, Goldman Sachs delivered its oral opinion to our board, which was subsequently confirmed by delivery of a written opinion, dated August 19, 2004, that, as of that date and based upon and subject to the factors and assumptions set forth in the written opinion, the merger consideration to be received by the holders of the outstanding shares of Rouse common stock in the merger was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 19, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Rouse common stock should vote with respect to the merger.

In connection with rendering the opinion described above, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and annual reports on Form 10-K of Rouse for the five years ended December 31, 2003;

•	certain interim reports to stockholders and quarterly reports on Form 10-Q of Rouse;

•	certain other communications from Rouse to its stockholders; and

•	certain internal financial analyses and forecasts for Rouse prepared by its management.

Goldman Sachs also held discussions with members of our senior management regarding their assessment of the past and current business operations, financial condition and future prospects of Rouse. In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for Rouse common stock;

•	compared certain financial and stock market information for Rouse with similar information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the commercial real estate industry specifically and in other industries generally; and

•	performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the consent of our board, that the internal financial forecasts prepared by our management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Rouse. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Rouse or any of our subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs’ opinion did not address our underlying business decision to engage in the merger.

The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 18, 2004 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for shares of Rouse common stock for the periods from August 18, 2003 to August 18, 2004 and from August 18, 1994 to August 18, 2004. Goldman Sachs calculated the weighted average price per share of Rouse common stock and compared the results of such analysis to the merger consideration. Goldman Sachs also calculated the number of shares of Rouse common stock traded on the NYSE for the periods from August 18, 2003 to August 18, 2004 and from August 18, 1994 to August 18, 2004. The result of this analysis is summarized below:

	August 18, 2003 to August 18, 2004	August 18, 1994 to August 18, 2004
Weighted Average Market Price	$45.85	$31.21
Shares Traded as a Percentage of Shares Outstanding	74.93%	419.96%

Comparison of Selected Retail Real Estate Companies

Using our management projections, median estimates from the Institutional Brokerage Estimate System, or I/B/E/S, a data service provided by First Call that compiles estimates of securities research analysts, and other Wall Street research analyst estimates, Goldman Sachs reviewed and compared selected financial information and multiples for Rouse to corresponding financial information and multiples for the following retail real estate companies:

•	The Westfield Group

•	Taubman Centers, Inc.

•	The Macerich Company

•	Simon Property Group, Inc.

•	CBL & Associates Properties, Inc.

•	General Growth Properties, Inc.

•	The Mills Corporation

Although none of the selected companies is directly comparable to Rouse, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to the operations of Rouse.

Goldman Sachs calculated the FFO multiples for Rouse at (1) a $67.50 per share value of Rouse common stock and (2) the closing price of $51.05 for shares of Rouse common stock on the NYSE on August 18, 2004. The multiples and other financial information calculated by Goldman Sachs are based on the closing prices on August 18, 2004 for shares of Rouse and the selected companies’ common stock and the most recently publicly available information for Rouse and the selected companies. The estimated 2004 and 2005 funds from operations and the funds from operations growth estimates for 2004 to 2005 were based on I/B/E/S estimates and other Wall Street research analyst estimates. Goldman Sachs’ analysis of the selected companies compared the following to the results for Rouse:

•	the August 18, 2004 closing price as a percentage of the 52-week high share price;

•	dividend yield;

•	equity market capitalization, based on basic shares outstanding;

•	net debt;

•	enterprise value;

•	net debt as a percentage of total market capitalization;

•	the 2004 and 2005 estimated FFO multiples; and

•	the estimated FFO growth rate for 2004 to 2005.

The results of these analyses with respect to Rouse are summarized below:

	Closing Price of $51.05 on August 18, 2004		Merger Consideration of $67.50
	(dollars in billions)
August 18, 2004 closing price as a percentage of 52-week high	94.7%		125.2%
Dividend yield	3.7%		2.8%
Equity market capitalization	$5.3		$ 7.0
Net debt	$5.4		$ 5.4
Enterprise value	$10.7		$12.4
Net debt as a percentage of total market capitalization	50.4%		43.4%
Estimated FFO multiples for 2004 (excluding non-recurring pension plan charges)	12.3	x	16.2	x
Estimated FFO multiples for 2005	11.3	x	14.9	x
Estimated FFO growth rate for 2004 and 2005 (excluding non-recurring pension plan charges)	8.7%		8.7%

The results of these analyses with respect to the selected retail real estate companies are as follows:

	Selected Retail Real Estate Companies
	High		Mean		Median		Low
	(dollars in billions)
August 18, 2004 closing price as a percentage of 52-week high	94.3%		90.6%		91.2%		84.7%
Dividend yield	6.8%		5.0%		5.0%		3.7%
Equity market capitalization	$18.4		$7.6		$3.5		$1.9
Net debt	$16.0		$6.8		$3.9		$2.2
Enterprise value	$32.2		$14.8		$7.6		$4.4
Net debt as a percentage of total market capitalization	52.2%		47.9%		50.1%		31.6%
Estimated FFO multiples for 2004	12.5	x	12.0	x	12.1	x	11.4	x
Estimated FFO multiples for 2005	14.9	x	11.7	x	11.5	x	10.4	x
Estimated FFO growth rate for 2004 and 2005	9.9%		7.9%		8.2%		3.9%

Net Asset Value Analysis

Using information provided by our management, Goldman Sachs calculated the net asset value per share (based on the number of fully diluted shares at the net asset value price) of Rouse common stock by subtracting total debt (including pro rata share of debt from joint ventures) and other liabilities from total assets. Goldman Sachs calculated total assets by applying capitalization rates ranging from 5.50% to 6.00% to Rouse’s 2005 projected net operating income of $585 million for its retail assets and capitalization rates ranging from 9.00% to

10.00% to Rouse’s 2005 projected net operating income of $99 million for its office assets. Goldman Sachs added the value of Rouse’s other assets to Rouse’s total retail and office assets. These other assets included property in development, valued at 110% of book value to account for developers’ profits, cash and cash equivalents, investments in other marketable securities, accounts receivable, prepaid expenses, receivables under finance leases and other assets. This analysis indicated (1) Rouse’s net asset value per share before the value of land and (2) Rouse’s net asset value per share including post-tax land value, based on a pre-tax land valuation as of December 31, 2003 and a tax rate of 35%, as follows:

Capitalization Rate (Retail Portfolio)	Capitalization Rate (Office Portfolio)	Net Asset Value per Share Before Land Value	Net Asset Value per Share Including Post-Tax Land Value
5.50%	9.00%	$61.07	$72.12
5.75%	9.50%	$56.32	$67.38
6.00%	10.00%	$51.96	$63.05

Premium Analysis

Goldman Sachs calculated the implied premia represented by the $67.50, before any dividend adjustment, per share in cash to be received by the holders of Rouse common stock pursuant to the merger based on the following trading prices for Rouse common stock:

•	the closing price of $51.05 on August 18, 2004;

•	the average trading price over the 30-, 90- and 180-day periods prior to the announcement of the merger; and

•	the one year average trading price.

The results of Goldman Sachs’ calculations are as follows:

Day/Period	Implied Premium
August 18, 2004	32.2%
30-day average	37.7%
90-day average	42.4%
180-day average	42.4%
One-year average	46.7%

Comparison of Major Retail Real Estate Public Mergers

Goldman Sachs analyzed information relating to the following ten transactions in the retail real estate industry since 2002:

Acquiror	Target
Simon Property Group, Inc.	Chelsea Property Group, Inc.
Kimco Realty Corporation	Mid-Atlantic Realty Trust
Pennsylvania Real Estate Investment Trust	Crown America Realty Trust
Pan Pacific Retail Properties, Inc.	Center Trust, Inc.
Equity One, Inc.	IRT Property Company
Developers Diversified Realty Corporation	JDN Realty Corporation
General Growth Properties, Inc.	JP Realty, Inc.
Westfield America, The Rouse Company and Simon Property Group, Inc.	Rodamco North America N.V.
Rodamco North America N.V.	Urban Shopping Centers, Inc.
Pan Pacific Retail Properties, Inc.	Western Properties Trust

Goldman Sachs compared the following information relating to the selected transactions to the proposed merger:

•	the premium of the merger consideration to the 52-week high target stock price;

•	the premium of the merger consideration to the net asset value estimates (NAV) of publicly traded REITS calculated by Green Street Advisors, Inc., or Green Street, an independent research and consulting firm concentrating on publicly traded real estate securities; and

•	the premium of the merger consideration to the target stock price on the day prior to the announcement of the particular transaction.

The results of this analysis were as follows:

	Mean	Median	Merger Consideration of $67.50
Premium of the merger consideration to the 52-week high target price	3.6%	5.1%	25.1%
Premium of the merger consideration to the Green Street NAV Estimate	20.8%	13.5%	45.9%
Premium of the merger consideration to target stock price on day prior to announcement	9.2%	6.8%	33.4%

Discounted Cash Flow Analysis

Goldman Sachs performed a discounted cash flow analysis based on our management’s estimates of its financial performance and debt amortization requirements, assuming that all cash available for distribution is distributed to our stockholders. Goldman Sachs calculated illustrative terminal values based on funds from operations multiples ranging from 10.0x to 12.0x applied to the projected 2010 funds from operations per share. The 2010 funds from operations assumes a 6.0% growth in funds from operation from 2009 to 2010. Goldman Sachs discounted the cash available for distribution based on management estimates, and used these terminal values to calculate illustrative present values. The results of this analysis were as follows:

Equity Discount Rate	Terminal Value Multiple
	10.0x	10.5x	11.0x	11.3x	11.5x	12.0x
9.0%	$54.66	$56.66	$58.65	$59.99	$60.64	$62.63
9.5%	$53.56	$55.51	$57.45	$58.76	$59.40	$61.35
10.0%	$52.49	$54.39	$56.29	$57.57	$58.19	$60.10
10.5%	$51.44	$53.30	$55.16	$56.41	$57.02	$58.88
11.0%	$50.42	$52.24	$54.06	$55.28	$55.88	$57.69

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Rouse or the merger.

Goldman Sachs prepared these analyses for the purpose of providing its opinion to our board as to the fairness from a financial point of view to the holders of the outstanding shares of Rouse common stock of the merger consideration. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither we nor Goldman Sachs nor any other person assumes responsibility if future results are materially different from those forecast.

As described above, Goldman Sachs’ opinion to our board was one of many factors taken into consideration by our board in making its determination to approve the merger agreement.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as our financial advisor in connection with, and has participated in certain negotiations leading to, the merger. Goldman Sachs has provided investment banking services to us from time to time, including having acted as senior co-manager with respect to a public offering of our 3.625% Notes due 2009 (aggregate principal amount $400,000,000) and 5.375% Notes due 2013 (aggregate principal amount $100,000,000) in March 2004. Goldman Sachs has also provided investment banking services to GGP from time to time, including having acted as placement agent with respect to an offering by a subsidiary of GGP of 8.95% Series B Cumulative Redeemable Preferred Units (aggregate principal amount $60,000,000) in April 2002. In addition, in the last three years, Goldman Sachs, in the ordinary course of business, has acted as principal with respect to the financing and refinancing of certain mortgage loans for us in an aggregate amount of $164,500,000 and for GGP in an aggregate amount of $851,400,000. Goldman Sachs also may provide investment banking services to, and act as principal with respect to the financing and refinancing of certain mortgage loans of, us and GGP in the future. Subsequent to the signing of the merger agreement, Rouse, on behalf of GGP, invited Goldman Sachs, along with numerous other investment banks, to participate in a competitive bid to provide first mortgage financing on certain properties currently owned by Rouse. In connection with the above-described investment banking services, Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to us, GGP and our or their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Rouse and GGP for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Our board selected Goldman Sachs as a financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated August 19, 2004, we engaged Goldman Sachs to act as our financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, we agreed to pay Goldman Sachs a transaction fee equal to approximately $12.6 million, all of which is contingent upon consummation of the merger. In addition, we have agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of Certain Persons in the Merger

In considering the recommendation of our board with respect to the merger and the merger agreement, you should be aware that, as described below, some of our directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of our stockholders generally. Our board was aware of these interests and considered them in approving the merger and the merger agreement and in recommending that our stockholders vote in favor of the merger.

Equity Compensation Awards

Stock Options. The merger agreement provides that, as of the effective time of the merger, all vested and unvested stock options outstanding as of immediately prior to the effective time, including those held by our directors and executive officers, will be cancelled and each holder of an option will receive a cash payment in an amount equal to (x) the total number of shares of Rouse common stock subject to the options held by the owner multiplied by (y) the excess of the merger consideration over the exercise price per share subject to the option, less withholding taxes. In addition, we will adjust the outstanding stock options by reducing the exercise prices of the options by the amount of any extraordinary dividend that we pay.

Restricted Stock. In addition, each share of restricted stock outstanding as of the effective time of the merger, including those held by our directors and executive officers, will fully vest and will be converted into the right to receive the merger consideration, less withholding taxes.

Phantom Stock Rights. Phantom stock rights are rights denominated in shares of Rouse common stock or rights to receive shares of Rouse common stock in the future. The merger agreement provides that each vested and unvested phantom stock right, including those held by our directors and executive officers, that is outstanding as of immediately prior to the effective time of the merger will be adjusted so that, as of the effective time of the merger, each phantom stock right will be cancelled and converted into the right to receive, in the case of phantom stock rights for which the extraordinary dividend has been paid, the merger consideration, or in the case of phantom stock rights for which the extraordinary dividend has not been paid, the merger consideration plus an amount equal to the extraordinary dividend. This amount of cash will either be paid to the holder of the phantom stock right, less withholding taxes, or, if applicable, will be credited to a deferred compensation account. Phantom stock rights with respect to each individual listed in the table below, other than Mr. Deering, are represented by outstanding shares of Rouse common stock and, accordingly, the extraordinary dividend will be paid as to these phantom stock rights. Phantom stock rights with respect to Mr. Deering are not represented by outstanding shares of Rouse common stock and, accordingly, as the extraordinary dividend will not be paid as to these phantom stock rights, Mr. Deering will be entitled to receive the merger consideration plus an amount equal to the extraordinary dividend for each of his phantom stock rights.

Summary of Cash Payments. Based on equity compensation holdings as of October 5, 2004, our executive officers and directors will receive the following cash payments (which have not been adjusted for the effect of the dividend adjustment) with respect to shares of restricted stock, vested and unvested stock options and vested and unvested phantom stock rights held by them:

	Restricted Stock	Vested Stock Options	Unvested Stock Options	Vested Phantom Stock Rights	Unvested Phantom Stock Rights
Executive Officers
Anthony W. Deering	$3,105,000	$16,079,637	$34,654,621	—	$7,087,500
Thomas J. DeRosa	2,025,000	5,657,994	16,239,521	—	—
Duke S. Kassolis	1,579,500	4,458,102	5,312,421	—	—
Robert Minutoli	1,437,750	2,965,967	4,998,251	—	—
Alton J. Scavo	1,437,750	3,632,513	4,998,251	—	—
Directors (excluding Anthony W. Deering)
Jeremiah E. Casey	54,000	277,850	—	$122,587	—
Roger W. Schipke	54,000	229,308	—	228,260	—
Rohit M. Desai	54,000	73,630	—	2,968,157	—
Bert N. Mitchell	87,750	—	—	—	—
John G. Schreiber	54,000	240,100	—	491,960	—
David H. Benson	54,000	326,600	—	154,870	—
Platt W. Davis III	54,000	321,413	—	31,099	—
Bruce W. Duncan	87,750	—	—	37,813	—
Juanita T. James	54,000	235,725	—	172,184	—
Stuart S. Janney III	33,750	—	—	—	—

Totals	$10,172,250	$34,498,839	$66,203,065	$4,206,930	$7,087,500

Change of Control Agreements

Employment Agreement with Mr. Deering

We are a party to an employment agreement with Anthony W. Deering, our chief executive officer, dated September 24, 1998 and as amended in 1999 and 2003, pursuant to which Mr. Deering will be entitled to receive severance benefits in the event of a termination of his employment by us or Mr. Deering following a change in control of Rouse. In connection with the amendment and restatement of the executive agreements to which our executive officers are parties (described below), we and Mr. Deering also agreed to amend his employment agreement on August 9, 2004 to provide for a pro-rata reduction of Mr. Deering’s severance benefits under the employment agreement in the event the aggregate severance benefits to Mr. Deering and the members of senior management who are parties to executive agreements (determined in accordance with the golden parachute regulations of the Code) exceed 2% of our equity capitalization immediately prior to a change in control. This amendment also eliminated a pension enhancement to which Mr. Deering was entitled under his employment agreement and conformed the agreement to reflect the freezing and termination of our pension plan. We and Mr. Deering further agreed to amend his employment agreement on August 19, 2004 to reduce Mr. Deering’s severance benefits by up to 10% if such a reduction would cause no excise tax under Section 4999 of the Code to be payable.

The employment agreement entitles Mr. Deering to the following severance benefits if, during the term of his agreement, Mr. Deering is terminated without cause or if Mr. Deering terminates his employment for good reason:

•	a lump sum payment equal to thirty-six times one-twelfth of the sum of his then-current base salary plus his average bonus for the prior three years;

•	a contribution to Mr. Deering’s account under our excess savings plan in an amount equal to three times the maximum annual amount that could be contributed by us to his account under the excess savings plan;

•	a pro-rata bonus and pro-rata excess savings plan contribution for the year of termination;

•	either (1) continuation until Mr. Deering attains age 63 of any health and welfare benefits and any long-term disability insurance generally provided to our senior executives or (2) continuation of coverage for Mr. Deering and his dependents under the health and welfare benefit plans generally provided to our full-time officers or employees at no cost for three years after Mr. Deering’s date of termination, whichever of (1) or (2) is greater;

•	full vesting of any unvested restricted shares and options granted to Mr. Deering;

•	a lump sum additional payment in an amount such that Mr. Deering is fully indemnified for any excise taxes imposed under Section 4999 of the Code (unless a reduction of payments to Mr. Deering of 10% or less would cause no excise tax to be payable, in which case the payments would be reduced so that no excise tax is payable); and

•	other benefits, including transfer of ownership to Mr. Deering of his company car and payment of life insurance premiums for three years following termination.

Mr. Deering is also subject to non-competition and non-solicitation provisions, which apply during employment and for three years after a termination of Mr. Deering’s employment for cause or after a voluntary resignation without good reason.

For purposes of the employment agreement, “good reason” includes (among other things) a termination for any reason by Mr. Deering following the merger and “cause” generally means a termination due to one or more acts of gross or willful negligence or of intentional wrongdoing or misconduct that have a material adverse effect on Rouse.

If we had completed the merger on October 5, 2004, and we terminated Mr. Deering’s employment or if Mr. Deering terminated his employment immediately after completion, the amount of cash severance that would have been payable to Mr. Deering under the employment agreement would have been approximately $7,158,276. The employment agreement also provides that, following his termination of employment, Mr. Deering will be entitled to benefits under the benefit arrangements that we maintain for our employees generally pursuant to the terms of those arrangements. Accordingly, if Mr. Deering were terminated under circumstances that entitled him to severance pay under our general severance policy, then, in addition to the benefits under the employment agreement, he would be entitled to severance pay of approximately $1,162,026 under the severance policy. Based on information as of the date of this proxy statement, we do not anticipate Mr. Deering will be subject to the excise taxes imposed under Section 4999 of the Code.

Other Executive Agreements

We entered into executive agreements with Duke Kassolis, Robert Minutoli and Alton Scavo in October 1999, and, in September 2002, we entered into a similar agreement with Thomas DeRosa. In March 2004, our board of directors approved the amendment and restatement of these executive agreements as described below. In connection with the amendment and restatement the following provisions were added to the agreements:

•	non-competition and non-solicitation provisions, which apply during employment and for two years after a termination of the executive’s employment for cause or in a voluntary resignation without good reason;

•	a pro-rata reduction of the severance benefits under the executive agreements in the event that severance benefits to the executive officers, Mr. Deering and the other members of senior management who are parties to executive agreements (determined in accordance with the golden parachute regulations of the Code) exceed 2% of our equity capitalization at the time of a change in control; and

•	a reduction of up to 10% of the executive’s severance benefits if such a reduction would eliminate the excise tax payable under Section 4999 of the Code.

On July 14, 2004, we entered into amended and restated executive agreements with Messrs. Minutoli and Kassolis, and on August 19, 2004 we entered into amended and restated executive agreements with Messrs. DeRosa and Scavo. Our board also approved executive agreements for nine of our senior vice presidents and one vice president, which are substantially similar to those of Messrs. Minutoli, Kassolis, DeRosa and Scavo, except that the multiple used to calculate severance, the contribution to the excess savings plan and the continuation of benefits under the health plans is two rather than three.

Under the amended and restated executive agreements if, during the term of the agreement but following the merger, the executive’s employment is terminated without cause or for good reason, the executive will be entitled to the following:

•	a lump sum cash payment equal to three times the executive’s then-current annual base salary and target bonus;

•	a contribution to the executive’s account under our excess savings plan in an amount equal to three times the maximum annual amount that could be contributed by us to the executive’s account under the excess savings plan;

•	a pro-rata bonus and pro-rata excess savings plan contribution for the year of termination;

•	continued participation for the executive and his dependents in our health and welfare benefit plans for three years following termination of employment, and, in addition, continued medical coverage through the date on which the executive becomes eligible for Medicare;

•	full vesting of any outstanding and unvested restricted shares and options granted to the executive;

•	a lump sum additional payment in an amount so that the executive is fully indemnified for any excise taxes imposed under Section 4999 of the Code (unless a reduction of payments to the executive of 10% or less would cause no excise tax to be payable, in which case the payments would be reduced so that no excise tax is payable); and

•	other benefits, including transfer of ownership to the executive of his company car, payment of life insurance premiums for three years following termination, and outplacement services.

For purposes of the executive agreements, “cause” generally means (1) the willful and continued failure of the executive to perform his duties, (2) gross misconduct that is harmful to us, or (3) conviction of a felony or fraudulent behavior that materially harms us. “Good reason” generally means our failure to comply with any of the provisions of the executive agreement including provisions relating to positions and duties.

If we had completed the merger on October 5, 2004, and we terminated each of the executive officers’ employment immediately after completion, the amount of cash severance that would have been payable to each of the executive officers would have been approximately: $3,960,000 for Mr. DeRosa; $2,556,311 for Mr. Kassolis; $2,438,052 for Mr. Minutoli; and $2,560,222 for Mr. Scavo. In addition, we may be required to make additional payments to indemnify these executive officers for excise taxes imposed under Section 4999 of the Code. The actual amount of these indemnification payments will be based on a variety of factors, including whether employment is terminated under the executive agreements, the date of termination and applicable interest rates, none of which can be determined with a reasonable degree of certainty as of the date of this proxy statement. The executive agreements also provide that, following their termination of employment, the executive officers will be entitled to benefits under the benefit arrangements that we maintain for our employees generally pursuant to the terms of those arrangements. Accordingly, if the executive officers were terminated under circumstances that entitled them to severance pay under our general severance policy, then, in addition to the benefits under the executive agreements, they would be entitled to severance pay of approximately: $426,734 for Mr. Kassolis; $423,273 for Mr. Minutoli; $615,437 for Mr. Scavo; and $50,769 for Mr. DeRosa.

Other Benefits

We maintain a number of deferred compensation and supplemental retirement benefit plans for our directors, executive officers and other members of senior management. Except for the unvested benefits under our tax-qualified and non-qualified savings plans (which, as described below, will become fully vested at the effective time of the merger), all of the benefits under these plans are currently fully vested. As of October 5, 2004, the amounts of these benefits allocable to our executive officers, directors and other employees are as follows:

	Vested Supplemental Retirement Benefits	Unvested Supplemental Retirement Benefits	Deferred Bonuses	Non-Employee Director Deferred Compensation
Executive Officers
Anthony W. Deering	$15,269,234	—	—	—
Thomas J. DeRosa	119,007	$48,164	$697,752	—
Duke S. Kassolis	2,084,924	—	49,806	—
Robert Minutoli	2,303,793	—	—	—
Alton J. Scavo	2,710,847	—	—	—
Directors (excluding Anthony W. Deering)
Jeremiah E. Casey	122,060	—	—	$702,822
Roger W. Schipke	100,629	—	—	705,768
Rohit M. Desai	229,211	—	—	3,048,430
Bert N. Mitchell	—	—	—	—
John G. Schreiber	12,240	—	—	531,374
David H. Benson	154,205	—	—	—
Platt W. Davis III	30,965	—	—	274,362
Bruce W. Duncan	—	—	—	91,419
Juanita T. James	132,775	—	—	82,711
Stuart S. Janney III	—	—	—	—
Active Employees other than Executive Officers as a Group (5 individuals)	9,023,573	527	660,158	—

Totals	$32,293,463	$48,691	$1,407,716	$5,436,886

Accelerated Vesting of Savings Plan Accounts

In the merger agreement, GGP agreed to fully vest all account balances under our tax-qualified and non-qualified savings plans at the effective time of the merger. As of October 5, 2004, one executive officer had an unvested account balance of $48,164 in these plans and our other active employees had unvested account balances in these plans of $260,570 in the aggregate.

Funding of Grantor Trust

Pursuant to the merger agreement, on August 23, 2004, we established and funded a grantor trust with $52,425,288 to pay deferred compensation and supplemental retirement obligations to our directors, executive officers and other members of senior management. As of October 5, 2004, the assets of the grantor trust included $1,407,716 for deferred bonuses for our executive officers and members of senior management; $32,293,463 for supplemental retirement benefits with respect to our executive officers, directors and other members of senior management; and $5,436,886 for deferred compensation for our non-employee directors. The trust is a funding mechanism by which we intend to pay pre-existing liabilities under our current benefit plans. The trust does not create any new or additional compensation or benefit entitlements.

Indemnification and Benefits Provisions in the Merger Agreement

The merger agreement provides for the continuation of director and officer indemnification and insurance, and for the continuation of employee benefits for specified time periods. We describe these provisions in “The Merger Agreement — Employee Benefit Matters” and “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance”.

Contingent Stock Agreement

In connection with our acquisition of The Hughes Corporation in 1996, we entered into the CSA under which we agreed to issue a formula-based number of additional shares of Rouse common stock to the holders of interests under the CSA for a period running through December 31, 2009. Under the CSA, we cannot enter into a “prohibited transaction” without consent of a majority of the interests under the CSA. A “prohibited transaction” includes a merger that (1) would render us or our successor incapable of, or restricted or prohibited from, delivering (on a timely basis) freely tradable and readily marketable securities comparable to the securities we currently deliver under the CSA or (2) could reasonably be expected to have a prejudicial effect on the holders of interests under the CSA with respect to their non-taxable receipt of securities pursuant to the CSA. Under the CSA, we are required, prior to implementation of the merger, to give notice to the representatives of the holders of interests under the CSA that the merger does not constitute a “prohibited transaction” under the CSA. On August 23, 2004, we sent this notice to the representatives as required by the CSA.

So long as the holders of interests under the CSA hold 5% or more of Rouse’s outstanding shares, they are also entitled to designate an individual for election to our board. Platt W. Davis, III, who is one of the three representatives of the holders of interests under the CSA, currently serves as one of our directors as the designee of the holders of interests under the CSA.

Contributions to The Rouse Company Foundation, Inc.

In connection with the merger, we will make a $20 million cash contribution to The Rouse Company Foundation, Inc. The foundation provides grants principally to nonprofit organizations and institutions in central Maryland. Mr. Deering and Mr. Scavo are trustees of the foundation. Mr. Deering is President, Patricia H. Dayton is the Vice President and Treasurer and Margaret P. Mauro is the Executive Director and Secretary of the foundation.

Exemption from Section 16

Our board passed a resolution exempting our directors and executive officers from all liability under Section 16(b) of the Securities Exchange Act of 1934, or Exchange Act, related to (i) the cancellation of their outstanding stock options, restricted stock and phantom stock rights in exchange for the payment of the amounts described under the heading “—Equity Compensation Awards—Summary of Cash Payments”, and (ii) the disposition of their shares of Rouse common stock in exchange for the right to receive the merger consideration.

Delisting and Deregistration of Rouse Common Stock

If the merger is completed, holders of shares of Rouse common stock will not have an opportunity to continue to hold an equity interest in the surviving company as an ongoing corporation and, therefore, will not have the opportunity to share in the future earnings, dividends or growth, if any, of the surviving corporation. In addition, upon completion of the merger, Rouse common stock will no longer be listed on the NYSE and we will no longer be publicly traded.

Regulatory Matters and Other Approvals

We are not aware of any federal or state regulatory approvals that are required to complete the merger, other than the filing of the articles of merger with, and the acceptance of the articles for record by, the State Department of Assessments and Taxation of Maryland.

Merger Financing

GGP’s undertaking to complete the merger is supported by a commitment from Credit Suisse First Boston, Lehman Commercial Paper Inc., Wachovia Bank, National Association and Bank of America, N.A. (together, the “Lead Banks”) to provide GGP’s operating partnership (together with one or more other borrowers to be agreed upon) with up to $9.75 billion of acquisition financing. The Lead Banks’ obligation to provide this financing is subject to certain conditions, including: (a) there not occurring any change or effect that has been or would be materially adverse to the business, financial condition or results of operations of Rouse and its subsidiaries taken as a whole or any change or effect that would prevent, materially delay or impair the ability of Rouse to consummate the merger and the transactions contemplated by the merger agreement other than (I) except as provided in (b) below, any change or effect resulting from (i) changes in general international, national or regional economic or financial conditions, or changes in the securities market in general, or (ii) changes in any laws or regulations or accounting regulations or principles applicable to Rouse and its subsidiaries and (II) except as provided in (c) below, general changes or developments in the industries in which GGP and its subsidiaries operate; (b) there not occurring any of the following events: (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (ii) any act of war or terrorism or another material event resulting in a major dislocation of financial markets that materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (iii) any mandatory limitation by any governmental authority on the extension of credit generally by banks or other financial institutions; (c) the occurrence of any act of war or terrorism that materially and adversely affects the United States retail shopping mall business taken as a whole; (d) GGP’s receipt of net cash proceeds of at least $500 million from the sale of its common stock pursuant to a warrants offering; (e) completion of the merger; (f) definitive loan documentation on terms consistent with the terms outlined in the commitment letters; and (g) other conditions set forth or referred to in the commitment letters. GGP and the Lead Banks are in the process of negotiating the terms of the definitive loan documentation.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

Structure of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a subsidiary of GGP, will merge with and into us. We will be the surviving corporation in the merger and will continue our corporate existence in accordance with Maryland law.

Timing of the Merger

The closing date for the merger will be no later than the third business day following the satisfaction or waiver of all conditions to closing or another date as we and GGP may mutually agree. We intend to complete the merger as soon as practicable, subject to receipt of stockholder approval. Although we expect to complete the merger in the fourth quarter of 2004, we cannot specify when, or assure you whether or not, we and GGP will satisfy or waive all conditions to the merger. See “—Conditions to the Merger”.

Board of Directors and Officers of Surviving Corporation

Upon completion of the merger, the directors of Merger Sub will be the directors of the surviving corporation and our officers will remain the officers of the surviving corporation after the merger.

Consideration to be Received by our Stockholders in the Merger

At the effective time of the merger, each outstanding share of Rouse common stock (other than shares held by GGP, Merger Sub or any of their wholly owned subsidiaries) will be converted into the right to receive a cash payment of $67.50, without interest, less the amount of the dividend adjustment.

Dividend Adjustment

The merger consideration will be reduced by reason of an extraordinary dividend that we pay on or prior to the effective time of the merger. As discussed under “Certain Material U.S. Federal Income Tax Consequences”, the extraordinary dividend is intended to enable us to satisfy certain tax law requirements applicable to REITs, including the elimination prior to the merger of any non-REIT earnings and profits.

Under the terms of the merger agreement, if the amount of the extraordinary dividend does not exceed $2.42 per share, the extraordinary dividend will reduce the merger consideration of $67.50 on a dollar-for-dollar basis. If the amount of the extraordinary dividend exceeds $2.42 per share, the extraordinary dividend will reduce the merger consideration of $67.50 on a dollar-for-dollar basis up to $2.42 per share, and any amount in excess of $2.42 per share will reduce the merger consideration by 110% of this excess. We refer in this proxy statement to the amount of this reduction as the “dividend adjustment”.

As an example, if the extraordinary dividend is $2.30 per share, the dividend adjustment will be $2.30 per share and, assuming you hold shares of Rouse common stock through the business day prior to the effective time of the merger, you will receive merger consideration of $65.20 per share, plus the extraordinary dividend of $2.30 per share, or a total of $67.50. If, however, the extraordinary dividend is $3.40 per share, the dividend adjustment will be approximately $3.50 ($2.42 per share plus 110% of $0.98, or approximately $1.08 per share) and, assuming you hold shares of Rouse common stock through the business day prior to the effective time of the merger, you will receive merger consideration of approximately $64.00 per share, plus the extraordinary dividend of $3.40 per share, or a total of approximately $67.40. If the extraordinary dividend is $5.42 per share, the dividend adjustment will be $5.72 ($2.42 per share plus 110% of $3.00, or $3.30 per share) and, assuming you hold shares of Rouse common stock through the business day prior to the effective time of the merger, you will receive merger consideration of $61.78 per share, plus the extraordinary dividend of $5.42 per share, or a total of $67.20.

We currently estimate the amount of the extraordinary dividend will be approximately $2.30 to $3.40 per share. This estimated range is based upon certain factual and legal conclusions and judgments. However, there can be no assurance that the IRS will agree with these conclusions and judgments, in which case the extraordinary dividend could be significantly larger than our current estimate. We will make an announcement once we have finally determined the amount of the extraordinary dividend. We expect to pay the extraordinary dividend prior to the effective time of the merger.

For a discussion of the material U.S. federal income tax consequences of the receipt of the merger consideration and the extraordinary dividend, see “Certain Material U.S. Federal Income Tax Consequences”.

Treatment of Stock Options and Phantom Stock Rights

If the merger occurs:

•	each of our outstanding stock options will become fully vested, and each option holder will be entitled to receive a cash payment (less withholding taxes and without interest) equal to the excess of the merger consideration over the exercise price per share of the stock option, multiplied by the number of shares of Rouse common stock subject to the stock option; and

•	each outstanding phantom stock right will become fully vested, and each phantom stock right holder will be entitled to receive a cash payment (less withholding taxes and without interest) equal to, in the case of phantom stock rights for which the extraordinary dividend has been paid, the merger consideration or, in the case of phantom stock rights for which the extraordinary dividend has not been paid, the merger consideration plus an amount equal to the extraordinary dividend. This amount of cash will either be paid to the phantom stock right holder, or, if applicable, will be credited to a deferred compensation account.

In addition, immediately prior to the effective time of the merger, we will also adjust our stock options by reducing the exercise prices of these options by the amount of any extraordinary dividend that we pay.

See “The Merger—Interests of Certain Persons in the Merger—Equity Compensation Awards” for a further discussion of the treatment of our stock options and phantom stock rights in the merger.

Exchange of Certificates

Prior to the effective time of the merger, GGP will designate a paying agent reasonably acceptable to us to make payments of the merger consideration under the merger agreement upon surrender of certificates representing Rouse common stock. Promptly following the completion of the merger, GGP will deposit an amount of cash sufficient to pay the merger consideration to each of our stockholders. As soon as practicable after the completion of the merger, the paying agent will mail a letter of transmittal and instructions to you advising you how to surrender your stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without an executed letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents the paying agent requires. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of GGP that any stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the stock certificates. After the completion of the merger, each of our outstanding stock certificates will represent only the right to receive the merger consideration.

Representations and Warranties

In the merger agreement, we made certain customary representations and warranties, subject to exceptions disclosed to GGP and Merger Sub, and to customary qualifications for materiality. The representations made to GGP and Merger Sub by us relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and power and authority to operate our respective businesses;

•	our capitalization, including, in particular, the number of shares of Rouse common stock, stock options and phantom stock rights outstanding;

•	our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with our organizational documents, applicable law or any of our contracts as a result of entering into the merger agreement and completing the merger;

•	the required consents and approvals of governmental entities relating to the merger;

•	our compliance with applicable laws;

•	our possession of all licenses and permits necessary to operate our properties and carry on our business;

•	our SEC filings since January 1, 2003 and the financial statements contained in those filings;

•	subject to factual developments disclosed in our SEC filings filed on or after March 9, 2004 and prior to the date of the merger agreement, the absence, since December 31, 2003, of any change, development, event or occurrence that, individually or in the aggregate has had or would have a company material adverse effect, as described below;

•	the absence of litigation or outstanding court orders against us;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	tax matters affecting us, including our qualification as a REIT;

•	the accuracy and completeness of information supplied by us in this proxy statement;

•	our receipt of fairness opinions from Deutsche Bank and Goldman Sachs;

•	the inapplicability of state takeover statutes and the absence of a stockholder rights plan;

•	our intellectual property;

•	environmental matters affecting us;

•	the inapplicability to us of the Investment Company Act of 1940;

•	the absence of undisclosed affiliate transactions;

•	significant contractual agreements to which we are a party, including those that restrict our business;

•	real property owned and leased by us; and

•	our insurance policies.

For the purposes of the merger agreement, “company material adverse effect” means (x) any change or effect that has been or would be materially adverse to our and our subsidiaries’ business, financial condition or results of operations taken as a whole, other than any change or effect resulting from (1) changes in general international, national or regional economic or financial conditions, or changes in the securities market in general, (2) general changes or developments in the industries in which we and our subsidiaries operate or (3) changes in any laws or regulations or accounting regulations or principles applicable to us and our subsidiaries, or (y) any change or effect that would prevent or materially delay our ability to consummate the merger and the transactions contemplated by the merger agreement.

The merger agreement also contains customary representations and warranties by GGP and Merger Sub that are subject to exceptions that have been disclosed to us, and to customary qualifications for materiality. The representations made to us by GGP and Merger Sub relate to, among other things:

•	their proper organization, good standing and power and authority to operate their businesses;

•	their power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the required consents and approvals of governmental entities relating to the merger;

•	the absence of any violation of or conflict with their organizational documents, applicable law or any of their contracts as a result of entering into the merger agreement and completing the merger;

•	their compliance with applicable laws;

•	their SEC filings since January 1, 2003 and the financial statements contained in those filings;

•	subject to factual developments disclosed in GGP’s SEC filings on or after March 12, 2004 and prior to the date of the merger agreement, the absence, since December 31, 2003, of any change, development, event or occurrence that, individually or in the aggregate has or would prevent or materially delay or impair their ability to complete the merger and the transactions contemplated by the merger agreement;

•	the absence of litigation or outstanding court orders against GGP and Merger Sub; and

•	GGP’s delivery of commitment letters relating to the financing of the merger and GGP’s good faith belief as of the date of the merger agreement that it will have available sufficient funds to pay the merger consideration and to consummate the other transactions contemplated by the merger agreement.

The representations and warranties of each of the parties to the merger agreement expire upon completion of the merger.

Conduct of Business Pending the Merger

Under the merger agreement, we agreed that, except as expressly permitted by the merger agreement, for exceptions disclosed to GGP, as required by law, or as GGP otherwise agrees in writing, we and our subsidiaries that we control,

•	will:

º	conduct our business only in the ordinary course and substantially in the manner as conducted prior to the execution of the merger agreement;

º	in the case of Rouse, take all necessary steps to qualify as a REIT; and

º	use our best efforts to preserve our business organization and significant business relationships.

•	will not:

º	amend or change our organizational documents;

º	issue, sell, grant or encumber or authorize the issuance, sale, grant or encumbrance of any shares of capital stock or other equity interests or any options or other rights of any kind to acquire any shares of capital stock or other ownership interests of Rouse or any of its subsidiaries, other than the issuance of shares of Rouse common stock in accordance with the terms of outstanding options and other than issuances of shares required under the CSA;

º	declare, set aside or pay any dividends or distributions on any capital stock other than

–	the extraordinary dividend;

–	any regular quarterly dividends;

º	the closing dividend;

º	any dividend or distribution by one of our wholly owned subsidiaries to us or to another of our wholly owned subsidiaries; or

º	any dividend or distribution by one of our non-wholly owned subsidiaries to the extent required by its organizational documents;

•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of our capital stock or any capital stock or other equity interests of any of our subsidiaries;

•	fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained by us on the date of the merger agreement;

•	incur any debt or guarantee any debt of another person, or issue or sell any debt securities or other rights to acquire any of our or our subsidiaries’ debt securities, other than debt incurred:

º	to pay dividends in accordance with the merger agreement;

º	to repurchase shares of Rouse common stock to be reissued under the CSA; or

º	in the ordinary course of business consistent with past practices,

–	not to exceed a total of $700 million drawn on existing lines of credit; or

–	from guarantees incurred in compliance with the merger agreement of debt of any of our wholly owned subsidiaries;

•	modify, amend or terminate any debt in existence as of the date of the merger agreement;

•	acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any contract for the acquisition of, any real property or other material assets;

•	encumber assets or commence construction of, or enter into any contract to develop or construct other real estate projects except for construction of or contracts to develop or construct real estate projects in respect of our community development business to the extent consistent with our past practice and our existing budget and business plan for the community development business;

•	sell, lease, mortgage, subject to a lien or otherwise dispose of any of our or our subsidiaries’ material assets (including any owned or leased properties) other than in the ordinary course of business or other than liens incurred in connection with any debt permitted to be incurred under the merger agreement;

•	make any loans, advances or capital contributions to, or investments in, any person (other than any of our wholly owned subsidiaries), except as required under any contract existing on the date of the merger agreement with any joint venture partner;

•	pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements included in our SEC filings;

•	enter into any material contract with respect to our owned or leased properties under development (other than in respect of our community development business for contracts which are consistent with past practice and our budget and business plan for our community development business as of the date of the merger agreement), other than contracts related to capital improvements made in the ordinary course of business to our existing owned or leased properties or repairs made to our existing owned or leased properties;

•	except as required by written binding commitments on the date of the merger agreement or as required by law:

º	hire or enter into any commitment to provide any severance or termination benefits to (or amend any existing arrangement with) any of our or our subsidiaries’ directors, officers or employees, except with respect to non-corporate office function employees or any property manager if consistent with the applicable budget and staffing plan;

º	increase the benefits payable under any existing severance or termination benefit policy or employment agreement;

º	enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any of our or our subsidiaries’ directors, officers or employees;

º	establish, adopt, amend, terminate or make any new awards under any benefit plan or arrangement covering any of our or our subsidiaries’ directors, officers or employees, other than amendments that are immaterial in respect of costs or benefits available under the plan or arrangement;

º	increase the compensation, bonus or other benefits payable to any of our or our subsidiaries’ directors, officers, employees, consultants or independent contractors, except, in the ordinary course of business consistent with past practices, for increases of less than 3% for employees who are not our officers or property managers; or

º	amend the terms of any outstanding option or other equity-based award;

•	add any new participants to our supplemental retirement benefit plan or our excess savings plan;

•	change the ownership of any of our subsidiaries or merge or consolidate Rouse or any of our subsidiaries with any other person;

•	enter into, amend, or supplement any tax protection agreement or any contract with a Rouse taxable REIT subsidiary;

•	make any changes with respect to accounting policies or material procedures;

•	settle any material litigation or other proceedings before a governmental authority or arbitrator or cancel, modify or waive material claims we hold or waive any of our material rights;

•	make or rescind any express or deemed material election relative to taxes, other than as necessary to preserve our REIT status or any of our subsidiaries’ status as a partnership for federal income tax purposes, or consistent with elections historically made by the Company;

•	enter into, terminate or make any material amendment or modification to any material contract, including the CSA, other than material contracts related to our community development business which are consistent with past practice and our budget and business plan for our community development business;

•	take any action, or fail to take any action, which can reasonably be expected to cause us to fail to qualify as a REIT or cause any of our subsidiaries to cease to be treated as a partnership for federal income tax purposes, as a REIT, as a qualified REIT subsidiary, or as a taxable REIT subsidiary (except as a result of the conversion of The Hughes Corporation into a limited liability company pursuant to the merger agreement);

•	change the ownership of any of our subsidiaries or merge or consolidate Rouse or any of our subsidiaries with any other person; or

•	agree or commit to do any of the foregoing actions.

Special Meeting; Proxy Statement

We have agreed to call and hold the special meeting described in this proxy statement and to recommend through our board that our stockholders approve the merger at the special meeting. We also agreed to include our board’s recommendation in this proxy statement and to solicit proxies from our stockholders in favor of approval of the merger. GGP has the right to approve prior to filing the proxy statement or any amendment or supplement of the proxy statement, which approval may not be unreasonably withheld or delayed. We agreed to use our best efforts to resolve as promptly as practicable any comments the SEC has on this proxy statement. We also agreed to promptly notify GGP of the receipt of any comments or requests for further information with respect to this proxy statement that may be made by the SEC and we agreed to supply GGP with copies of all correspondence between us or any of our representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the proxy statement or the merger.

Access to Information

We agreed to provide GGP and its officers, employees, auditors and other authorized representatives reasonable access at all reasonable times to our officers, employees, properties, offices and other facilities and to our books and records. We also agreed to furnish GGP with all financial, operating and other data and information as GGP reasonably requests in writing. Any information that we provide to GGP under the merger agreement is subject to the terms of our confidentiality agreement with GGP.

No Solicitation of Other Offers

The merger agreement provides that neither we nor our representatives (including our executive officers, directors, investment bankers, attorneys, consultants and other representatives) will:

•	directly or indirectly, initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to an acquisition proposal, as described below;

•	approve, agree to or recommend any acquisition proposal or enter into any agreement with respect to an acquisition proposal;

•	directly or indirectly engage in negotiations or discussions concerning, or provide access to our properties, books and records or any confidential information or data to any person relating to, an acquisition proposal; or

•	otherwise knowingly encourage or facilitate any effort or attempt to make or implement an acquisition proposal.

For purposes of the merger agreement, “acquisition proposal” means a proposal or offer with respect to a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving us and our subsidiaries or any proposal or offer to acquire an equity interest representing a 25% or greater economic interest in us, or assets, securities or ownership interests of or in, us or any of our subsidiaries representing 25% or more of our consolidated assets, other than the merger. For purposes of determining whether a termination fee is payable under the merger agreement, the threshold used in the definition of “acquisition proposal” is 50% rather than 25%. See “—Termination Fees and Expenses” for a discussion of when a termination fee is payable under the merger agreement.

Despite these general prohibitions, prior to the approval of the merger by our stockholders, in response to an unsolicited bona fide written acquisition proposal in accordance with the merger agreement, we may:

•	provide access to our properties, books and records and provide information or data in response to a request for these items by a person who has made an unsolicited bona fide written acquisition proposal, so long as we receive from this person an executed confidentiality agreement containing confidentiality restrictions on terms at least as favorable to us as those contained in our confidentiality agreement with GGP; and

•	engage in negotiations or discussions with a person who has made an unsolicited bona fide written acquisition proposal;

so long as our board determines in good faith, after consultation with our financial and legal advisors, that there is a reasonable possibility that these actions could lead to a superior proposal, as described below.

In addition, prior to the approval of the merger by our stockholders, in response to an unsolicited bona fide written acquisition proposal, our board may:

•	withdraw, modify or change in an adverse manner its approval or recommendation of the merger agreement or the merger; and

•	recommend an unsolicited bona fide written acquisition proposal;

so long as our board determines in good faith, after consultation with our financial and legal advisors that the acquisition proposal, if accepted, is reasonably capable of being completed, taking into account all legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal, and would, if completed, result in a superior proposal.

For purposes of the merger agreement, “superior proposal” means an acquisition proposal that would, if completed, result in a transaction more favorable to our stockholders from a financial point of view than the merger.

If at any time prior to the approval of the merger by our stockholders, our board determines in good faith, after consultation with our financial and legal advisors, in response to an unsolicited acquisition proposal, that the proposal is a superior proposal,

•	we can terminate the merger agreement so long as we pay the termination fee and expenses described under the heading “—Termination Fees and Expenses”; but

•	we cannot terminate the merger agreement or recommend the superior proposal to our stockholders unless:

º	we give GGP at least four business days prior written notice advising them that we intend to terminate the merger agreement or recommend the superior proposal to our stockholders, specifying in reasonable detail the material terms and conditions of the superior proposal; and

º	during this four or more business day period, we and our advisors negotiate in good faith with GGP to make adjustments in the terms and conditions of the merger agreement, and our board fully considers these adjustments and still concludes in good faith, after consultation with and receipt of advice from our financial and legal counsel, that we must terminate the agreement.

Employee Benefit Matters

GGP has agreed to honor, or cause the surviving corporation to honor, all of our existing compensation and benefit plans, subject to any amendment or termination permitted by the terms of our plans or permitted by law, but the merger agreement does not prevent the termination of any of our employees following the effective time of the merger. For a period of not less than two years following the effective time of the merger, GGP has agreed that it will, or will cause the surviving corporation to, provide our employees with compensation and employee benefits that are substantially similar, in the aggregate, to the compensation and employee benefits that GGP provides to its similarly situated employees. GGP also has acknowledged that a “change in control,” as that term is used in any of our employee benefit plans, will occur at the effective time of the merger.

In addition, GGP has agreed to:

•	provide our employees with credit, for purposes of eligibility and vesting (but not benefit accrual), for their service to us with respect to any of GGP’s benefit plans under which our employees may be eligible to participate after the effective time of the merger;

•	maintain our existing medical, prescription drug, dental, vision and disability benefit plans at least until the first day of the plan year of the applicable GGP plan following the effective time of the merger;

•	maintain our existing severance policy until the first anniversary of the effective time of the merger;

•	provide our employees who are involuntarily terminated without cause during 2004, but following the effective time of the merger, with a pro-rated portion of the target bonus under our 2004 bonus plans and maintain our bonus plans for the remainder of 2004;

•	provide our employees who are involuntarily terminated without cause during 2004, but following the effective time of the merger, with a pro-rated portion of the employer fixed contribution feature under our tax-qualified and non-qualified savings plans and maintain the fixed employer contribution feature for the remainder of 2004; and

•	fully vest all account balances under our tax-qualified and non-qualified savings plans at the effective time of the merger.

Directors’ and Officers’ Indemnification and Insurance

In the merger agreement, GGP agreed, and agreed to cause the surviving corporation to indemnify (including advancing reasonable expenses) each of our and our subsidiaries’ current and former directors and officers against all losses arising out of the fact that the individual was one of our directors or officers or arising out of matters existing or occurring prior to the date the merger is completed. GGP also has agreed that all rights to indemnification, expense advancement and exculpation from liabilities for acts or omissions occurring prior to the date the merger is completed that now exist in the organizational documents of Rouse in favor of our and our subsidiaries’ current and former directors and officers will continue in full force and effect for a period of at least six years after the date the merger is completed. GGP also agreed, and agreed to cause the surviving corporation in the merger, to honor any indemnification agreements we entered into with our and our subsidiaries’ current and former directors and officers prior to August 19, 2004.

In the merger agreement, GGP also agreed that, for a period of six years after the date the merger is completed, GGP will, or will cause the surviving corporation in the merger to, maintain in effect our current directors’ and officers’ liability insurance (or comparable insurance) with respect to matters arising on or before the date the merger is completed. GGP is not obligated, however, to pay annual premiums in excess of 300% of the last annual premium we paid for this insurance.

Tax Matters

We agreed that if prior to the completion of the merger, we seek any closing agreement with, or private letter ruling from, the IRS, we will:

•	consult with GGP regarding the application for and negotiation of the closing agreement or ruling request;

•	use commercially reasonable efforts to permit GGP’s counsel to attend meetings or telephone calls with the IRS regarding any closing agreement or ruling request; and

•	provide GGP with copies of, and the right to comment on, any written materials regarding any closing agreement or ruling request prior to submission by us to the IRS.

We also agreed that we and our subsidiaries would duly and timely file all tax returns and other documents required to be filed with applicable tax authorities if the failure to file these tax returns could have a material negative impact, subject to extensions permitted by law and properly granted by the appropriate authority, provided, that:

•	we notify GGP that we or any of our subsidiaries are utilizing the extensions; and

•	the extensions do not adversely affect our REIT status.

We and GGP also agreed to cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any transfer taxes and similar fees that become payable in connection with the transactions contemplated by the merger agreement.

Further Action; Best Efforts

We, GGP and Merger Sub agreed to cooperate with the each other and use our best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to closing set forth in the merger agreement and to complete the merger and the other transactions contemplated by the merger agreement, including the financing for the merger based upon the commitment letters or alternative financing. GGP, however, is not required to procure alternative financing if the material terms and conditions of the alternative financing are in the aggregate materially less favorable than contemplated in the commitment letters for GGP’s current financing.

The merger agreement also provides that in the event that any action or proceeding is instituted (or threatened to be instituted) by a governmental authority or private party challenging any transaction contemplated by the merger agreement, each of us, GGP and Merger Sub will cooperate in all respects with each other and use best efforts to contest and resist this action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that prohibits, prevents or restricts consummation of the merger or the transactions contemplated by the merger agreement. In furtherance of this covenant, we, GGP and Merger Sub also agreed to use best efforts to change the proposed structure of the transactions if the change would cause the action or proceeding to be vacated, lifted, reversed or overturned in a manner that preserves the intended benefits of the transactions contemplated by the merger agreement. No party to the merger agreement, however, is required to agree to any change that (i) modifies the amount or kind of merger consideration or (ii) materially adversely effects the ability of GGP to obtain financing for the merger or the material terms of the financing in the aggregate.

Dividends

Prior to completion of the merger, we agreed not to declare or pay any dividend without GGP’s consent, other than:

•	dividends required to maintain our REIT status; and

•	quarterly dividends of up to $0.47 per share for each quarter that ends prior to the completion of the merger.

In addition, the merger agreement provides that we will declare a closing dividend, with a record date as of the close of business on the last business day prior to the effective time of the merger, in the amount equal to a proportionate amount of our regular quarterly dividend of $0.47 per share based on the number of days elapsed since the last dividend record date (currently September 16, 2004). Neither our regular quarterly dividends nor the closing dividend declared at the closing of the merger will reduce the amount of the merger consideration.

Contingent Stock Agreement

In connection with our acquisition of The Hughes Corporation in 1996, we entered into the CSA under which we agreed to issue a formula-based number of additional shares of Rouse common stock to the holders of interests under the CSA for a period running through December 31, 2009. Under the CSA, we cannot enter into a “prohibited transaction” without consent of a majority of the interests under the CSA. A “prohibited transaction” includes a merger that (1) would render us or our successor incapable of, or restricted or prohibited from, delivering (on a timely basis) freely tradable and readily marketable securities comparable to the securities we currently deliver under the CSA or (2) could reasonably be expected to have a prejudicial effect on the holders of interests under the CSA with respect to their non-taxable receipt of securities pursuant to the CSA. Under the

CSA, we are required, prior to implementation of the merger, to give notice to the representatives of the holders of interests under the CSA that we have in good faith determined that the merger does not constitute a “prohibited transaction” under the CSA. On August 23, 2004, we sent this notice to the representatives as required by the CSA.

The merger agreement provides that upon completion of the merger, GGP will expressly assume and perform under the CSA in the same manner and to the same extent that we would be required to perform the CSA if the merger had not taken place. GGP agreed to take all actions necessary after the merger to comply with the CSA, including taking all actions necessary to ensure that after merger, the merger will not have a prejudicial effect on the holders of interests under the CSA with respect to their non-taxable receipt of securities pursuant to the CSA.

The merger agreement further provides that GGP will indemnify us, our subsidiaries and each of our and our subsidiaries’ respective directors, officers, agents and representatives against any and all costs incurred by any of them in connection with any claim, action, suit or proceeding asserted or commenced by the holders of interests under the CSA or any other person on behalf of the holders of interests under the CSA arising out of, resulting from or relating to the merger agreement or any of the transactions contemplated by merger agreement, or the breach of any of GGP’s obligations under the merger agreement regarding the CSA.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	receipt of approval by our stockholders of the merger;

•	the absence of any laws or governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing; and

•	obtaining all material consents, filings, approvals, orders or authorization from any governmental authority required to consummate the merger or any of the transactions contemplated by the merger agreement other than those that would not, individually or in the aggregate, provide a reasonable basis to conclude that the parties or their respective directors or officers would be subject to the risk of criminal prosecution.

In addition, GGP’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	as of the date of the merger agreement and as of the closing date of the merger:

º	our representations and warranties that are qualified by materiality must be true and correct;

º	our representations and warranties that are not qualified by materiality must be true and correct in all material respects except where the failure of our representations and warranties to be true and correct would not have a company material adverse effect; and

º	our representations and warranties related to our capitalization must be true and correct (other than minimal deviations).

•	we must have performed in all material respects all of our covenants and agreements in the merger agreement;

•	the absence of any company material adverse effect, or events, developments or circumstances that would, individually or in the aggregate, have a company material adverse effect;

•	GGP must have received from us evidence (in the form of a duly filed Form 8875) that we and certain of our subsidiaries have properly elected to treat these subsidiaries as taxable REIT subsidiaries;

•	upon the request of GGP, we must have promptly taken all steps necessary to convert (effective at least one day prior to the effective time) The Hughes Corporation to a limited liability company under Delaware law that will not have elected to be treated as a corporation for U.S. federal income tax purposes, and we must not have taken any action (or failed to have taken any action) that is inconsistent with this status;

•	GGP must have received from us an opinion of Arnold & Porter LLP or other counsel reasonably satisfactory to GGP relating to our status as a REIT; and

•	GGP and Merger Sub have available to them sufficient funds to pay the aggregate merger consideration and other merger related costs and expenses; provided that this condition is automatically deemed satisfied unless the reason for the unavailability of sufficient funds is the result of the occurrence of any of the following events:

º	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

º	the occurrence of any act of war or terrorism or another material event resulting in a major dislocation of financial markets that materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

º	any mandatory limitation by any governmental authority on the extension of credit generally by banks or other financial institutions; or

º	the occurrence of any act of war or terrorism that materially and adversely affects the United States retail shopping mall business taken as a whole.

In addition, our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	as of the date of the merger agreement and as of the closing date of the merger:

º	the representations and warranties of GGP and Merger Sub that are qualified by materiality must be true and correct;

º	the representations and warranties of GGP and Merger Sub that are not qualified by materiality must be true and correct in all material respects except where the failure of these representations and warranties to be true and correct would not prevent or materially delay or impair GGP’s or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement.

•	GGP and Merger Sub must have performed in all material respects all of their respective covenants and agreements in the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of us and GGP;

•	by either us or GGP, if:

º	there is any final and non-appealable governmental order, decree, or ruling or any other action that prohibits the completion of the merger, provided that this right to terminate is not be available to any party whose breach of the merger agreement resulted in the order decree or ruling;

º	the merger is not completed on or before February 28, 2005, except that:

—	this right to terminate is not available to any party whose breach of the merger agreement resulted in the merger not being completed by February 28, 2005; and

—	we have the option to extend this date until June 28, 2005 if all closing conditions have been satisfied other than the condition that GGP have available sufficient funds to pay the aggregate merger consideration and other costs and expenses related to the merger (see “—Conditions to the Merger”); or

º	our stockholders fail to approve the merger or the approval of our stockholders has not been obtained by February 21, 2005.

•	by us if:

º	GGP or Merger Sub materially breaches any representation, warranty, covenant or agreement that would result in the failure of a condition to the merger agreement to be satisfied which is not cured prior to the earlier of 30 days after GGP receives written notice of the breach and February 28, 2005;

º	prior to the approval of the merger by our stockholders, in order to enter into an agreement with respect to a superior proposal if we have complied with our obligations described under “—No Solicitation of Other Offers”, as they pertain to the superior proposal and if we have paid the termination fees and expenses described below (see “—Termination Fees and Expenses”); or

º	the merger has not been completed on or before January 31, 2005 and if all closing conditions have been satisfied other than the condition that GGP have available sufficient funds to pay the aggregate merger consideration and other costs and expenses related to the merger (see “—Conditions to the Merger”).

•	by GGP if:

º	we materially breach any representation, warranty, covenant or agreement that would result in the failure of a condition to the merger agreement to be satisfied which is not cured prior to the earlier of 30 days after we receive written notice of the breach and February 28, 2005; or

º	our board withdraws, modifies or changes, in a manner adverse to GGP, its approval or recommendation of the merger agreement or the merger or recommends to our stockholders an acquisition proposal other than the merger, or resolves to do any of the foregoing.

In the event that the merger agreement terminates, it will become void and have no effect, without any liability or obligation on the part of GGP, Merger Sub or us, except with respect to certain provisions that will survive the termination. This termination will not relieve any party from any liability for damages resulting from a willful and material breach by any party of any of its representations, warranties or covenants under the merger agreement.

Termination Fees and Expenses

We agreed to pay to the operating subsidiary of GGP a termination fee of up to $155 million if the merger agreement is terminated:

•	by either us or GGP because our stockholders fail to approve the merger or the approval of our stockholders has not been obtained by February 21, 2005, and:

º	prior to the termination of the merger agreement, an acquisition proposal other than the merger is publicly announced and not withdrawn prior to the special meeting; and

º	within twelve months following termination of the merger agreement, we either consummate an acquisition proposal or enter into an agreement providing for an acquisition proposal.

•	by us in order to enter into an agreement with respect to a superior proposal; or

•	by GGP because our board withdraws, modifies or changes, in a manner adverse to GGP, its approval or recommendation of the merger agreement or the merger or recommends to our stockholders an acquisition proposal other than the merger, or resolves to do any of the foregoing:

º	prior to the termination of the merger agreement, an acquisition proposal other than the merger is publicly announced and not withdrawn prior to the special meeting; and

º	within twelve months following termination of the merger agreement, we either consummate an acquisition proposal or enter into an agreement providing for an acquisition proposal.

In addition, we agreed to pay to the operating subsidiary of GGP all costs and expenses incurred by GGP and its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement up to $25 million if the merger agreement is terminated:

•	by us in order to enter into an agreement with respect to a superior proposal; or

•	by GGP because our board withdraws, modifies or changes, in a manner adverse to GGP, its approval or recommendation of the merger agreement or the merger or recommends to our stockholders an acquisition proposal other than the merger, or resolves to do any of the foregoing.

Amendment and Waiver

The parties may amend the merger agreement or waive its terms and conditions at any time before completion of the merger. After approval of the merger by our stockholders, however, no amendment or waiver may be made which by law requires further approval by our stockholders, unless we obtain that further approval.

GGP Guarantee

GGP agreed to cause each of Merger Sub and the surviving corporation to perform all of its covenants under the merger agreement and GGP unconditionally guaranteed the performance of each of Merger Sub and the surviving corporation under the merger agreement.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain material U.S. federal income tax consequences of the merger and related distributions to U.S. stockholders (as defined below) of Rouse common stock. This summary is based upon interpretations of the Code, current and proposed Treasury Regulations promulgated under the Code, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effects, and therefore, the following statements and conclusions could be altered or modified. The discussion below does not address all federal income tax consequences, or any estate, gift, state, local or foreign tax consequences of the merger and distributions. Your tax treatment may vary depending upon your particular situation.

For purposes of this summary, we use the term “U.S. stockholder” to mean a U.S. citizen or resident alien individual as defined in the Code, a corporation or entity taxable as a corporation, created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, an estate the income from which is includable in its gross income for U.S. federal income tax purposes without regard to its source, a trust if either (A) both (1) a U.S. court is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have the authority to control all of the substantial decisions of the trust or (B) it has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. A non-U.S. stockholder is any stockholder that is not a U.S. stockholder.

This summary assumes that you hold the shares of Rouse common stock as a capital asset within the meaning of Section 1221 of the Code. This summary does not address various tax rules that may apply if you are a stockholder subject to special treatment under the Code, such as regulated investment companies, persons who mark-to-market Rouse common stock, S corporations, dealers and certain traders in securities and currencies, financial institutions, insurance companies, tax-exempt entities, U.S. expatriates, non-U.S. stockholders, investors who received Rouse common stock upon conversion of securities or exercise of warrants or other rights to acquire common stock, persons who hold common stock as part of a synthetic security, straddle, hedge, constructive sale, or a conversion or other integrated transaction, persons that have a functional currency other than the U.S. dollar, persons who are subject to the alternative minimum tax, investors in a pass-through or similar entity, persons who receive Rouse common stock through the exercise of employee stock options or otherwise as compensation, or if you do not hold Rouse common stock as a capital asset.

THIS FEDERAL INCOME TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO YOU. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER AND DISTRIBUTIONS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

REIT Status: Extraordinary Dividend

We elected to be taxed as a real estate investment trust, or REIT, effective with our tax year beginning January 1, 1998. In general, as a REIT, we have not paid any corporate level tax on our income; instead our stockholders are taxed on the distributions we pay.

The following discussion assumes that, subject to payment of the extraordinary dividend described below, we have qualified as a REIT for tax purposes since January 1, 1998. In that regard, to qualify as a REIT, at the end of any taxable year we must have distributed to our stockholders all of our non-REIT earnings and profits—generally earnings and profits generated by a regular (non-REIT) corporation. It is a condition to the merger that we deliver to GGP an opinion of tax counsel, based upon assumptions, qualifications and representations that are reasonably acceptable to GGP, with respect to our qualification as a REIT.

In the course of preparing for the merger, we discovered that we may have non-REIT earnings and profits that we did not distribute to our stockholders. These earnings and profits include non-REIT earnings and profits we would have been deemed to have inherited in 2001 if a tax election we made in 2001 with respect to one of our subsidiaries was not valid and also include earnings and profits which may be attributable to certain intercompany transactions. The extraordinary dividend is intended to enable us to satisfy certain tax law requirements applicable to REITs, including the elimination prior to the merger of any non-REIT earnings and profits. We have requested the consent of the IRS to treat the extraordinary dividend as satisfying these requirements, but there can be no assurance the IRS will in fact consent to our request. If the IRS does not consent to our request, we likely will not be able to satisfy a condition to closing the merger, although there may be alternatives, which would also require the consent of the IRS, that would enable us to satisfy that condition.

The invalidity of the 2001 tax election made with respect to our subsidiary could have also affected the validity of the same tax election made with respect to its lower-tier subsidiaries. We sought and, in September 2004, received the IRS’s permission to make these tax elections, effective January 2, 2001, with respect to these lower-tier subsidiaries. In late September 2004, we made these tax elections with respect to these lower-tier subsidiaries. As a result, it will not be necessary to include in the extraordinary dividend any amount relating to the earnings and profits of these lower-tier subsidiaries.

We currently estimate the amount of the extraordinary dividend will be approximately $2.30 to $3.40 per share. This estimated range is based upon certain factual and legal conclusions and judgments. However, there can be no assurance that the IRS will agree with these conclusions and judgments, in which case the extraordinary dividend could be significantly larger than our current estimate. This estimate also takes into account our receipt of the IRS’s permission to make certain tax elections with respect to our lower-tier subsidiaries. We will make an announcement once we have finally determined the amount of the extraordinary dividend. We expect to pay the extraordinary dividend prior to the effective time of the merger.

Federal Income Tax Consequences of Receiving the Merger Consideration, Extraordinary Dividend and Other Distributions

Receipt of Merger Consideration

The receipt of the merger consideration by U.S. stockholders will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. stockholder will recognize capital gain or loss equal to the difference between the merger consideration received in exchange for the stockholder’s shares and the stockholder’s adjusted tax basis in the shares. Gain or loss will constitute long-term capital gain or loss if the holding period in Rouse shares surrendered in the merger is greater than one year as of the effective time of the merger. However, a U.S. stockholder who has held Rouse shares for six months or less at the effective time of the merger, taking into account special holding period rules, and who recognizes a loss with respect to that stock, will be treated as recognizing long-term capital loss to the extent of any capital gain dividends received from us, or such stockholder’s share of any designated retained capital gains, with respect to those shares. There are limitations on the deductibility of capital losses. If a portion of the extraordinary dividend received with respect to a share of Rouse common stock qualifies as an “extraordinary dividend” within the meaning of Section 1059(c) of the Internal Revenue Code and is taxed at the reduced 15% rate (after aggregating such dividend with any other dividend paid within the period specified by Section 1059 of the Internal Revenue Code and taxed at the 15% rate applicable to qualified dividend income), then, to the extent of such portion of such dividend, any loss recognized upon the sale or exchange of such share of Rouse common stock may be treated as long-term capital loss. If you hold blocks of shares which were acquired separately at different times and/or prices, you must calculate separately your gain or loss and its character for each block of shares.

Receipt of Extraordinary Dividend

On October 4, 2004, President Bush signed into law the “Working Families Tax Relief Act of 2004.” This new law contains a provision which generally permits a REIT’s distribution of certain non-REIT earnings and profits to non-corporate shareholders to qualify for the reduced 15% rate applicable to “qualified dividend income.” However, because the recently enacted statutory provisions include language that is subject to varying interpretations, there is a risk that no portion of the extraordinary dividend would be treated as qualified dividend income. Subject to the prior sentence, a portion of the extraordinary dividend paid to non-corporate U.S. stockholders may constitute qualified dividend income taxable at the reduced 15% rate provided the stockholder holds the shares of Rouse common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and satisfies certain other requirements. A stockholder who recently purchased shares of Rouse common stock may not satisfy the holding period requirement. The portion not qualifying for the reduced rate, and the extraordinary dividend paid to corporate holders of Rouse common stock, generally will be taxable at ordinary income tax rates. Corporate holders of Rouse common stock will not be entitled to the dividends received deduction with respect to their receipt of the extraordinary dividend.

Receipt of Quarterly Distributions and Closing Dividend

In addition to the distribution of the merger consideration and the extraordinary dividend, we intend to pay to our stockholders other distributions.

We paid a quarterly distribution of $0.47 per share (the “quarterly rate”) for the quarter ending September 30, 2004 and intend to pay quarterly distributions of up to $0.47 per share for each quarter thereafter ending prior to the effective time of the merger (“quarterly distributions”). Additionally, we intend to distribute an amount equal to the quarterly rate multiplied by a fraction, the numerator of which is the number of days elapsed since the last dividend record date through and including the effective time of the merger, and the denominator of which is the actual number of days in the calendar quarter in which the effective time of the merger occurs (the “closing dividend”).

The quarterly distributions and closing dividend, other than the portions treated as capital gain dividends or as dividends from certain corporations including our taxable REIT subsidiaries, will constitute dividends taxable to you as ordinary income and will not be eligible for the dividends-received deduction if you are a corporation. These dividends generally will not be treated as “qualified dividend income” eligible for a maximum tax rate of 15% in case you are a non-corporate U.S. stockholder.

To the extent the quarterly distributions and closing dividend exceed our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to you. This treatment will reduce the adjusted tax basis that you have in your shares of Rouse common stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of your adjusted tax basis in shares of Rouse common stock will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year.

Portions of the quarterly distributions and closing dividend that we properly designate as capital gain dividends will be taxable to you as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. These gains may be taxable to you if you are a non-corporate U.S. stockholder at a 15% or 25% rate.

Information Reporting and Backup Withholding

Under certain circumstances you may be subject to information reporting and backup withholding with respect to your merger consideration, extraordinary dividend, quarterly distributions and closing dividend. Backup withholding generally will not apply if you are a corporation or other exempt entity, or if you furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on IRS Form W-9 or an appropriate substitute form. If you are subject to backup withholding, the amount withheld is not an additional tax, but rather is credited against your federal income tax liability. You should consult your tax advisor to ensure compliance with the procedures for exemption from backup withholding.

Legislative Proposals Affecting REITs and REIT Stockholders

The rules dealing with U.S. federal income taxation of REITs and REIT stockholders are constantly under review by Congress, the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, any legislative proposals will be enacted. Changes to the U.S. federal tax laws and interpretations of U.S. federal tax laws could adversely affect the tax consequences to you with respect to receipt of the merger consideration and the other distributions described above.

LITIGATION RELATING TO THE MERGER

In August 2004, two persons who asserted that they were our stockholders filed purported class action lawsuits in the Circuit Court of Cook County, Illinois, Chancery Division, against us, our directors and GGP. Both of these lawsuits, Clifford Shafer v. The Rouse Company, et al. (Case No. 2004-CH-13902) and Doris Staehr v. The Rouse Company, et al. (Case No. 2004-CH-13626), allege unlawful conspiracy, scheme and plan by us, GGP and our board to sell Rouse to GGP in a cash-out transaction for grossly inadequate consideration, without full and complete disclosure of all material information, and to benefit Rouse insiders in breach of our board’s fiduciary duties to our stockholders.

Specifically, both lawsuits allege that:

•	our board breached its alleged duty to obtain the best price reasonably available in the sale of Rouse for the benefit of our stockholders;

•	the merger is designed to freeze our public stockholders out of a large portion of the valuable assets which have produced, and are expected to continue to produce, substantial revenue and earnings and to sell these assets for grossly inadequate consideration;

•	our stockholders have been denied the fair process and arm’s length negotiated terms to which they are entitled in the sale of Rouse;

•	our stockholders are being deprived of their right to a fair and unbiased process to sell Rouse and the opportunity to obtain maximum value and terms for their interests, without preferential treatment to Rouse’s insiders;

•	our board members are in possession of non-public information concerning our financial condition and prospects which have not been disclosed to our stockholders;

•	our board members have clear and material conflicts of interest and are acting to better their own interests at the expense of our public stockholders; and

•	the proposed merger is wrongful, unfair and harmful to our public stockholders and represents an effort by Mr. Deering to increase his financial position and interests at the expense of and to the detriment of our stockholders.

Both lawsuits further allege that our directors violated applicable law by directly breaching their fiduciary duties of loyalty, due care, independence and good faith and engaged in self dealing by:

•	failing to take steps to maximize the value of Rouse for our public stockholders;

•	taking steps to avoid competitive bidding for Rouse, to cap the price of Rouse common stock and to give Mr. Deering and GGP an unfair advantage by, among other things, failing to properly solicit other potential acquirers or alternative transactions;

•	failing to properly value Rouse;

•	ignoring or not protecting against the numerous conflicts of interest resulting from Mr. Deering’s interrelationships or connection with the proposed merger, including his lucrative change of control agreement;

•	obtaining for themselves personal benefits, including financial benefits, not shared equally by our stockholders; and

•	spending substantial effort to structure the merger in such a way to meet GGP’s needs and to ensure that the merger is consummated only by GGP to the detriment of our stockholders, including by agreeing to a termination fee of $180 million to prevent other bidders from making higher offers for Rouse.

Both of these lawsuits seek certain declaratory and injunctive relief, including:

•	a declaration that the lawsuit is properly maintainable as a class action;

•	a declaration and decree that the merger agreement was entered into in breach of the defendants’ fiduciary duties and that it is therefore unlawful and unenforceable;

•	an injunction enjoining the defendants, their agents, counsel and employees and all persons acting in concert with them from consummating the proposed merger, unless a procedure or process is adopted to obtain the highest possible price for our stockholders;

•	an order directing the individual defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of our stockholders, until the process for sale or auction of Rouse is completed and the highest possible price is obtained for our stockholders;

•	an order rescinding, to the extent already implemented, the merger or any terms of the merger;

•	an order imposing a constructive trust, in favor of the plaintiffs, upon any benefits improperly received by the defendants as a result of their wrongful conduct;

•	an award of costs and disbursements, including attorneys’ and experts’ fees; and

•	any other equitable relief the court deems appropriate.

Plaintiffs also allege that we and GGP conspired and aided and abetted our board’s breaches of its fiduciary duties.

In August 2004, a person who asserted that he was one of our stockholders filed a purported class action lawsuit in the Circuit Court of Howard County, Maryland, against us and our directors. This lawsuit, David Jasinover v. The Rouse Company, et al. (Case No. 13C0459594), alleges that the defendants, individually and as part of a common scheme and/or aiding and abetting one another in total disregard of their fiduciary duties, are attempting to deceive the plaintiff and other class members and deprive them unfairly of their investment in Rouse.

Specifically, the lawsuit alleges that:

•	the consideration to be paid to our stockholders in the merger is unfair, grossly inadequate and substantially below the fair or inherent value of Rouse;

•	the defendants, in violation of their fiduciary obligations to maximize shareholder value, have not fully informed themselves about other offers or even considered other potential purchasers of Rouse in a manner designed to obtain the highest possible price for our public stockholders;

•	the proposed merger is wrongful, unfair, and harmful to our stockholders and represents an attempt by the individual defendants to increase or, at a minimum, maintain their personal and financial positions and interests through continued management positions and to enrich themselves and avoid tax payments, at the expense of and to the detriment of our stockholders;

•	the proposed merger will deny class members their right to share proportionately in the true value of our valuable assets, profitable business, and future growth in profits and earnings, while usurping the same for the benefit of the defendants at an unfair and inadequate price;

•	the defendants have willfully participated in unfair dealing toward the plaintiff and the other members of the class and have engaged in and substantially assisted and aided and abetted each other in breach of the fiduciary duties owed by them to the class; and

•	the defendants have violated fiduciary and other common law duties owed to the plaintiff and the other members of the class in that they have not, and are not, exercising independent business judgment, have acted and are acting to the detriment of the class in order to benefit themselves and/or their colleagues.

The lawsuit seeks certain declaratory and injunctive relief, including:

•	a declaration that the lawsuit is properly maintainable as a class action;

•	a declaration that each of the defendants has committed or aided and abetted a gross abuse of trust and has breached his or her fiduciary duties to the plaintiff and other class members;

•	an injunction enjoining the defendants, their counsel, agents and employees and all persons acting in concert with them from proceeding with or consummating the proposed merger;

•	in the event the merger is consummated, an order rescinding it and setting it aside;

•	an order requiring the defendants to permit a stockholders’ committee, comprised of the plaintiff and other class members, to ensure a fair procedure, adequate procedural safeguards, and independent input by plaintiff and the class in connection with any transaction for the shares of Rouse;

•	an award of compensatory damages against the defendants, jointly and severally, in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

•	an award of costs and disbursements, including attorneys’ and experts’ fees and expenses; and

•	the grant of other further relief as may be proper and just.

The time for the defendants to respond to each of these three complaints will expire on November 8, 2004, unless otherwise extended. We believe that each of these three actions is without merit and intend to defend each of them vigorously.

NO DISSENTERS’ RIGHTS

Holders of Rouse common stock are not entitled to dissenting stockholders’ appraisal rights or other similar rights in connection with the merger or any of the transactions contemplated by the merger agreement. The Maryland General Corporation Law does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if the shares of the corporation are listed on the NYSE on the record date for determining stockholders entitled to vote on the merger.

MARKET PRICE OF ROUSE COMMON STOCK AND DIVIDEND INFORMATION

Rouse’s common stock trades on the NYSE under the symbol “RSE”. The following table shows, for the periods indicated, the high and low sales prices per share of Rouse common stock on the NYSE and sets forth the frequency and amount of cash dividends declared for the two most recent fiscal years and subsequent interim periods.

	Rouse Common Stock		Cash Dividend
	High	Low
Year ended December 31, 2002:
First Quarter	$31.15	$27.25	$0.39
Second Quarter	$33.50	$30.86	$0.39
Third Quarter	$33.01	$27.47	$0.39
Fourth Quarter	$32.10	$27.60	$0.39
Year ended December 31, 2003:
First Quarter	$35.19	$30.42	$0.42
Second Quarter	$39.50	$34.15	$0.42
Third Quarter	$42.20	$38.04	$0.42
Fourth Quarter	$47.55	$41.63	$0.42
Year ended December 31, 2004:
First Quarter	$53.60	$45.81	$0.47
Second Quarter	$53.97	$39.88	$0.47
Third Quarter	$67.10	$46.85	$0.47
Fourth Quarter (through October 8, 2004)	$67.31	$66.85

The closing sale price per share of Rouse common stock, as reported by the NYSE on August 19, 2004, the last full trading day before the public announcement of the proposed merger, was $50.61. On October 8, 2004, the last full trading day before the printing of this proxy statement, the closing price for shares of Rouse common stock, as reported by the NYSE, was $67.25. You are encouraged to obtain current market quotations for Rouse common stock in connection with voting your shares.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables set forth, as of October 5, 2004, certain information regarding the beneficial ownership of Rouse common stock by (1) each of our current directors and executive officers individually, (2) all of our current directors and executive officers as a group and (3) each beneficial owner of more than five percent of the outstanding shares of Rouse common stock. Other than Mr. Deering, who owns 1.04 percent of Rouse’s common stock, no director or executive officer owns more than one percent of the total outstanding shares of Rouse common stock (including exercisable options). All directors and executive officers as a group own 2.4 percent of the total outstanding shares of Rouse common stock (including exercisable options).

Name	Direct Holdings (1)	Indirect Holdings (2)		Exercisable Options (3)	Total Shares
David H. Benson	8,110	2,744	(4)	8,000	18,854
Jeremiah E. Casey	13,450	1,816		7,000	22,266
Platt W. Davis, III	143,649	78,433	(5)	8,000	230,082
Anthony W. Deering	395,214	33,632	(6)	653,789	1,082,635
Thomas J. DeRosa	44,095	16,900	(7)	162,434	223,429
Rohit M. Desai	13,002	44,773		3,948	61,723
Bruce W. Duncan	10,500	1,360		—	11,860
Juanita T. James	4,250	2,551		6,000	12,801
Stuart S. Janney, III	500	—		—	500
Duke S. Kassolis	122,014	6,400	(8)	161,268	289,682
Robert Minutoli	97,899	16,745	(9)	135,129	249,773
Bert N. Mitchell	1,300	—		—	1,300
Alton J. Scavo	185,241	50	(10)	130,237	315,528
Roger W. Schipke	17,366	4,182		6,581	28,129
John G. Schreiber	3,000	8,088		6,000	17,088
All directors and executive officers as a group (15 persons)				1,288,386	2,511,763	(11)

Name and Address of 5% Holders of Common Stock	Number of Shares		Percent of Shares Outstanding
Morgan Stanley	5,165,246	(12)	5.03%
1585 Broadway
New York, New York 10036

Morgan Stanley Investment Management, Inc.	4,643,460	(12)	4.52%
1221 Avenue of the Americas
New York, New York 10020

Stichting Pensioenfonds ABP	7,118,000	(13)	6.93%
Oude Lindestraat 70, Postbus 2889
6401 DL Heerlen
The Kingdom of the Netherlands

(1)	Amounts in this column include restricted stock as well as shares allocated to named executives’ accounts under The Rouse Company Retirement Savings Plan.

(2)	Amounts in this column include “phantom” stock allocated to named non-employee directors’ accounts under The Rouse Company Deferred Compensation Plan for Outside Directors, over which the directors have no voting or dispositive power. Mr. Desai has 41,362 shares; Mr. Duncan has 1,360 shares; Ms. James has 575 shares; Mr. Schipke has 2,684 shares; and Mr. Schreiber has 7,906 shares.

(3)	These amounts include options that become exercisable within 60 days of October 5, 2004, but do not include options that will become vested at the effective time of the merger.

(4)	Includes 450 shares of common stock owned directly by Mr. Benson’s spouse, as to which shares he disclaims beneficial ownership. Mrs. Benson has sole voting and dispositive power with respect to such shares.

(5)	Includes 77,972 shares that are owned by a family trust, of which Mr. Davis has shared voting and dispositive power.

(6)	Includes 13,316 shares that are owned by the Deering Family Limited Partnership, of which Mr. Deering is a trustee and has shared voting and dispositive power. Includes 9,662 shares of common stock owned by adult children, as to which shares Mr. Deering disclaims beneficial ownership. Includes 10,654 shares of common stock that are owned by a foundation of which Mr. Deering is the trustee. For purposes of the reporting requirements of the Exchange Act, Mr. Deering is deemed to be a beneficial owner of the foundation’s shares; however, he expressly disclaims any economic interest in or beneficial ownership of such shares.

(7)	Includes 16,900 shares of common stock that are owned by a statutory trust established in connection with Rouse’s election to be taxed as a real estate investment trust. Mr. DeRosa is one of three trustees and has shared voting and dispositive powers. For purposes of the reporting requirements of the Exchange Act, Mr. DeRosa is deemed to be a beneficial owner of the trust’s shares; however, he expressly disclaims any economic interest in or beneficial ownership of such shares, other than those in which he may have a beneficial interest as an employee beneficiary under the trust. Substantially all of the trust’s assets were transferred to The Rouse Company Foundation, Inc. in 2002, leaving 16,900 shares of common stock in the trust.

(8)	Includes 5,000 shares of common stock owned by the Kassolis family foundation, of which Mr. Kassolis is a trustee and has shared voting and dispositive power. Also includes 400 shares of common stock owned directly by children of Mr. Kassolis and 1,000 shares owned by trusts for the benefit of his children, as to which shares he disclaims beneficial ownership.

(9)	Includes 16,745 shares of common stock owned directly by Mr. Minutoli’s family members, as to which shares he disclaims beneficial ownership.

(10)	Includes 50 shares of common stock owned directly by a family member of Mr. Scavo, as to which shares he disclaims beneficial ownership.

(11)	Does not include “phantom” stock set forth in footnote (2) above.

(12)	Based upon the Schedule 13G filed on February 17, 2004, represents shares beneficially owned as of December 31, 2003 (a) by Morgan Stanley, which has shared voting power with respect to 3,860,670 shares and shared dispositive power with respect to 3,860,670 shares and (b) Morgan Stanley Investment Management, Inc., which has shared voting power with respect to 3,452,460 shares and shared dispositive power with respect to 3,452,460 shares. Morgan Stanley filed solely in its capacity as the parent company of, and indirect beneficial owner of securities held by, one of its business units. Morgan Stanley Investment Management Inc. is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. According to the Schedule 13G, accounts managed on a discretionary basis by Morgan Stanley Investment Management Inc., a wholly owned subsidiary of Morgan Stanley, are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of the securities. According to the Schedule 13G, no such account holds more than 5 percent of Rouse’s common stock.

(13)	Based upon the Schedule 13G filed on February 6, 2004, represents shares beneficially owned as of December 31, 2003 by Stichting Pensioenfonds ABP, which has sole voting power with respect to 7,118,000 shares and sole dispositive power with respect to 7,118,000 shares.

THE PARTIES TO THE MERGER

Description of The Rouse Company

10275 Little Patuxent Parkway

Columbia, Maryland 21044

(410) 992-6000

www.therousecompany.com

Headquartered in Columbia, Maryland, The Rouse Company was founded in 1939 and became a public company in 1956. A premier real estate development and management company, Rouse, through its numerous affiliates, operates more than 150 properties, encompassing retail, office, research and development and industrial space in 22 states. Rouse owns or has ownership interests in 37 regional malls, 4 community centers and 6 mixed-use projects, totaling approximately 40 million square feet. The portfolio of retail centers contains such world-class centers as Water Tower Place, Chicago, IL.; Oakbrook Center, Oakbrook (Chicago), IL.; Fashion Show Mall, Las Vegas, NV.; Park Meadows Mall, Denver, CO and Faneuil Hall Marketplace, Boston, MA. Additionally, Rouse is the developer of the master-planned communities of Columbia, MD; Summerlin, along the western edge of Las Vegas, NV and Bridgelands, a new project on the western side of Houston, TX. The Company also owns an interest in The Woodlands, a planned community in Houston, TX. Rouse has over 9 million square feet of office, industrial and other commercial properties, primarily in Baltimore/Washington DC and Las Vegas markets. Shares of Rouse common stock are listed on the NYSE (ticker symbol: RSE).

Description of General Growth Properties, Inc.

110 N. Wacker Drive

Chicago, IL 60606

(312) 960-5000

Headquartered in Chicago, Illinois, General Growth Properties, Inc. is the country’s second largest shopping center owner, developer and manager of regional shopping malls. GGP currently has ownership interest in, or management responsibility for, a portfolio of 178 regional shopping malls in 41 states. The Company’s portfolio totals approximately 154 million square feet of retail space and includes over 16,000 retailers nationwide. The third largest U.S.-based publicly traded real estate investment trust, shares of common stock of GGP are listed on the NYSE (ticker symbol: GGP).

Description of Red Acquisition, LLC

110 N. Wacker Drive

Chicago, IL 60606

(312) 960-5000

Red Acquisition, LLC is a subsidiary of GGP, organized under the laws of Maryland. It was formed in August 2004 solely for the purposes of the merger and is engaged in no other business.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a–3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to The Rouse Company, Investor Relations, 10275 Little Patuxent Parkway, Columbia, Maryland, 21044. Tel: (410) 992-6000, http://www.therousecompany.com. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders meetings.

Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of our stockholders, or to nominate candidates for election as directors at an annual meeting of our stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our headquarters, not less than 60 days nor more than 90 days prior to the annual meeting; provided, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, notice by the stockholder to be timely must be received by the close of business on the tenth day following the date on which notice of the meeting was mailed or public disclosure was made, whichever first occurs. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Rouse provides all stockholders with the opportunity, under certain circumstances and consistent with the rules of the SEC, to participate in the governance of Rouse by submitting proposals that they believe merit consideration at the Annual Meeting of Stockholders to be held in May 2005. To enable management adequately to analyze and respond to proposals stockholders wish to have included in the proxy statement and proxy card for that meeting, SEC Rule 14a-8 requires that such proposals be received by us no later than December 3, 2004. Any stockholder proposals for that meeting that are submitted outside the process of SEC Rule 14a-8 shall be considered “untimely” for purposes of SEC Rule 14a-4(c)(1) if they are received by us after February 16, 2005. Proxies solicited by the board for the Annual Meeting of Stockholders to be held in May 2005 may confer discretionary authority to vote on any such untimely stockholder proposals without express direction from stockholders giving such proxies. All stockholder proposals must be addressed to the attention of the Secretary at the Company’s principal offices in Columbia, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

Each of us and GGP file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington DC 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

Our and GGP’s filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov”.

All documents that we or GGP file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference into this proxy statement and to be a part of this proxy statement from the respective dates of filing of these documents. Our filings are available, without exhibits, unless the exhibits are specifically incorporated by reference in this proxy statement, to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written or telephone request directed to us at The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044, Attention: Investor Relations, telephone (410) 992-6000. GGP’s filings are available, without exhibits, unless the exhibits are specifically incorporated by reference in this proxy statement, to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written or telephone request directed to General Growth Properties, Inc., 110 N. Wacker Dr., Chicago, Illinois 60606, Attention: Investor Relations telephone (312) 960-5000. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference into this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference into this proxy statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

You should rely only on the information contained or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in any of the materials that are incorporated by reference into this document. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement is dated October 8, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

Your Vote Is Important. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

THE ROUSE COMPANY,

GENERAL GROWTH PROPERTIES, INC.

and

RED ACQUISITION, LLC

Dated as of August 19, 2004

A-i

A-ii

INDEX OF PRINCIPAL TERMS

Page
2004 Bonus Plans	A-24
affiliate	A-34
Agreement	A-1
Antitrust Law	A-26
Articles of Merger	A-1
beneficial owner	A-26
beneficially owned	A-34
business day	A-34
Bylaws	A-5
Cause	A-24
Certificate	A-2
Charter	A-5
Closing	A-1
Closing Date	A-1
Closing Dividend	A-27
Code	A-9
Commitment Letters	A-17
Company	A-1
Company Acquisition Proposal	A-21
Company Board	A-6
Company Common Stock	A-2
Company Disclosure Schedule	A-4
Company Employees	A-23
Company Financial Advisor	A-11
Company Material Adverse Effect	A-4
Company Options	A-5
Company Plans	A-8
Company Properties	A-12
Company Property Owner	A-12
Company Requisite Vote	A-6
Company SEC Reports	A-7
Company Securities	A-5
Company Stock Plans	A-5
Company Stockholders Meeting	A-20
Company Superior Proposal	A-22
Confidentiality Agreement	A-21
Contract	A-34
control	A-34
controlled	A-34
controlled by	A-34
Controlled Subsidiary	A-17
Costs	A-25
CSA	A-5
Department	A-1
Discharge	A-24
Dividend Adjustment	A-2
DOJ	A-26
Effective Time	A-1
employee benefit plan	A-8
Encumbrances	A-13
Environmental Laws	A-12
Environmental Permits	A-12
ERISA	A-8

A-iii

Page
Excess Dividend	A-2
Exchange Act	A-7
Exchange Fund	A-3
Final Parent Qualifying Amount	A-31
FTC	A-26
generally accepted accounting principles	A-34
Indebtedness	A-44
Indemnified Parties	A-24
Intellectual Property	A-11
IRS	A-9
knowledge	A-34
Leased Properties	A-13
Liens	A-6
Materials of Environmental Concern	A-12
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
MGCL	A-1
MLLCA	A-1
New Plans	A-23
Old Plans	A-23
Operating Partnership	A-6
Parent	A-1
Parent Board	A-14
Parent Disclosure Schedule	A-14
Parent Employees	A-23
Parent Material Adverse Effect	A-14
Parent OP	A-31
Parent Qualifying Amount	A-31
Parent SEC Reports	A-15
Parent Termination Costs	A-32
Parent Termination Fee	A-31
Paying Agent	A-2
person	A-34
Phantom Stock Right	A-5
Plan Conversion Date	A-24
Preferred Stock	A-5
Proxy Statement	A-20
Quarterly Rate	A-27
REIT	A-10
REIT Opinion	A-25
Release Letter	A-32
Savings Plans	A-24
SEC	A-7
Securities Act	A-7
Stock Awards	A-5
subsidiaries	A-34
subsidiary	A-34
Surviving Corporation	A-1
Tax Protection Agreement	A-10
Tax Return	A-10
Taxes	A-10
Termination Date	A-30
under common control with	A-34

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 19, 2004 (this “Agreement”), by and among General Growth Properties, Inc., a Delaware corporation (“Parent”), Red Acquisition, LLC, a Maryland limited liability company and a subsidiary of Parent (“Merger Sub”), and The Rouse Company, a Maryland corporation (the “Company”).

WHEREAS, (i) the board of directors of the Company has approved this Agreement and declared advisable the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”) and the sole member of Merger Sub has approved this Agreement and declared the Merger advisable in accordance with the MGCL and the MLLCA, and each desires to provide herein for the Merger, upon the terms and subject to the conditions set forth herein, (ii) the board of directors of Parent has approved this Agreement and declared advisable the Merger, and (iii) the board of directors of the Company has resolved to recommend the approval of the Merger by the stockholders of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the MGCL and the MLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate legal existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2 Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, as soon as practicable, but in no event later than the third business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that can only be fulfilled at the Effective Time, but subject to the fulfillment or waiver of those conditions), or at such other place or at such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause articles of merger (“Articles of Merger”) to be filed with, delivered in the manner required by the MGCL and the MLLCA to and accepted for record by the State Department of Assessments and Taxation of Maryland (the “Department”) (the date and time of the acceptance for record of the Articles of Merger with the Department, or such later time as is specified in the Articles of Merger and as is agreed to by the parties hereto, being the “Effective Time”) and shall make all other filings or recordings required under the MGCL and the MLLCA in connection with the Merger.

SECTION 1.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

SECTION 1.4 Charter; Bylaws. From and after the Effective Time, the charter of the Company shall be the charter of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law. From and after the Effective Time, the Bylaws of the Company shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the charter of the Surviving Corporation and applicable law.

SECTION 1.5 Directors and Officers. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation and until their respective successors are duly elected and qualify, and the officers of the Company immediately prior to the Effective Time shall remain the officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or the date their respective successors are duly elected or appointed (as the case may be) and qualify.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the stock of the Company:

(a) Merger Consideration.

(i) Subject to Section 2.1(c), each issued and outstanding share of Company common stock, par value $0.01 per share (the “Company Common Stock”), outstanding immediately prior to the Effective Time shall be converted into the right to receive from Parent $67.50 in cash, without interest, minus the amount, if any, of the Dividend Adjustment (the “Merger Consideration”). “Dividend Adjustment” shall mean the sum of (i) the lesser of (x) $2.42 and (y) the amount per share of Company Common Stock of any dividend declared by the Company, if any, after the date hereof and having a record date prior to the Effective Time other than as permitted by Section 6.11(a)(ii) or 6.11(b) (the amount of any dividend described in this clause (y), an “Excess Dividend”) and (ii) the product of 1.1 and the amount of any Excess Dividend over $2.42.

(ii) As of the Effective Time, subject to Section 2.1(c), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2, without interest.

(iii) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration and any other relevant provisions of this Agreement shall be equitably adjusted.

(b) Membership Interests of Merger Sub. The issued and outstanding membership interests of Merger Sub immediately prior to the Effective Time shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

(c) Cancellation of Parent-Owned and Merger Sub-Owned Stock. As of the Effective Time, each share of Company Common Stock outstanding immediately prior to the Effective Time and that is owned by Parent or Merger Sub (or any direct or indirect wholly owned subsidiary of Parent or Merger Sub) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

SECTION 2.2 Exchange of Certificates. (a) Paying Agent. Prior to the Closing, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for payment of the Merger Consideration upon surrender of Certificates. Promptly following the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, the amount of cash consideration payable pursuant to Section 2.1(a) in exchange for outstanding shares of Company Common Stock (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund may not be used for any purpose that is not provided for herein.

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.1(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender of such Certificate, the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(a). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine months after the Effective Time shall be delivered to Parent and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of its claim for Merger Consideration without any interest thereon.

(e) No Liability. None of Parent, Merger Sub or the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any governmental authority), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund on a daily basis, as directed by Parent, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such cash payments.

SECTION 2.3 Treatment of Company Options and Phantom Stock Rights.

(a) As of the Effective Time, each Company Option which is outstanding as of immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive, as soon as practicable thereafter, an amount of cash from the Surviving Corporation equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option multiplied by (y) the excess of the amount of the Merger Consideration over the exercise price per share subject to such Company Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent).

(b) Each Phantom Stock Right that is outstanding as of immediately prior to the Effective Time shall be adjusted to provide that such Phantom Stock Right shall be cancelled as of the Effective Time, and, in consideration of such cancellation, the holder thereof shall become entitled to receive for each Phantom Stock Right an amount of cash from the Surviving Corporation equal to the Merger Consideration; provided, that no such payment shall be made to such a holder with respect to a Phantom Stock Right if the holder has elected to defer payment thereof to a deferred compensation account under a Company Plan, and, in lieu thereof, such account shall be credited with a fully vested amount of cash equal to such payment.

(c) The Company shall take all steps necessary to give effect to this Section 2.3. Any cash payments required to be made pursuant to this Section 2.3, and any cash payment in respect of Stock Awards, shall be subject to all applicable withholdings of Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement (except in the case of any representation or warranty that by its express terms is made as of another specified date) that, except as set forth on the corresponding section of the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”):

SECTION 3.1 Organization and Qualification; Subsidiaries. The Company and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the management of properties for others or the conduct of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, have a Company Material Adverse Effect. “Company Material Adverse Effect” means (x) any change or effect that has been or would be materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any change or effect resulting from (i) changes in general international, national or regional economic or financial conditions, or changes in the securities market in general, (ii) general changes or developments in the industries in which the Company and its subsidiaries operate or (iii) changes in any laws or regulations or accounting regulations or principles applicable to the Company and its subsidiaries, or (y) any change or effect that would prevent or materially delay the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement.

SECTION 3.2 Charter and Bylaws. The Company has heretofore furnished or otherwise provided to Parent a complete and correct copy of the amended and restated charter together with any articles of amendment and articles supplementary thereto (the “Charter”) and the bylaws together with any amendments thereto (the “Bylaws”) of the Company as currently in effect. The Charter and the Bylaws are in full force and effect. The Company is not in violation of any provisions of its Charter or Bylaws in any material respect.

SECTION 3.3 Capitalization. (a) The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 10,000,000 shares are designated as Increasing Rate Cumulative Preferred Stock. As of August 17, 2004, (i) 103,306,804 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights or similar rights existing under the Charter, Bylaws or the MGCL or any contract or instrument to which the Company is a party or by which it is bound; (ii) an aggregate of 6,310,410 shares of Company Common Stock are deliverable in connection with the exercise of outstanding Company Options granted pursuant to the Company’s 2001 Stock Incentive Plan, Amended and Restated 1999 Stock Incentive Plan, 1997 Stock Incentive Plan, 1994 Stock Incentive Plan and 1990 Stock Option Plan (the “Company Stock Plans”); (iii) 192,128 rights, (a) the value of each of which is equal to the value of a Share (each, a “Phantom Stock Right”), are outstanding under the Company’s Deferred Compensation Plan for Outside Directors and Special Option Plan, and the Employment Agreement, dated September 24, 1998, as amended, to which the Company and its Chief Executive Officer are parties, (b) 87,128 of which are included in the number of shares of Company Common Stock issued and outstanding provided in clause (i) above, and (c) 105,000 of which are not included in the number of shares of Company Common Stock issued and outstanding provided in clause (i) above; (iv) an aggregate of 9,359,217 shares of Company Common Stock were reserved for issuance under the Contingent Stock Agreement effective as of January 1, 1996 (the “CSA”) by the Company in favor of the parties named therein; and (v) no shares of Preferred Stock were outstanding. Since August 17, 2004, no options to purchase shares of Company Common Stock (the “Company Options”) or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except (i) for shares of Company Common Stock issued pursuant to the exercise of Company Options or any Company Stock Plan that were subject to issuance on August 17, 2004, (ii) for the grant of awards consisting of shares of Company Common Stock (“Stock Awards”) and Company Options (and issuances of Company Common Stock pursuant thereto) after the date hereof in accordance with Section 5.1 of this Agreement, (iii) for the issuance of shares of Company Common Stock in accordance with the CSA, or (iv) as otherwise permitted after the date hereof in accordance with Section 5.1. Except as set forth above, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its subsidiaries or (3) options or other rights to acquire from the Company or any of its subsidiaries, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its subsidiaries (collectively, “Company Securities”), (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character, including registration rights agreements, relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or the applicable subsidiary is a party.

(b) There are no bonds, debentures, notes or other indebtedness of the Company having the right under applicable law or the Charter or Bylaws to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(c) All (i) outstanding shares of capital stock of each of the Company’s subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable and (ii) equity interests of each of the Company’s subsidiaries that is a partnership, limited liability company, business trust or other entity are duly authorized and validly issued. Section 3.3(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each of the Company’s subsidiaries, and the Company’s ownership interests therein. All such shares and equity interests are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens”), except where any such failure to own any such shares or equity interests free and clear would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) The sole general partner of The Rouse Company LP (the “Operating Partnership”) is TRCGP, Inc., a wholly owned subsidiary of the Company, and the limited partners of the Operating Partnership are The Rouse Company Business Trust and Howard Hughes Properties, Inc., each of which is a wholly owned subsidiary of the Company.

SECTION 3.4 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary pursuant to the Charter or the MGCL to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of the Merger by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Requisite Vote”)). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The board of directors of the Company (the “Company Board”) has (i) approved this Agreement and declared the Merger advisable and fair to, and in the best interests of, the Company and the stockholders of the Company, (ii) resolved to recommend the approval of the Merger to the stockholders of the Company, and (iii) directed that the Merger be submitted to the stockholders of the Company for their approval. The only vote of the stockholders of the Company required pursuant to the Charter or the MGCL to approve the Merger is the Company Requisite Vote.

SECTION 3.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of, and the performance by the Company of its obligations under, this Agreement, do not and will not (i) conflict with or violate the Charter or Bylaws or any organizational document of any of the Company’s subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in such subsection (b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, (iii) result in the creation of any Lien on any of the material properties or assets of the Company or any of its subsidiaries or (iv) result in (A) any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties or assets are bound or (B) any change of any rights or obligations of any party to a Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties or assets are bound, except, in the case of clauses (ii), (iii) and (iv) above, for any such conflict, violation, Lien, breach, default, loss, right, change or other occurrence which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), and state securities, takeover and “blue sky” laws, (ii) the filing with and acceptance for record by the Department of the Articles of Merger as required by the MGCL and MLLCA and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure to make or obtain which would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.6 Compliance. Neither the Company nor any of its subsidiaries is in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound, except for any such violation which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from governmental and regulatory agencies required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.7 SEC Filings; Financial Statements. (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents required to be filed with the Securities and Exchange Commission (the “SEC”) since January 1, 2003 (collectively with the forms, reports, statements, certifications and other documents required to be filed with the SEC subsequent to the date of this Agreement, the “Company SEC Reports”), each of which, as finally amended, has complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or the Exchange Act, each as in effect on the date so filed. None of the Company SEC Reports already filed contained, when filed as finally amended, nor will any Company SEC Reports filed subsequent to the date of this Agreement contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) for the fiscal years ended December 31, 2002 and December 31, 2003 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC have been prepared and, any audited consolidated financial statements of the Company (including any related notes thereto) filed after the date of this Agreement, will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and, if filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in or incorporated by reference into the Company SEC Reports filed with the SEC have been prepared, and, if filed after the date of this Agreement, will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and, if filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries as of the date thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments that will not be material in amount or effect).

(c) The management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and (y) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any of those disclosures made by management to the Company’s auditors and audit committee is set forth in Section 3.7(c) of the Company Disclosure Schedule.

(d) Since July 31, 2002, (x) neither the Company nor any of subsidiaries nor, to the knowledge of the officers of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

SECTION 3.8 Absence of Certain Changes or Events. Except with respect to factual developments disclosed in the Company SEC Reports filed on or after March 9, 2004 and prior to the date hereof (and excluding any forward looking statements or other expressions of expectation, possibility or risk disclosed in such Company SEC Reports), since December 31, 2003, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with past practices and there has not been any change, development, event or occurrence that, individually or in the aggregate, has had or would have a Company Material Adverse Effect.

SECTION 3.9 Absence of Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree or award which has or would have a Company Material Adverse Effect. As of the date hereof, no investigation or review, including with respect to any accounting or disclosure practices of the Company or any of its subsidiaries or any malfeasance by any executive officer or director of the Company, by any governmental authority, including the SEC, is pending or, to the knowledge of the Company, has been threatened against the Company or any of its subsidiaries.

SECTION 3.10 Employee Benefit Plans; Labor. (a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, and compensation, severance or employment agreement contributed to, sponsored or maintained by the Company or any of its subsidiaries as of the date hereof for the benefit of any employees (and former employees) and directors (and former directors) of the Company and its subsidiaries (such plans, programs, agreements and arrangements, collectively, “Company Plans”) and also describes any multiemployer plans (within the meaning of ERISA Section 4001(a)(3)) contributed to by the Company.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, rules and regulations.

(c) Neither the Company nor any of its subsidiaries has now, or at any time has had, any material liability or obligation to any multiemployer plan (within the meaning of ERISA Section 4001(a)(3)).

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened. The Company or its subsidiaries may amend or terminate any retiree health and life coverage obligation at any time without incurring any material liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(e) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company has not incurred any liability under Title IV of ERISA that has not been satisfied in full, and (ii) to the knowledge of the Company, no condition exists that presents a risk to the Company of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation.

(f) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all contributions required to be made under each Company Plan have been timely made.

(g) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service (the “IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period and, to the knowledge of the Company, no circumstances exist which could reasonably be expected to materially adversely affect such qualification or any exemption from such qualification.

(h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there has been no amendment to, announcement by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Company Plan that would increase the expense of maintaining such Company Plan above the level of the expense incurred therefor for the most recent fiscal year. None of the execution and delivery of, the stockholder approval of, the performance by the Company of its obligations under, or the consummation of the transactions contemplated by, this Agreement, will (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any material payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any of its subsidiaries, or (ii) result in the triggering or imposition of (x) any material restrictions or limitations on the right of the Company or any of its subsidiaries to amend or terminate any Company Plan, or (y) result in any material “excess parachute payments” within the meaning of Section 280G(b) (1) of the Code.

(i) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees; (ii) neither the Company nor any of its subsidiaries is in breach of any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its subsidiaries, nor does the Company know of any activities or proceedings of any labor union to organize any significant number of such employees; and (iii) within the past three years there have been no, nor does the Company have any knowledge of any, threatened strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

SECTION 3.11 Tax Matters. (a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its subsidiaries have (i) timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in the manner provided by law and all such filed Tax Returns were complete and accurate in all material respects and (ii) paid all Taxes shown on such Tax Returns to be due and payable. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since December 31, 2003, the Company has incurred no liability for Taxes under Sections 857(b), 860(c), or 4981 of the Code. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (x) since December 31, 2003, neither the Company nor any of its subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and (y) no audits have begun or been threatened in writing and no deficiencies for material Taxes have been asserted or assessed or threatened in writing by a governmental authority against the Company or any of its subsidiaries.

(b) Neither the Company nor any of its subsidiaries (i) is or, since January 1, 1997, has been a member of an affiliated group filing a consolidated tax return (other than a group the common parent of which was the Company or an entity listed in Section 3.11(b) of the Company Disclosure Schedule) or (ii) is a party to any (1) Tax allocation or sharing agreement and/or (2) Tax Protection Agreement.

(c) The Company, (i) for each taxable year beginning with its taxable year ended on December 31, 1998, has been subject to taxation as a real estate investment trust within the meaning of the Code (“REIT”) and has satisfied the requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2003, and intends to continue to operate, consistent with the requirements for qualification and taxation as a REIT, and (iii) has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the Internal Revenue Service to the Company’s status as a REIT, and no such challenge is pending, or to the knowledge of the Company, threatened.

(d) The Company is a “domestically-controlled REIT” within the meaning of Section 897(h) of the Code.

As used in this Agreement, the term (i) “Taxes” shall mean all federal, state, local and foreign income, profits, franchise, license, transfer, recording, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) “Tax Return” shall mean all returns and reports (including elections, declarations, disclosures, attachments, schedules, work papers, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(e) As used herein, “Tax Protection Agreement” mean a Contract, either oral or written, that has as one of its purposes to permit a person to take a position that such person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Company or any of its subsidiaries and that (i) prohibits or restricts in any manner the disposition of any assets of the Company or any of its subsidiaries, (ii) requires that the Company or any of its subsidiaries maintain, put in place, or replace, indebtedness, whether or not secured by one or more Properties, or (iii) requires that the Company or any of its subsidiaries offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a “deficit restoration obligation,” guarantee (including, without limitation, a “bottom” guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes of indebtedness or other liabilities of the Company or any of its subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company or any of its subsidiaries is in violation of or in default of any Tax Protection Agreement.

SECTION 3.12 Proxy Statement. The Proxy Statement shall not at the time the Proxy Statement is cleared by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting will, at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representations or warranties with respect to information that has been or will be supplied by Parent or Merger Sub, or any of their respective representatives, specifically for use in the Proxy Statement.

SECTION 3.13 Opinion of Financial Advisor. Each of Goldman, Sachs & Co. and Deutsche Bank Securities Inc. (the “Company Financial Advisors”) has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

SECTION 3.14 Brokers. No broker, finder or investment banker (other than the Company Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

SECTION 3.15 Takeover Statutes; Rights Plans. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the MGCL or the federal laws in the United States applicable to the Company is applicable to the Merger, including any takeover provision in its organizational documents. As of the date of this Agreement, the Company does not have any stockholder rights plan in effect. The Company Board has approved this Agreement and declared the Merger advisable for purposes of Sections 3-601 et seq. of the MGCL.

SECTION 3.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company and its subsidiaries own or have the rights to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property rights of any kind or nature (“Intellectual Property”) used in their business as currently conducted, all of which shall survive the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; and (ii)(x) to the knowledge of the Company, such Intellectual Property does not infringe the Intellectual Property of any third party and is not being infringed by any third party; and (y) there is no action pending and no claim has been asserted or threatened in writing alleging the same.

SECTION 3.17 Environmental Matters. (a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company and each of its subsidiaries have complied with all applicable Environmental Laws (as defined below), and possess and comply with all applicable Environmental Permits (as defined below) required under such laws to operate as it presently operates; (ii) there have been no releases of Materials of Environmental Concern (as defined below) at any property owned or operated by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party, under circumstances that would reasonably be expected to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written notification alleging any violation of any Environmental Law or that it is liable for, or requesting information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any release or threatened release of Materials of Environmental Concern at any location, except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, Federal, state or local regulatory authority or otherwise; (iv) neither the Company nor any of its subsidiaries is subject to any order, decree or injunction issued by any governmental authority or any indemnity or other agreement with any third party relating to liability under any Environmental Law or otherwise relating to any Materials of Environmental Concern; and (v) there are no conditions or circumstances that would give rise to liability under any Environmental Laws.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.17 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the environment and health and safety, including the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” shall mean any “hazardous”, “acutely hazardous”, or “toxic” substance, pollutant, contaminant or waste as defined and regulated under Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

SECTION 3.18 Investment Company Act of 1940. Neither the Company nor any of its subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

SECTION 3.19 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between the Company or its subsidiaries, on the one hand, and the Company’s affiliates (other than subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K.

SECTION 3.20 Contracts. (a) Except for any default that would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any of its subsidiaries is in default under any material Contract to which the Company or any of its subsidiaries is a party or by which it or any of the Company Properties or Leased Properties or assets is bound nor, to the knowledge of the Company, is any other party thereto in default thereunder, and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries, or to the knowledge of the Company, any other party. No party to any such material Contract, has given notice to the Company or any of its subsidiaries of, or made a claim against the Company or any of its subsidiaries with respect to, any breach or default thereunder, in any such case, where such breach or default would, individually or in the aggregate, have a Company Material Adverse Effect. Assuming the material Contracts have been duly authorized, executed and delivered by the respective other parties thereto, except as would not have a Company Material Adverse Effect, the material Contracts are valid, binding and enforceable obligations of the Company, its subsidiaries and the other parties thereto (except as such enforceability may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors rights generally and general equitable principles.

(b) Section 3.20(b) of the Company Disclosure Schedule contains a true and complete list of all Contracts between the Company or any of its subsidiaries, on the one hand, and the persons listed therein, on the other hand, pursuant to which the Company or any of its subsidiaries, on the one hand, and such persons, on the other hand, have any continuing obligations.

SECTION 3.21 Properties. The Company or a subsidiary of the Company (each a “Company Property Owner”) owns fee simple title to each of the real properties (or the applicable portion thereof) described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as being owned in fee, as adjusted to reflect purchases and sales disclosed in the Company SEC Reports prior to the date hereof (collectively, the “Company Properties”), and a valid leasehold estate to each of the real properties subject to a lease described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as adjusted to reflect purchases and sales disclosed in the Company SEC Reports prior to the date hereof (collectively, the “Leased Properties”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the interests of the Company Property Owners in the Company Properties and the Leased Properties are good, marketable and insurable, and the same are owned free and clear of Encumbrances except for (i) liens, mortgages or deeds of trust, claims against title, options, rights of first offer or refusal, charges which are liens, security interests or other encumbrances on title (collectively, “Encumbrances”) related to indebtedness incurred in the ordinary course of business, (ii) inchoate Encumbrances imposed for construction work in progress, including mechanics’ liens, workers’ or repairmen’s liens, or otherwise incurred in the ordinary course of business that do not adversely affect in any material respect the use or operation of the applicable Company Property, (iii) easement agreements that do not adversely affect in any material respect the use or operation of the applicable Company Property, (iv) matters as would be disclosed on current title reports or surveys that arise in the ordinary course and do not adversely affect in any material respect the value, use or operation of the applicable Company Property, (v) real estate Taxes and special assessments not yet due and payable (except as are being contested in good faith by appropriate proceedings or for which reserves in accordance with generally accepted accounting practices have been set forth on the books of the relevant Company Property Owner), (vi) leases or other occupancy agreements affecting a Company Property and (vii) other Encumbrances that would not have a Company Material Adverse Effect. No written termination of or notice of default has been received by the Company or any of its subsidiaries under a ground lease relating to the Lease Properties, except as would, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, valid policies of title insurance have been issued insuring the Company Property Owner’s fee simple title or leasehold estate to each of the Company Properties, and no material claim has been made against any such policies.

SECTION 3.22 Non-Competition Agreements. Except with respect to single purpose entities which are restricted as such under terms of their organizational documents or financings applicable to them, neither the Company nor any of its subsidiaries is a party to any Contract which purports to restrict or prohibit in any material respect any of them from, directly or indirectly, (a) engaging in any business currently engaged in by the Company or (b) conducting any business currently engaged in by the Company in any geographic location, except those non-material restrictions contained in the reciprocal easement agreements in respect of the Company Properties and the Leased Properties. To the knowledge of the Company, none of the officers, directors or key employees of the Company or any of its subsidiaries is a party to any Contract which, by virtue of such person’s relationship with Company or any of its subsidiaries, restricts in any material respect Company or any of its subsidiaries from, directly or indirectly, engaging in any of the businesses described above.

SECTION 3.23 Insurance. The Company and each of its subsidiaries maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its subsidiaries (taking into account the cost and availability of such insurance). Neither the Company nor any of its subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of the Company or any of its subsidiaries. Each insurance policy that currently insures the business, property, operations, employees or officers of the Company or any of its subsidiaries is in full force and effect and the premiums due thereunder have been paid as they became due and payable.

SECTION 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub of, or Parent’s or Merger Sub’s use of, any such information, including any information, documents or other material made available to Parent or Merger Sub in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as of the date of this Agreement (except in the case of any representation or warranty that by its express terms is made as of another specified date) that, except as set forth on the corresponding section of the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”):

SECTION 4.1 Organization and Qualification. Each of Parent and Merger Sub, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, operate or lease its properties and assets and to carry on its business as it is now being or will be conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby (a “Parent Material Adverse Effect”). Parent and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing in each jurisdiction where the character of its properties owned, leased or operated by it or the management of properties for others or the conduct of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent owns beneficially and of record all of the outstanding membership interests of Merger Sub free and clear of all Liens.

SECTION 4.2 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations under this Agreement, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other proceedings on the part of Parent or Merger Sub are necessary pursuant to their respective organizational documents, the Delaware General Corporation Law, the MGCL or the MLLCA to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each such entity enforceable against such entity in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The board of directors of Parent (the “Parent Board”) and Parent, as the sole member of Merger Sub, have approved this Agreement. The vote or consent of Parent or a subsidiary of Parent as the sole member of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the stockholders of Parent or the members of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

SECTION 4.3 No Conflict; Required Filings and Consents. (a) The execution and delivery of, and performance by each of Parent and Merger Sub of its obligations under, this Agreement, do not and will not (i) conflict with or violate the respective organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in subsection (b) below have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a material benefit under, or give rise to any right of termination, cancellation, material amendment or material acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii) of this subsection (a), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations under this Agreement, and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, except for (i) applicable requirements of the Exchange Act, and state securities, takeover and “blue sky” laws, (ii) the filing with and the acceptance for record by the Department of the Articles of Merger as required by the MGCL and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.4 Compliance. Neither Parent nor any of its subsidiaries is in violation of any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from governmental and regulatory agencies required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.5 SEC Filings; Financial Statements. (a) Parent has filed or otherwise transmitted all forms, reports, statements, certifications and other documents required to be filed with the SEC since January 1, 2003 (collectively with the forms, reports, statements, certifications and other documents required to be filed with the SEC subsequent to the date of this Agreement, the “Parent SEC Reports”), each of which, as finally amended, has complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, each as in effect on the date so filed. None of the Parent SEC Reports already filed contained, when filed as finally amended, nor will any Parent SEC Reports filed subsequent to the date of this Agreement contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of Parent (including any notes related thereto) for the fiscal years ended December 31, 2002 and December 31, 2003 included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC have been prepared, and, any audited consolidated financial statements of Parent (including any related notes thereto) filed after the date of this Agreement, will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and, if filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Parent and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of Parent (including any related notes thereto) included in or incorporated by reference into the Parent SEC Reports filed with the SEC have been prepared, and, if filed after the date of this Agreement, will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and, if filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of Parent and its subsidiaries as of the date thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments that will not be material in amount or effect).

(c) The management of Parent has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the management of Parent by others within those entities, and (y) has disclosed, based on its most recent evaluation, to Parent’s outside auditors and the audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. A summary of any of those disclosures made by management to Parent’s auditors and audit committee is set forth in Section 4.4(c) of the Parent Disclosure Schedule.

(d) Since July 31, 2002, (x) neither Parent nor any of its subsidiaries nor, to the knowledge of the officers of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

SECTION 4.6 Absence of Certain Changes or Events. Except with respect to factual developments disclosed in the Parent SEC Reports filed on or after March 12, 2004 and prior to the date hereof (and excluding any forward looking statements or other expressions of expectation, possibility or risk disclosed in such Parent SEC Reports), since December 31, 2003, Parent and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with past practices and there has not been any change, development, event or occurrence that, individually or in the aggregate, has had or would have a Parent Material Adverse Effect.

SECTION 4.7 Absence of Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree or award which would, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date hereof, no investigation or review, including with respect to any accounting or disclosure practices of Parent or any of its subsidiaries or any malfeasance by any executive officer or director of Parent, by any governmental authority, including the SEC, is pending or, to the knowledge of Parent, has been threatened against Parent or any of its subsidiaries.

SECTION 4.8 Brokers. No broker, finder or investment bank (other than Lehman Brothers, Wachovia Bank and Credit Suisse First Boston) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.9 Operations of Merger Sub. Merger Sub has been organized as a Maryland limited liability company solely for the purposes of effecting the Merger and the other transactions contemplated hereby, and prior to the Effective Time Merger Sub will have engaged in no other business activities and will have no material assets or liabilities other than as contemplated herein.

SECTION 4.10 Ownership of Shares of Company Common Stock. As of the date of this Agreement, none of Parent, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock, except for any shares of Company Common Stock held by employee benefit plans of Parent, Merger Sub or their respective affiliates, and none of Parent or Merger Sub or their respective affiliates holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

SECTION 4.11 Financing. Parent has, in connection with entering into this Agreement, delivered to the Company a complete and correct copy of the commitment letters, dated August 19, 2004 relating to the debt and/or equity financing necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, which commitment letters are in full force and effect (the “Commitment Letters”). It is Parent’s good faith belief as of the date hereof that it will obtain the financing set forth in the Commitment Letters and that as a result it will have available to it internal funds and third party financing that, in the aggregate, will be sufficient to enable Parent and Merger Sub to make all necessary payments by them in connection with the Merger and the other transactions contemplated by this Agreement, including any amounts necessary to repay or refinance any outstanding indebtedness of the Company and its subsidiaries to the extent such repayment or refinancing is required in connection with the transactions contemplated by this Agreement.

SECTION 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees as to itself and to any of its subsidiaries of which the Company has, directly or indirectly, the power generally to direct or control the day-to-day management and policies thereof, whether through ownership of securities, by contract or otherwise (each, a “Controlled Subsidiary”), that, during the period from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as disclosed in Section 5.1 of the Company Disclosure Schedule, or as required by law, or unless Parent shall otherwise agree in writing, (A) the business of the Company and its Controlled Subsidiaries shall be conducted in the ordinary course of business and substantially in the same manner as heretofore conducted, (B) it shall take all actions necessary to continue to qualify as a REIT, (c) the Company and its Controlled Subsidiaries shall use best efforts to preserve their business organization and their present relationships with persons with which the Company or any of its Controlled Subsidiaries has significant business relations and (D) neither the Company nor any of its Controlled Subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) amend or otherwise change any of its organizational documents;

(b) issue, deliver, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of any shares of capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or equity interests, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its subsidiaries, except (i) for the issuance of shares of Company Common Stock issuable to or in accordance with the terms of outstanding Company Options or (ii) the issuance of shares of Company Common Stock to the extent required under the CSA;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its stock, except (i) as expressly provided in Section 6.11 and (ii) any dividend or distribution by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company or by a non-wholly owned subsidiary of the Company to the extent required by its organizational documents;

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any stock of the Company, or reclassify, combine, split or subdivide any capital stock or other equity interests of any of its subsidiaries;

(e) fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof;

(f) (i) incur any Indebtedness or guarantee such Indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries, except for Indebtedness incurred (A) in accordance with Section 5.1(f) of the Company Disclosure Schedule, (B) in accordance with Section 6.11, (C) to repurchase shares of Company Common Stock under the CSA, or (D) in the ordinary course of business consistent with past practices (I) not to exceed a total of $700 million drawn on existing lines of credit or (II) from guarantees incurred in compliance with this Section 5.1(f) by the Company of Indebtedness of any of its wholly owned subsidiaries or (ii) modify, amend or terminate any Indebtedness (secured or unsecured) in existence as of the date hereof;

(g) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any Contract for the acquisition of any real property or other material assets, encumber assets or commence construction of, or enter into any Contract to develop or construct other real estate projects, except for construction of or Contracts to develop or construct real estate projects in respect of the community development business to the extent consistent with past practice and the budget and business plan of the Company for the community development business as of the date hereof;

(h) sell, lease, mortgage, subject to Lien (or, in the case of an involuntary Lien, fail to use commercially reasonable efforts to have such Lien removed within 30 days of the creation thereof) or otherwise dispose of, any of the Company Properties or Leased Properties or any other material assets of the Company or any of its subsidiaries, except in connection with a transaction that is permitted by Section 5.1(f) of this Agreement, that is made in the ordinary course of business or disclosed in Section 5.1(h) of the Company Disclosure Schedule;

(i) make any loans, advances or capital contributions to, or investments in, any other person, except to any wholly owned subsidiary of the Company or as required under any Contract existing as of the date hereof with any joint venture partner;

(j) enter into any new, or amend or supplement any existing Contract with any Company TRS;

(k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports filed prior to the date hereof or incurred in the ordinary course of business;

(l) enter into any material Contract with respect to the Company Properties or Leased Properties under development (other than in respect of the community development business for such Contracts which are consistent with past practice and the budget and business plan of the Company for the community development business as of the date hereof); provided, however, that “development” shall not include capital improvements made in the ordinary course of business to existing Company Properties or Leased Properties and repairs made to existing Company Properties or Leased Properties;

(m) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement, or as otherwise required by law, (i) hire or enter into any commitment to provide any severance or termination benefits to (or amend any existing arrangement with) any director, officer or employee of the Company or any of its subsidiaries, except with respect to non-corporate office function employees or any property manager if consistent with the budget and staffing plan at the applicable Company Property or Leased Property, (ii) increase the benefits payable under any existing severance or termination benefit policy or employment agreement (other than as required to be increased pursuant to the existing terms of any such policy or agreement), (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer of the Company or any of its subsidiaries, (iv) establish, adopt, amend, terminate or make any new awards under any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its subsidiaries, except that the Company or any of its subsidiaries may amend any such existing plan or arrangement if the effect of any such amendment is immaterial in respect of costs or benefits available under such plan or arrangement, (v) increase the compensation, bonus or other benefits payable to any director, officer, employee, consultant or independent contractor of the Company or any of its subsidiaries, except for employees who are not officers of the Company or property managers of a Company Property or Leased Property increases of less than 3% in any case in the ordinary course of business consistent with past practices, or (vi) amend the terms of any outstanding Company Option or other equity-based award; provided, that the Company shall take all steps necessary so that actions taken pursuant to exceptions to the restrictions set forth in this clause (m) do not increase the amount of any severance benefits payable by the Company or any of its subsidiaries;

(n) add any new participants to the SERP or Excess Savings Plan;

(o) change the ownership of any of its subsidiaries or merge or consolidate the Company or any of its subsidiaries with any other person;

(p) enter into, amend, or supplement any Tax Protection Agreement;

(q) make any changes with respect to accounting policies or material procedures, except as required by changes in generally accepted accounting principles or internal controls requirements to comply with Section 404 of the Sarbanes-Oxley Act of 2002;

(r) settle any material litigation or other proceedings before a governmental authority or arbitrator or cancel, modify or waive material claims held by it or waive any material rights;

(s) make or rescind any express or deemed material election relative to Taxes, unless such election or rescission is (i) required by law, (ii) necessary to preserve the status of the Company as a REIT or of any subsidiary of the Company as a partnership for federal income tax purposes or (iii) consistent with elections historically made by the Company;

(t) enter into, terminate or make any material amendment or modification to any material Contract, including the CSA, except as permitted by Section 5.1(g) or 5.1(l) of this Agreement or as disclosed in Section 5.1(t) of the Company Disclosure Schedule;

(u) take any action or omit to take any action that could reasonably be expected to cause any of the Company’s representations and warranties contained in Article III to become untrue in any material respect; provided, however, that the taking of any action required by this Section 5.1 or the failure to take any action which is prohibited by this Section 5.1 (which action Parent has not consented to after a request to take such action by the Company or any of its Controlled Subsidiaries) by the Company or any of its Controlled Subsidiaries shall not be deemed a breach of this clause (u);

(v) take any action, or fail to take any action, which can reasonably be expected to cause (i) the Company to fail to qualify as a REIT, or (ii) any of its subsidiaries to cease to be treated as a partnership for federal income tax purposes, as a REIT, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code (except as a result of the conversion of The Hughes Corporation into a limited liability company pursuant to Section 7.2(f)), as the case may be; or

(w) agree or commit to do any of the foregoing.

SECTION 5.2 Conduct of Business of Parent Pending the Merger. Parent covenants and agrees that, during the period from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as disclosed in Section 5.2 of the Parent Disclosure Schedule, or as required by law, or unless Company shall otherwise agree in writing, neither Parent nor any of its subsidiaries shall without the prior written consent of

Company take any action that would prevent or materially impede the consummation of the Merger, including the obtaining of the financing necessary for the consummation of the Merger and the transactions contemplated by this Agreement.

SECTION 5.3 Assistance. From the date of this Agreement until the earlier of the Effective Date or the date of the termination of this Agreement, the Company and its subsidiaries shall cooperate with Parent, at the sole expense of Parent, in connection with Parent’s planning for the post-Closing integration of the business organizations of Parent and the Company; provided, however, that neither the Company nor any of its subsidiaries shall be required to engage in any transaction prior to the Effective Time.

SECTION 5.4 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

SECTION 5.5 Tax Submissions. Except as provided in Section 5.5 to the Company Disclosure Schedule, if, prior to the Closing Date, the Company seeks any closing agreement with or private letter ruling from, the IRS, the Company shall (a) consult with Parent regarding the application for and negotiation of such closing agreement or ruling request, (b) use commercially reasonable efforts to permit Parent’s designated counsel to attend meetings or telephone calls with the IRS scheduled by the IRS or the Company (or the Company’s counsel) regarding any such closing agreement or ruling request, and (c) provide Parent with copies of, and the right to comment on, any written materials regarding such closing agreement or ruling request prior to submission to the IRS; provided, however, that Parent’s rights under this Section 5.5 shall not be permitted to unduly delay or impede the Company from obtaining such closing agreement or private letter ruling.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Stockholders Meetings. (a) The Company shall, as soon as reasonably practicable following the date of this Agreement, acting through the Company Board, (i) establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Requisite Vote (the “Company Stockholders Meeting”), (ii) include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the approval of the Merger and (iii) use its best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders and to obtain the Company Requisite Vote; provided, that the Company Board may fail to make or withdraw, modify or change such recommendation and/or may fail to use such efforts if it shall have determined in good faith, after consultation with outside legal counsel to the Company, that such action is appropriate in order for the directors of the Company to act in a manner consistent with their duties under applicable law. At all times, the Company shall comply with all material legal requirements applicable to such Company Stockholders Meeting.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated.

SECTION 6.2 Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement (the “Proxy Statement”) in preliminary form. The Company shall use its best efforts to resolve as promptly as practicable any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Parent shall have the right to approve prior to filing the Proxy Statement or any amendment or supplement thereto, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the

Effective Time, any information relating to Parent, Merger Sub or the Company is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

SECTION 6.3 [INTENTIONALLY OMITTED]

SECTION 6.4 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its best efforts to cause its subsidiaries and their respective officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable law, at all reasonable times to its officers, employees, properties, offices and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of any person with which it has a business relationship, jeopardize the attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Parent and the Company will hold and treat and will cause their respective officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the other furnished or otherwise made available to such party in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated August 7, 2004, between the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 6.5 Company Acquisition Proposals. (a) The Company agrees that (i) it and its executive officers and directors shall not and (ii) it shall use reasonable best efforts to ensure that its investment bankers, attorneys, consultants or other agents or representatives shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and its subsidiaries or any proposal or offer to acquire in any manner an equity interest representing a 25% or greater economic interest in the Company, or assets, securities or ownership interests of or in, the Company or any of its subsidiaries representing 25% or more of the consolidated assets of the Company and its subsidiaries, other than the Merger (any such proposal or offer being hereinafter referred to as a “Company Acquisition Proposal”); provided, however, that for purposes of the references to a Company Acquisition Proposal in clause (y) of Section 8.2(b)(ii) and (iii) and the definition of Company Superior Proposal, the percentage 50% shall be substituted for the percentage 25%, (B) approve, agree to or recommend any Company Acquisition Proposal or enter into any agreement with respect to a Company Acquisition Proposal, (C) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to any person relating to, a Company Acquisition Proposal, or (D) otherwise knowingly encourage or facilitate any effort or attempt to make or implement a Company Acquisition Proposal. Notwithstanding the foregoing, subject to the rights of Parent under Section 8.1(d)(ii), nothing contained in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to a Company Acquisition Proposal, (ii) prior to the approval of the Merger by the Company’s stockholders in accordance with this Agreement, providing access to its properties, books and records and providing information or data in response to a request therefor by a person who has made an unsolicited bona fide written Company Acquisition Proposal if the Company Board receives from the person so requesting such information an executed confidentiality agreement containing confidentiality restrictions on terms at least as favorable to the Company as those contained in the Confidentiality Agreement, (iii) prior to the approval of the Merger by the Company’s stockholders in accordance with this Agreement, engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Company Acquisition Proposal, or (iv) prior to the approval of the Merger by the Company’s stockholders in accordance with this Agreement and following the receipt of a bona fide written Company Acquisition Proposal that did not result from a breach of this Section 6.5(a), (A) withdrawing, modifying or changing in any adverse manner its approval or recommendation of this Agreement or the Merger or (B) recommending an unsolicited bona fide written Company Acquisition Proposal; if and only to the extent that in connection with the foregoing clauses (ii), (iii) and (iv) above, the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that, (x) in the case of clause (iv) above only, such Company Acquisition Proposal, if accepted, is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (any such more favorable Company Acquisition Proposal being referred to in this Agreement as a “Company Superior Proposal”) and (y) in the case of clauses (ii) and (iii) above only, there is a reasonable possibility that such actions could lead to a Company Superior Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal. After the date hereof, the Company shall promptly notify Parent of the receipt of any Acquisition Proposal or any request for non-public information or inquiry that it reasonably believes will lead to a Company Acquisition Proposal, which notice shall include the identity of the person making such Company Acquisition Proposal and the material terms thereof and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of a Company Acquisition Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such person by or on behalf of it or any of its subsidiaries.

(b) Notwithstanding anything in this Section 6.5 to the contrary, if, at any time prior to the approval of the Merger by the Company’s stockholders in accordance with this Agreement, the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to a Company Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 6.5(a) of this Agreement, that such proposal is a Company Superior Proposal, the Company or the Company Board may terminate this Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless the Company prior to or concurrently with such termination pursuant to this Section 6.5(b) pays to Parent the fee payable pursuant to Section 8.2(b); provided, further, however, that the Company shall not exercise its right to terminate this Agreement and the Company Board shall not recommend a Company Superior Proposal to the Company’s stockholders pursuant to this Section 6.5(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that the Company or the Company Board intends to take such action with respect to a Company Superior Proposal, specifying in reasonable detail the material terms and conditions of the Company Superior Proposal, this notice to be delivered not less than four business days prior to the time the action is taken, and, during this four or more business day period, the Company and its advisors shall have negotiated in good faith with Parent to make adjustments in the terms and conditions of this Agreement, and the Company Board shall have fully considered these adjustments and nonetheless concluded in good faith, after consultation with and receipt of advice from its outside legal counsel and financial advisors, that the Company or the Company Board must take the applicable action.

SECTION 6.6 Employment and Employee Benefits Matters. (a) From and after the Effective Time, Parent shall assume and honor, or shall cause the Surviving Corporation to assume and honor, the obligations of the Company and its subsidiaries under all existing Company Plans and Parent or the Surviving Corporation, as the case may be, shall perform the obligations of the Company and its subsidiaries under such Company Plans in the same manner and to the same extent that the Company and its subsidiaries would have been required to perform thereunder; provided, however, that, except as otherwise explicitly provided, nothing herein shall be construed to prevent, on or following the Effective Time, (i) the termination of employment of any individual who immediately prior to the Effective Time was an employee of the Company or any of its subsidiaries (such employees, the “Company Employees”) or (ii) the amendment or termination of any Company Plan to the extent permitted by the terms thereof and applicable law.

(b) Subject to Sections 6.6(f) and 6.6(g), for not less than two years following the Effective Time, subject to applicable law, Parent shall, or shall cause the Surviving Corporation to, provide compensation and employee benefits to the Company Employees which shall be substantially similar, in the aggregate, to the compensation and employee benefits that Parent and its subsidiaries (other than the Surviving Corporation and its subsidiaries) provide to similarly situated employees other than the Company Employees (such employees other than the Company Employees, the “Parent Employees”).

(c) To the extent that any employee benefit plan is made available to the Company Employees on or following the Effective Time, Parent shall, or shall cause one of its subsidiaries to, grant the Company Employees credit for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility and vesting (but not benefit accrual), to the extent that service of the Parent Employees is recognized for any such purpose. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans, programs, policies and arrangements sponsored by Parent and its subsidiaries (such plans, collectively, the “New Plans”) to the extent coverage under such plan replaces coverage under a comparable Company Plan in which such employee participates immediately before or at any time after the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Parent acknowledges that a “change of control” or a “change in control,” as that term is used in any Company Plan that contains such term, shall occur at the Effective Time.

(e) To the extent that the Company has not done so prior to the Effective Time, upon the date on which distributions are made from the Company’s Pension Plan by reason of the termination of such plan, Parent shall cause the Surviving Corporation to (1) credit, in respect of each participant in the Company’s Excess Pension Plan, the lump sum present value of such participant’s accrued benefit under the Excess Pension Plan to the participant’s account maintained under the Company’s Excess Savings Plan, which lump sum (to be calculated using the same actuarial assumptions and factors as used to calculate lump sum distributions under the Company’s qualified pension plan in connection with its termination) shall thereafter be governed by the terms and conditions of the Excess Savings Plan, and (2) contribute an amount of cash equal to the aggregate amount of all outstanding account balances under the Excess Savings Plan (including, without limitation, the credits made pursuant to clause (1) of this Section 6.6(e)) to a grantor trust to be established by the Company prior to the Effective Time.

(f) In the event of the involuntary termination of employment without Cause (as defined below) of any Company Employee during 2004 but following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay such Company Employee a bonus for 2004 under the applicable annual cash bonus plan of the Company (all such plans, collectively, the “2004 Bonus Plans”) in an amount not less than the bonus to which such Company Employee would have been entitled under such plan as in effect immediately prior to the Effective Time assuming satisfaction of all applicable performance at the “target,” “satisfactory,” “acceptable” or other, similar level multiplied by a fraction, the numerator of which is the number of days elapsed from January 1, 2004 through the date of termination and the denominator of which is 365, and deeming to be satisfied all other terms and conditions of such plan (including, without limitation, any requirement of continued employment). Such payment shall be made at or as soon as practicable after the date of termination. In addition, to the extent not inconsistent with the preceding two sentences, Parent shall, or shall cause the Company to, (i) retain the 2004 Bonus Plans in accordance with their terms as in effect immediately prior to the Effective Time for the entirety of 2004 and (ii) administer the 2004 Bonus Plans (including the making of bonus determinations thereunder) in a manner consistent with the Company’s historical practice. For purposes of this Agreement, (i) in the case of a Company Employee who is a party to an employment agreement or Executive Agreement, “Cause” shall have the meaning set forth therein, and (ii) in the case of all other Company Employees, “Cause” shall mean grounds that would permit a “Discharge” under the Company’s separation policy as in effect on the date hereof.

(g) In the event of the involuntary termination of employment without Cause (as defined in Section 6.6(f)) of any Company Employee during 2004 but following the Effective Time, Parent shall cause the Surviving Corporation to make an employer fixed contribution with respect to such Company Employee’s account under the qualified and non-qualified savings plans of the Company (all such plans, collectively, the “Savings Plans”) in an amount not less than the employer fixed contribution to which such Company Employee would have been entitled under each such Savings Plan as in effect immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the number of days elapsed from January 1, 2004 through the date of termination and the denominator of which is 365, and deeming to be satisfied all other terms and conditions of each such Savings Plan (including, without limitation, any requirement of continued employment). Such fixed contribution shall be made at the same time as the employer fixed contribution would have been made if the Company Employee had remained employed through December 31, 2004. To the extent such contribution is not practical or permissible under the terms of the qualified Savings Plan, Parent shall cause the Company to make a payment in cash to such affected Company Employee. In addition, to the extent not inconsistent with the preceding two sentences, Parent shall cause the Company to retain the employer fixed contribution feature of the Savings Plans in accordance with its terms as in effect immediately prior to the Effective Time for the entirety of 2004, subject to such adjustments as may be necessary or advisable to maintain the tax qualified status of the Savings Plan. At the Effective Time, all account balances under the Savings Plans shall become fully vested.

(h) For the period beginning on the Effective Time and ending on the Plan Conversion Date (as hereinafter defined), Parent shall cause the Surviving Corporation to maintain those Company Plans that provide medical, prescription drug, dental, vision and disability benefits for active Company Employees. In addition, for the period beginning on the Effective Time and ending on the first anniversary of the Effective Time, Parent shall cause the Surviving Corporation to maintain the Company’s severance policy for the Company Employees (other than those Company Employees with an individual agreement providing for a severance benefit) as in effect immediately prior to the Effective Time. For purposes of this Section 6.6(h), “Plan Conversion Date” shall mean the first day of the first plan year following the Effective Time of the health plans for Parent’s similarly situated employees.

SECTION 6.7 Directors’ and Officers’ Indemnification and Insurance. (a) Without limiting any additional rights that any director, officer or employee may have under any Employment Agreement or Company Plan, from the Effective Time through the sixth anniversary of the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each individual who was (as of the Effective Time) a present or former officer or director of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including, without limitation, attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its subsidiaries, or (ii) matters existing or occurring at or prior to the Effective Time (including, without limitation, arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby). Each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten business days of receipt by Parent from the Indemnified Party of a request therefor, subject only to the provisions of undertakings required for such advancement by the MGCL.

(b) The charter and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Parties than are set forth in the Charter and the Bylaws in effect immediately prior to the execution of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period ending on the sixth anniversary of the Effective Time in any manner that would materially adversely affect the rights thereunder as of the Effective Time of any of the Indemnified Parties. Parent shall, or shall cause the Surviving Corporation to, maintain, at no expense to the beneficiaries, in effect until the sixth anniversary of the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time so long as the annual premium therefor is not in excess of 300% of the last annual premium paid prior to the date of this Agreement (provided, that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to any beneficiary thereof). Parent agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification agreements with the Indemnified Parties entered into by the Company or any of its subsidiaries prior to the date of this Agreement.

(c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against or involves any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

SECTION 6.8 Tax Matters. (a) From the date of this Agreement until the Effective Time, each of the Company and its subsidiaries will duly and timely file all Tax Returns and other documents required by it to be filed with federal, state and local Tax authorities the failure to file of which could have a material negative impact, financial or otherwise, subject to extensions permitted by law and properly granted by the appropriate authority, provided that the Company notifies Parent that it or any of its subsidiaries is availing itself of such extensions, and provided, further, that such extensions do not adversely affect the Company’s status as a REIT under the Code.

(b) Each party shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement.

(c) The Company shall provide Parent an opinion of Arnold & Porter LLP or other outside counsel reasonably satisfactory to Parent, dated as of the Closing Date, to the Company in the form of Exhibit 6.8(c) (the “REIT Opinion”). In rendering the REIT Opinion, such counsel shall be entitled to rely upon customary assumptions, qualifications, and representations as to factual matters (but not legal conclusions), provided, however, that such assumptions, qualifications, and representations are set forth in writing and are reasonably satisfactory to Parent.

SECTION 6.9 Further Action; Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party shall cooperate with the other and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing set forth herein and to consummate the Merger and the other transactions contemplated by this Agreement, including the financing for the Merger based upon the Commitment Letters or alternative financing; provided, that Parent and Merger Sub are not required to procure such alternative financing if the material terms and conditions of such alternative financing are in the aggregate materially less favorable than contemplated in the Commitment Letters (it being understood that the foregoing proviso shall not relieve Parent or Merger Sub of their obligations under this Agreement if all conditions to their obligation under Article VII hereof are satisfied or waived or are readily capable of being satisfied but Parent and Merger Sub are unable to satisfy their obligation to pay the Merger Consideration). In furtherance and not in limitation of the foregoing, each party hereto agrees, to the extent necessary, to make an appropriate filing pursuant to any Antitrust Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Antitrust Law and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under any Antitrust Law as soon as practicable.

(b) Each of Parent and Merger Sub on the one hand, and the Company on the other hand, shall, in connection with the efforts referenced in Section 6.9(a) to obtain any requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other United States or foreign governmental authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.9(a) and 6.9(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable governmental authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including, without limitation, in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prohibit or materially impair or delay the consummation of the transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or would reasonably be expected to delay the consummation of the transactions contemplated hereby beyond February 28, 2005.

(d) Subject to the obligations of the parties under Section 6.9(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental authority or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the parties hereto shall use their respective best efforts to change the proposed structure of the transactions contemplated hereby if such change would cause such action or proceeding to be vacated, lifted, reversed or overturned in a manner that preserves the intended benefits of the transactions contemplated hereby; provided, however, that no party hereto shall be required to agree to any change that (i) modifies the amount or kind of consideration to be received by holders of Company Common Stock as provided herein or (ii) materially adversely effects the ability of Parent to obtain financing for the transactions contemplated hereby or the material terms thereof in the aggregate.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.9 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) so long as such party has up to then complied in all material respects with its obligations under this Section 6.9.

SECTION 6.10 Public Announcements. Each of the Company, Parent and Merger Sub agrees that the initial public release or announcement concerning the transactions contemplated hereby shall be jointly issued by the parties and thereafter each party shall use its reasonable best efforts to allow each other party reasonable time to comment on press releases or announcements relating to the transactions contemplated by this Agreement in advance of their issuance, it being understood that the final form and content of any such release or announcement shall be at the final discretion of the disclosing party.

SECTION 6.11 Dividends. (a) From and after the date of this Agreement, the Company shall not declare or pay any dividend or distribution to its stockholders without the prior written consent of Parent in its sole discretion; provided, that the written consent of Parent shall not be required for the authorization and payment of (i) distributions required by the Code for the Company to maintain its REIT status or necessary to eliminate any federal Tax liability; and (ii) quarterly distributions of $0.47 per share (the “Quarterly Rate”) of Company Common Stock per quarter to the holders thereof for the quarter ending September 30, 2004 and quarterly distributions of up to $0.47 per share for each quarter thereafter ending prior to the Effective Time with record and payment dates in accordance with past practice. In the event that a distribution with respect to the Company Common Stock permitted by this Section 6.11 (including pursuant to Section 6.11(b) below) has (x) a record date prior to the Effective Time and (y) has not been paid as of the Effective Time, the holders of Company Common Stock shall be entitled to receive such distribution from the Company at the time such shares are exchanged pursuant to Article II of this Agreement.

(b) The Company shall declare a dividend (the “Closing Dividend”) to its stockholders, the record date for which shall be the close of business on the last business day prior to the Effective Time. The Closing Dividend shall be an amount equal to the Quarterly Rate, multiplied by a fraction, the numerator of which is the number of days elapsed since the last dividend record date through and including the Effective Time, and the denominator is the actual number of days in the calendar quarter in which the Effective Time occurs.

SECTION 6.12 Contingent Stock Agreement. (a) As of the Effective Time, Parent hereby expressly assumes and agrees to perform the CSA, as successor to the Company, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Parent hereby agrees to take all actions necessary after the Effective Time to comply with the CSA, including taking all actions necessary to ensure that following the Effective Time the Merger will not have a prejudicial effect on the Holders (as defined in the CSA) with respect to their non-taxable receipt of securities pursuant to the CSA. The Company shall promptly deliver a notice under the CSA that the Merger is not a Prohibited Transaction (as defined in the CSA) and cooperate with Parent and facilitate communications between Parent and the Representatives (as defined in the CSA) regarding the CSA.

(b) Parent agrees to indemnify and hold harmless the Company, its subsidiaries and each of their respective directors, officers, agents and representatives against any and all Costs incurred by any of them in connection with any claim, action, suit or proceeding asserted or commenced by any Representative or otherwise by or on behalf of any Holder (as defined in the CSA) arising out of, resulting from or relating to (x) this Agreement or any of the transactions contemplated hereby, or (y) the breach of any of obligations of Parent pursuant to this Section 6.12. Parent shall have the right to control the defense of any such claim, action, suit or proceeding subject to indemnification pursuant to the preceding, but shall consult fully with the Company in connection with the defense and settlement of such matter and shall not enter into any settlement that adversely affects the rights of the Company under the CSA prior to the Effective Time, without the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed. If this Agreement is terminated prior to the Effective Time, the obligations of Parent under this Section 6.12(b) shall terminate and the Company shall thereafter have the right to control all such claims, actions, suits or proceedings.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) the Company shall have obtained the Company Requisite Vote;

(b) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restrains or enjoins the consummation of the Merger or makes such consummation illegal; and

(c) all material consents, filings, approvals, orders or authorizations from any governmental authority required to consummate the Merger or any of the transactions contemplated hereby shall have been obtained or made, except for any such consents, filings, approvals, orders, or authorizations, the failure of which to have been obtained or made prior to the Effective Time would not, individually or in the aggregate, provide a reasonable basis to conclude that the parties or their respective directors or officers would be subject to the risk of criminal prosecution.

SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) (i) the representations and warranties of the Company set forth in this Agreement that are qualified as to Company Material Adverse Effect and, except for minimal deviation, the representations and warranties of the Company set forth in the first three sentences of Section 3.3 shall be true and correct and (ii) the representations and warranties of the Company in this Agreement that are not so qualified (other than the representations and warranties set forth in the first three sentences of Section 3.3) shall be true and correct in all material respects, in each case as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date), except where the failure of any such representations and warranties referred to in clause (ii) above to be so true and correct, in the aggregate, would not have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

(c) after the date of this Agreement, there shall not have occurred or been discovered any Company Material Adverse Effect or events, developments or circumstances that would, individually or in the aggregate, have a Company Material Adverse Effect;

(d) Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied;

(e) Parent shall have received evidence (in the form of a duly filed Form 8875) that the Company and each of its subsidiaries that is listed on Section 7.2(e) of the Company Disclosure Schedule has, prior to the Closing Date, properly elected to treat each such subsidiary as a taxable REIT subsidiary (as defined in Section 856(l) of the Code) with respect to the Company;

(f) upon request of Parent, the Company shall have promptly taken all steps necessary to convert (effective at least one day prior to the Closing Date) The Hughes Corporation to a limited liability company under the laws of the State of Delaware that shall not have elected to be treated as a corporation for U.S. federal income tax purposes, and shall have taken no action (or failed to have taken any action) that is inconsistent with such status;

(g) Parent shall have received the REIT Opinion; and

(h) Parent and Merger Sub shall have available to them sufficient funds to pay the aggregate Merger Consideration and other Merger related costs and expenses; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(h) shall be deemed to have been satisfied unless the reason for the unavailability of sufficient funds is the result of the occurrence of any of the following events: (1) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (2) the occurrence of any act of war or terrorism or another material event resulting in a major dislocation of financial markets that materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, (3) any mandatory limitation by any governmental authority on the extension of credit generally by banks or other financial institutions, or (4) the occurrence of any act of war or terrorism that materially and adversely affects the United States retail shopping mall business taken as a whole.

SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) (i) the representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to Parent Material Adverse Effect shall be true and correct and (ii) the representations and warranties of Parent and Merger Sub in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date), except where the failure of any such representations and warranties referred to in clause (ii) to be so true and correct, in the aggregate, would not have a Parent Material Adverse Effect;

(b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Company Requisite Vote:

(a) by mutual written consent of Parent and the Company;

(b) by written notice of either Parent or the Company if:

(i) any governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party which has not used its reasonable best efforts to cause such order, decree, ruling or other action to be lifted or otherwise taken action necessary to comply with Section 6.9;

(ii) the Effective Time shall not have occurred on or before February 28, 2005 (as it may be extended from time to time as provided for in this clause (ii), the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; provided, further, however, that if prior to the Termination Date each of the conditions set forth in Article VII shall have been satisfied or waived or, in the case of conditions which by their terms are to be fulfilled at the Closing, shall have been capable of being readily satisfied or waived, but the condition set forth in Section 7.2(h) shall not have been satisfied or waived, the Company shall have the option, in its sole discretion, by written notice to Parent, to extend the Termination Date on one or more occasions for a period of no more than 120 days in the aggregate; or

(iii) at the Company Stockholders Meeting or any adjournment or postponement thereof, the Company Requisite Vote is not obtained or the Company Requisite Vote is not obtained by the fifth business day prior to the Termination Date;

(c) by written notice of the Company:

(i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the condition set forth in either Section 7.3(a) or 7.3(b) would not be satisfied and which shall not have been cured prior to the earlier of (1) thirty days following notice of such breach and (2) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this clause (i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii) prior to the approval of the Merger by the stockholders of the Company in accordance with this Agreement, in accordance with, and subject to the terms and conditions of, Section 6.5(b); or

(iii) if the Effective Time shall not have occurred on or before January 31, 2005 and on or prior to such date each of the conditions set forth in Article VII shall have been satisfied or waived or, in the case of conditions which by their terms are to be fulfilled at the Closing, shall have been capable of being readily satisfied or waived, but the condition set forth in Section 7.2(h) shall not have been satisfied or waived.

(d) by written notice of Parent:

(i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the condition set forth in either Section 7.2(a) or 7.2(b) would not be satisfied and which shall not have been cured prior to the earlier of (1) thirty days following notice of such breach and (2) the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this clause (i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii) if the Company Board shall have withdrawn, modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended to the stockholders of the Company a Company Acquisition Proposal other than the Merger, or shall have resolved to effect any of the foregoing.

SECTION 8.2 Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 6.4(b) and 6.10, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof.

(b) (i) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay the Parent Termination Fee to GGP Limited Partnership, a Delaware limited partnership (“Parent OP”), at or prior to the time of termination by wire transfer of same day funds.

(ii) In the event that this Agreement is terminated pursuant to Section 8.1(b)(iii), and (x) prior to such termination any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have publicly made a Company Acquisition Proposal, which proposal is not withdrawn prior to the Company Stockholders Meeting, and (y) within 12 months of the termination of this Agreement pursuant to Section 8.1(b)(iii), the Company enters into an agreement in respect of any Company Acquisition Proposal or a transaction pursuant to which any Company Acquisition Proposal is consummated, then the Company shall pay the Parent Termination Fee to Parent OP, by wire transfer of same day funds, on the date of execution of the agreement in respect of the Company Acquisition Proposal or, if earlier, consummation of such transaction.

(iii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), and (x) prior to such termination any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have publicly made a Company Acquisition Proposal, which proposal is not withdrawn prior to the Company Stockholders Meeting, and (y) within 12 months of the termination of this Agreement pursuant to Section 8.1(d)(ii) the Company enters into an agreement in respect of any Company Acquisition Proposal or a transaction pursuant to which any Company Acquisition Proposal is consummated, then the Company shall pay the Parent Termination Fee to Parent OP, by wire transfer of same day funds, on the date of execution of the agreement in respect of the Company Acquisition Proposal or, if earlier, consummation of such transaction.

(iv) “Parent Termination Fee” means the amount that may be received by Parent OP without adversely affecting Parent’s ability to meet the requirements of either or both of Sections 856(c)(2) or (3) of the Code (the “Parent Qualifying Amount”), as such Parent Qualifying Amount shall be determined by Parent’s independent accountants; provided, however, that under no circumstances shall the Parent Termination Fee exceed $155 million. No later than December 15 of the calendar year in which payment of the Parent Termination Fee occurs, Parent’s independent accountants, in their sole discretion, shall make a final determination, subject to this clause (iii), of the Parent Qualifying Amount (the “Final Parent Qualifying Amount”). If the Final Parent Qualifying Amount, as determined by Parent’s independent accountants, is greater than the amount previously paid by the Company as a Parent Termination Fee, within five business days after receipt of written notice from Parent, the Company shall pay to Parent OP, by wire transfer of same day funds, an amount equal to the excess of the Final Parent Qualifying Amount over such amount previously paid by the Company. If the Final Parent Qualifying Amount, as determined by Parent’s independent accountants, is less than the amount previously paid by the Company as a Parent Termination Fee, no later than December 31 of such calendar year Parent OP shall pay to the Company, by wire transfer of same day funds, an amount equal to the excess of the amount previously paid by the Company over the Final Parent Qualifying Amount. The amount by which the Parent Termination Fee is reduced pursuant to the first sentence of this clause (iii) as a result of Parent’s potential inability to satisfy the requirements of either or both of Sections 856(c)(2) or (3) of the Code shall be placed in escrow by the Company and shall not be released unless Parent provides the Company with either or both of (A) a letter from Parent’s independent accountants indicating the maximum amount that may be received at that time by Parent OP without Parent failing to satisfy the requirements of either or both of Sections 856(c)(2) and/or (3) of the Code or (B) an opinion letter from outside counsel stating (x) that Parent has received a ruling from the IRS stating that all or a portion of such amount would be (i) treated as not includable in the calculation of “gross income” for purposes of Sections 856(c)(2) and (3) of the Code, or (ii) characterized in one of the categories of income enumerated in 856(c)(2)(A) through (H) and 856(c)(3)(A) through (I) of the Code or (y) that the receipt by Parent OP of all or a portion of such amount following receipt of and pursuant to such ruling would not be deemed constructively received prior thereto by Parent OP, and at such time either such letter referred to in (A) or (B) of this sentence (each, a “Release Letter”) is delivered, shall promptly release the amount referred to in such letter to Parent OP. Such escrow arrangement shall expire, and remaining funds returned to the Company, on the date that is three years after the date of this Agreement. Nothing herein shall be construed to limit the number of distributions pursuant to this escrow prior to the date of the expiration of such escrow.

SECTION 8.3 Expenses. (a) If this Agreement is terminated pursuant to Section 8.1(c)(ii) or 8.1(d)(ii), the Company shall pay to Parent OP all of the costs and expenses incurred by Parent or its affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $25 million (collectively, “Parent Termination Costs”), such payment to be made not later than two days after being notified by Parent of the amount of such costs and expenses. The Company acknowledges that the agreements contained in Section 8.2 hereof and this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 8.2 hereof or this Section 8.3, and, in order to obtain such payments, Parent commences a suit that results in a judgment against the Company for the fee set forth in Section 8.2 hereof, the expenses set forth in this Section 8.3 or any portion of such fee or expenses, the Company shall pay Parent’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment. Parent may reduce the amount of such Parent Termination Costs to be paid by the Company as not to adversely affect Parent’s ability to meet the requirements of either or both of Sections 856(c)(2) or (3) of the Code and the amount of such reduction shall be placed in escrow by the Company and shall not be released unless Parent provides the Company with a Release Letter, and at such time any Release Letter is delivered, shall promptly release the amount referred to in such Release Letter to Parent OP. Such escrow arrangement shall expire, and remaining funds returned to the Company, on the date that is three years after the date of this Agreement. Nothing herein shall be construed to limit the number of distributions pursuant to this escrow prior to the date of the expiration of such escrow.

(b) Except as provided for in this Section 8.3 and otherwise specifically provided in this Agreement, each party shall bear its own expenses in connection with this Agreement, the Merger and the transactions contemplated hereby.

SECTION 8.4 Amendment. Subject to Section 9.14, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Vote; provided, however, that, after receipt of the

Company Requisite Vote, no amendment may be made which (i) by law requires the further approval of the stockholders of the Company or (ii) reduces the amount or changes the form of Merger Consideration, in each case, without further approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law and compliance with the proviso in Section 8.4, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, including without limitation, Article II and Sections 6.3, 6.6, 6.7, 6.11 and 6.12 of this Agreement and (ii) this Article IX.

SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub:

General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, IL 60606
Attention:	Chief Executive Officer
Facsimile:	(312) 960-5463

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Joseph C. Shenker, Esq.
Joseph B. Frumkin, Esq.
Audra D. Cohen, Esq.
Facsimile:	(212) 558-3588

and

Neal, Gerber & Eisenberg LLP
Two North LaSalle Street
Chicago, Illinois 60602
Attention:	Marshall E. Eisenberg, Esq.
Facsimile:	(312) 269-1747

if to the Company:

The Rouse Company
10275 Little Patuxent Parkway
Columbia, Maryland 21044
Attention:	Chief Executive Officer
Facsimile:	(410) 992-6135

and

Attention:	General Counsel
Facsimile:	(410) 992-6392

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:	Arthur Fleischer, Jr., Esq.
Peter Golden, Esq.
Warren de Wied, Esq.
Facsimile:	(212) 859-4000

SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “beneficial owner” with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares of Company Common Stock (i) which such person or any of its affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock (and the term “beneficially owned” shall have a corresponding meaning);

(c) “business day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York;

(d) “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “Contract” means any contract, lease, loan or credit agreement, indenture, mortgage, note, bond, agreement, permit, license or other instrument, obligation, arrangement or understanding whether oral or written (each, including all amendments thereto);

(f) “generally accepted accounting principles” shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(g) “Indebtedness” shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other person;

(h) “knowledge” (i) with respect to the Company means the actual knowledge of any of the persons set forth in Section 9.3(h) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the persons set forth in Section 9.3(h) of the Parent Disclosure Schedule;

(i) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(j) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule and the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties and any assignment in violation of this Agreement shall be void.

SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.7 and 6.12(b) which shall inure to the benefit of the persons or entities benefiting therefrom, who are intended to be third-party beneficiaries thereof.

SECTION 9.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (EXCEPT THAT MARYLAND LAW (INCLUDING, WITHOUT LIMITATION, ANY LAW RELATED TO ANY DUTY OR OBLIGATION OF THE COMPANY BOARD OR ANY MEMBER THEREOF WITH RESPECT TO THE MERGER OR THIS AGREEMENT) SHALL APPLY TO THE MERGER) WITHOUT REGARD TO ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT

OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

SECTION 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10 Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in The Chancery Court of the State of Delaware or any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of The Chancery Court of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than The Chancery Court of the State of Delaware or any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.11 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Merger Sub shall at all times be a direct or indirect subsidiary of Parent. This is a guarantee of payment and performance and not collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11. Parent further waives, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Merger Sub, in connection with such performance.

SECTION 9.12 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “herein,” “hereof,” “hereto,” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section of this Agreement. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular. The fact that any item of information is disclosed in the Parent Disclosure Schedule or the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information shall not be used as a basis for interpreting the term “Material Adverse Effect” or other similar terms in this Agreement. The parties to this Agreement have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 9.13 Obligations of Parent and Company. Whenever this Agreement requires a subsidiary of Parent to take any action, such requirements shall be deemed to include an undertaking on the part of Parent to cause such subsidiary to take such action. Whenever this Agreement requires a subsidiary of the Company to take any action, such requirements shall be deemed to include an undertaking on the part of the Company to cause such subsidiary to take such action.

SECTION 9.14 Survival; No Amendment. In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations of the Surviving Corporation or Parent, as the case may be, under this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including without limitation Article II, Sections 6.3, 6.6, 6.7, 6.11 and 6.12, and Article IX. Notwithstanding anything contained herein to the contrary, from and after the Effective Time, this Agreement shall not be amended, modified or terminated in any manner that adversely affects the rights of any person (whether or not a party hereto) other than Parent or the Surviving Corporation contained in Article II, Sections 6.3, 6.6, 6.7, 6.11, and 6.12, or Article IX.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENERAL GROWTH PROPERTIES, INC.

By:	/S/ JOHN BUCKSBAUM
Name:	John Bucksbaum
Title:	Chief Executive Officer

RED ACQUISITION, LLC

By:	/S/ JOHN BUCKSBAUM
Name:	John Bucksbaum
Title:	Chief Executive Officer

THE ROUSE COMPANY

By:	/S/ THOMAS J. DEROSA
Name:	Thomas J. DeRosa
Title:	Chief Financial Officer

Annex B

Deutsche Bank Securities Inc.
Global Corporate Finance
31 West 52nd Street
New York, NY 10019-6160

August 19, 2004

Board of Directors

The Rouse Company

10275 Little Patuxent Parkway

Columbia, MD 21044

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to The Rouse Company (the “Company”) in connection with the proposed transaction involving the Company and General Growth Properties, Inc. (“GGP”) pursuant to the Agreement and Plan of Merger, dated as of August 19, 2004 (the “Merger Agreement”), among the Company, GGP and Red Acquisition, LLC, a newly formed, wholly owned subsidiary of GGP (“Merger Sub”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of GGP. As set forth more fully in the Merger Agreement, as a result of the Transaction, each outstanding share of the Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) not owned directly or indirectly by the Company or GGP will be converted into the right to receive $67.50 in cash, without interest, minus the amount, if any, of the Dividend Adjustment, as defined (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, to the stockholders of the Company of the Merger Consideration to be received by such stockholders, other than GGP and its affiliates.

In connection with Deutsche Bank’s role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. Deutsche Bank has also held discussions with members of the senior management of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical

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inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections, made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of the Company, GGP and Merger Sub contained in the Merger Agreement are true and correct, the Company, GGP and Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company, GGP and Merger Sub to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve the transaction. This opinion is limited to the fairness, from a financial point of view, to stockholders of the Company of the Merger Consideration to be received by such stockholders, other than GGP and its affiliates, and Deutsche Bank expresses no opinion regarding any other consideration, pursuant to covenant or otherwise, that may be received by any stockholder, or as to the merits of the underlying decision by the Company to engage in the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided and may continue to provide investment banking, commercial banking (including extension of credit) and other financial services to the Company and GGP or their affiliates for which it has received compensation and may receive compensation in the future. Future services provided to the Company, GGP or their affiliates may include investment banking, commercial banking (including extension of credit) and other financial services related to the Transaction. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and GGP for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that the Merger Consideration to be received by the stockholders of the Company, other than GGP and its affiliates, is fair, from a financial point of view, to such stockholders.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

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Annex C

PERSONAL AND CONFIDENTIAL

August 19, 2004

Board of Directors

The Rouse Company

10275 Little Patuxent Parkway

Columbia, Maryland 21044-3456

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of The Rouse Company (the “Company”) of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 19, 2004 (the “Agreement”), among General Growth Properties, Inc. (“General Growth”), Red Acquisition LLC, a wholly owned subsidiary of General Growth (“Acquisition Sub”), and the Company. The Agreement provides that Acquisition Sub will be merged with and into the Company and each issued and outstanding Share (other than Shares owned by General Growth, Acquisition Sub or any direct or indirect wholly owned subsidiary of General Growth or Acquisition Sub) will be converted into the right to receive $67.50 in cash, without interest, minus the sum of (i) the lesser of (x) $2.42 and (y) the amount per Share of any dividend declared by the Company after the date of the Agreement and having a record date prior to the Effective Time (as defined in the Agreement) other than dividends permitted by Section 6.11(a)(ii) or 6.11(b) of the Agreement (the amount described in this clause (y), the “Excess Dividend”) and (ii) the product of 1.1 and the amount of any Excess Dividend over $2.42 (the “Merger Consideration”).

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we provide investment banking services to the Company from time to time, including having acted as senior co-manager with respect to a public offering of the Company’s 3.625% Notes due 2009 (aggregate principal amount $400,000,000) and 5.375% Notes due 2013 (aggregate principal amount $100,000,000) in March 2004. We provide investment banking services to General Growth from time to time, including having acted as placement agent with respect to an offering by a subsidiary of General Growth of 8.95% Series B Cumulative Redeemable Preferred Units (aggregate principal amount $60,000,000) in April 2002. In addition, in the last three years, Goldman, Sachs & Co., in the ordinary course of business, has acted as principal with respect to the financing and refinancing of certain mortgage loans for the Company in an aggregate amount of $164,500,000 and for General Growth in an aggregate amount of $851,400,000. We also

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Board of Directors

The Rouse Company

August 19, 2004

Page Two

may provide investment banking services to, and act as principal with respect to the financing and refinancing of certain mortgage loans of, the Company and General Growth in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, General Growth and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and General Growth for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2003; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial real estate industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

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DETACH PROXY CARD HERE

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒
Votes must be indicated
(x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS SET FORTH BELOW.

(a)   PROPOSAL TO APPROVE THE MERGER BETWEEN THE ROUSE COMPANY AND RED ACQUISITION, LLC, A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC., SUBSTANTIALLY ON THE TERMS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 19, 2004, ATTACHED TO THE PROXY STATEMENT AS ANNEX A, AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

FOR	AGAINST	ABSTAIN

☐	☐	☐

(b) PROPOSAL TO APPROVE AN ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE MERGER

FOR	AGAINST	ABSTAIN

☐	☐	☐

IN THEIR BEST DISCRETION, THE PROXIES ARE AUTHORIZED TO ACT AND VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF.

SCAN LINE

(Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint owner should sign. Execution by stockholders who are not individuals must be made by an authorized signatory. When signing as trustee, executor or other fiduciary, please so indicate.)

Date	Share Owner sign here	Co-Owner sign here

THE ROUSE COMPANY

Proxy Solicited on Behalf of the Board of Directors

Special Meeting of Rouse Stockholders – November 9, 2004

The undersigned holder of the Common Stock of The Rouse Company (the “Company”) acknowledges receipt of the Proxy Statement and Notice of Special Meeting of Rouse Stockholders, dated October 8, 2004, and hereby constitutes and appoints Anthony W. Deering, Thomas J. DeRosa, and Gordon H. Glenn, or any of them, with full power of substitution, acting singly in the absence of the others, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Special Meeting of Rouse Stockholders to be held on November 9, 2004, and at any adjournments or postponements thereof.

Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy. In the absence of specific instructions, this proxy will be voted FOR approval of the merger, in accordance with the Board’s recommendation, FOR any proposal to adjourn the special meeting if necessary to solicit additional proxies in favor of the merger and in the best discretion of the proxy holders as to any other matters. If any other business is presented at the special meeting, this proxy will be voted by those named in this proxy at their discretion. At the present time, the Board knows of no other business to be presented at the special meeting.

To change your address, please mark this box. ☐ To include any comments, please mark this box. ☐	THE ROUSE COMPANY P.O. BOX 11390 NEW YORK, N.Y. 10203-0390

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD

PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

(Continued, and to be signed and dated on the reverse side)